Exhibit 4.1

Execution Version

NORTHERN OIL AND GAS, INC.

8.50% SENIOR SECURED SECOND LIEN NOTES DUE 2023

INDENTURE

Dated as of May 15, 2018

WILMINGTON TRUST, NATIONAL ASSOCIATION,

As Trustee and Collateral Agent

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310 (a)(1)	7.10
(a)(2)	7.10
(a)(5)	7.10
(b)	7.10
311 (a)	7.11
(b)	7.11
312 (b)	11.03
(c)	11.03
313 (a)	7.06
(b)	10.06
(b)(1)	7.06
(b)(2)	7.06, 7.07
(c)	7.06, 11.02
(d)	7.06
314 (a)(4)	11.05
(b)	10.06
(d)	10.06
(e)	11.05
316 (a)	2.08
318 (c)	11.01

N/A means not applicable.

*	This Cross-Reference Table is not part of the Indenture.

i

EXHIBITS

EXHIBIT A Form of Compliance Certificate	Exhibit A
APPENDIX AND ANNEX
APPENDIX	App.-1
EXHIBIT 1 Form of Initial Note	Exhibit 1 to App.-1
ANNEX A Form of Supplemental Indenture	A-1

This INDENTURE, dated as of May 15, 2018, is between NORTHERN OIL AND GAS, INC., a Delaware corporation, and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity together with its successors in such capacity, the “Trustee”) and as collateral agent (in such capacity together with its successors in such capacity, the “Collateral Agent”).

WHEREAS, the Company has duly authorized the creation and issue of $344,279,000 aggregate principal amount of 8.50% Senior Secured Second Lien Notes due 2023 (the “Initial Notes”) and the PIK Notes (as defined herein); and

WHEREAS, the Company has duly authorized the execution and delivery of this Indenture;

NOW, THEREFORE, the Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“Account Control Agreement” means, as to any Deposit Account, Securities Account or Commodities Account of any Note Party, a customary agreement or agreements, in form and substance not adverse to the Holders in any material respect (as determined by the Company and certified to the Trustee in an Officers’ Certificate) and acceptable to the Collateral Agent in its reasonable discretion, among such Note Party owning such Deposit Account, Securities Account or Commodities Account, the Collateral Agent and the financial institution at which such Deposit Account, Securities Account or Commodities Account is located, which agreement establishes the Collateral Agent’s control with respect to such Deposit Account, Securities Account or Commodities Account. For purposes of this definition, the term “control” has the meaning given to such term in the UCC. Any control agreement entered into on the Issue Date by the Company and the Collateral Agent shall be deemed to be in compliance with this definition.

“AFE” means an authority for expenditure listing the expenses of drilling a well and completing or abandoning the well and received in the ordinary course of business.

“Affiliate” means, with respect to a specified Person, another Person, that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means any Registrar or Paying Agent.

“Agent Members” has the meaning provided in the Appendix.

“All in Cap” means an amount not to exceed the sum of (i) the Base Cap, plus (ii) the principal amount of any customary debtor-in-possession financing (which shall not exceed the lesser of (a) $75,000,000 (exclusive of any “roll-up” of any prepetition amounts under the First Lien Credit Agreement or the Credit Facility (other than Excess Priority Lien Obligations (as such term is defined in the Intercreditor Agreement))) and (b) the amount agreed to in the Intercreditor

Agreement as in effect on the date of measurement), plus (iii) any customary protective advances in an amount up to 2.00% of the principal amount outstanding under the First Lien Credit Agreement or, if the First Lien Credit Agreement ceases to exist, the Credit Facility as of such time (without giving effect to any Excess Priority Lien Obligations (as such term is defined in the Intercreditor Agreement) or debtor-in-possession financing) by the lenders under the First Lien Credit Agreement or, if the First Lien Credit Agreement ceases to exist, the Credit Facility in respect of any collateral or for insurance, taxes or maintenance of collateral, plus (iv) any increase in the principal amount of the First Lien Credit Agreement or, if the First Lien Credit Agreement ceases to exist, the Credit Facility due to interest paid in kind or capitalized (subject, in all respects to the limitations set forth in Section 4.24(a) and Section 4.29(b)(iii)), plus (v) any amounts owing in respect of customary Hedging Obligations (as such term is defined in the Intercreditor Agreement) and Bank Product Obligations (as such term is defined in the Intercreditor Agreement), if any, plus (vi) in the case of Debt constituting Permitted Refinancing Debt of the First Lien Credit Agreement or, if the First Lien Credit Agreement ceases to exist, the Credit Facility, any interest, fees, premiums, make whole amounts or call protection amounts that become due as a result of such refinancing in an amount so long as, when aggregated with the principal amount of loans outstanding under the First Lien Credit Agreement, if the First Lien Credit Agreement ceases to exist, or the Credit Facility at such time, the aggregate amount shall not exceed the Refinancing Cap.

“Applicable Law” except as the context may otherwise require, means all applicable laws, rules, regulations, ordinances, judgments, decrees, injunctions, writs and orders of any court or governmental or congressional agency or authority and rules, regulations, orders, licenses and permits of any United States federal, state, municipal, regional, or other governmental body, instrumentality, agency or authority.

“Applicable Procedures” of a Depository means, with respect to any matter at any time, the policies and procedures of such Depository, if any, that are applicable to such matter at such time.

“Approved Counterparty” means (a) BP Energy Company, (b) Macquarie Bank Limited, (c) Cargill Incorporated, (d) Royal Bank of Canada, (e) Fifth Third Bank, (f) Capital One Bank (USA), N.A., (g) any other Person with a A- or higher rating from Moody’s or A3 or higher rating from S&P (or such counterparty’s obligations under any Swap Agreement have been guaranteed by an entity with such ratings) at the time that such Note Party enters into a Swap Agreement, or (h) any Person acceptable to the Majority Holders.

“Approved Petroleum Engineers” means (a) Ryder Scott Company Petroleum Consultants, L.P., (b) Netherland, Sewell & Associates, Inc., (c) Cawley, Gillespie & Associates, Inc. and, in each case, any and all successors thereto, and (d) any Person acceptable to the Majority Holders.

“Bankruptcy Law” means Title 11, United States Code, as it may be amended from time to time, or any similar federal or state law for the relief of debtors.

“Base Cap” means $400,000,000 as may be reduced from time to time in accordance with Section 4.27(l).

“Beneficial Owner” has the meaning assigned such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Board of Directors” means, with respect to any Person, the board of directors or other governing body of such Person or any committee thereof duly authorized to act on behalf of such board of directors or such other governing body.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Houston, Texas or in New York, New York or another place of payment are authorized or required by law to close.

“Capital Expenditures” means, in respect of any Person, for any period, the aggregate (determined without duplication) of all exploration and development expenditures and costs that should be capitalized in accordance with GAAP and any other expenditures that are capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder, provided that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board (“FASB”) on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Indenture (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to Section 4.03(a) and 4.03(b).

“Cash Equivalents” means (a) direct obligations of the United States or any agency thereof, or obligations guaranteed or insured by the United States or any agency thereof, in each case maturing within one (1) year from the date of acquisition thereof; (b) commercial paper maturing within one (1) year from the date of acquisition thereof rated in the highest grade by S&P or Moody’s; (c) deposit accounts or deposits maturing within one (1) year from the date of acquisition thereof with, including certificates of deposit issued by any bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively; (d) repurchase obligations with a term of not more than thirty (30) days from the date of acquisition thereof for underlying securities of the type described in the foregoing clauses (a) through (c); and (e) deposits in money market funds investing exclusively in Investments described in the foregoing clauses (a) through (d).

“Cash Interest” means any interest on the Notes payable in cash.

“Cash Interest Rate” has the meaning provided in Section 1 of the form of Note included as Exhibit 1 to the Appendix.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Company or any of its Subsidiaries having a fair market value in excess of $250,000 in the aggregate for any calendar year.

“Change of Control” means the occurrence of the following events: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests so that such Person or group owns 45% or more of the Voting Stock of the Company, (b) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Company by Persons who were neither (i) nominated, appointed or approved for consideration by shareholders for election by the Board of Directors of the Company or (ii) appointed by directors so nominated, appointed or approved or (c) any “change in control” under any documents governing any Material Indebtedness.

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“Collateral” means all assets or property, now owned or hereafter acquired by the Company and the Guarantors (other than Excluded Assets), to the extent such assets or property are mortgaged, pledged or assigned or purported to be mortgaged, pledged or assigned, or are required to be mortgaged, pledged or assigned under this Indenture or the Security Documents to the Collateral Agent, together with the proceeds thereof.

“Collateral Agent” has the meaning set forth in the Preamble to this Indenture.

“Commodities Account” has the meaning assigned to such term in the UCC.

“Company” means Northern Oil and Gas, Inc., a Delaware corporation, and any and all successors thereto.

“Compliance Certificate Due Date” means the date a Compliance Certificate is due pursuant to Section 4.03(c).

“Consolidated Net Income” means with respect to the Company and the Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Company and the Consolidated Subsidiaries after allowances for Taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Company or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Company and its Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Company or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary (other than the Guarantors) to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Company or to a Consolidated Subsidiary, as the case may be; or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or deficit) of any Person accrued prior to the date it becomes a Consolidated Subsidiary or is merged into or consolidated with the Company or any of its Consolidated Subsidiaries; (d) the net income of any Consolidated Subsidiary that is not a Guarantor, except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Company or to a Consolidated Subsidiary, as the case may be; (e) any extraordinary gains or losses during such period; (f) non-cash gains, losses or adjustments under FASB Accounting Standards Codification Topic 815 as a result of changes in the fair market value of derivatives; (g) any gains or losses attributable to writeups or writedowns of assets; and (h) any cancellation of debt income.

“Consolidated Subsidiary” means each Subsidiary of the Company (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Company in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Trust Office of the Trustee” means the office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as a successor Trustee may designate from time to time by notice to the Holders and the Company).

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“De Minimis Acquisition” means any acquisition (whether in an individual transaction or a series of related transactions) by the Company or its Subsidiaries of Property if the consideration therefor is less than $2,500,000.

“Debt” means, for any Person, each of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments including, without limitation, all interest, premiums and call protection (if any), yield maintenance amounts (if any), make-whole amounts (if any), fees, indemnities, reimbursement obligations and expenses payable in connection therewith; (b) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all (i) accounts payable and (ii) accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services, in each case (other than deferred purchase price obligations in connection with the acquisition of Oil and Gas Properties), which are greater than ninety (90) days past the date of invoice other than those which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) all obligations of such Person under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of such Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) all obligations of such Person to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements, take or pay arrangements for the gathering, processing or transportation of production, or other similar arrangements, in each case in the ordinary course of business; (j) obligations of such Person to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock of such Person; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Dedicated Cash Receipts” means all cash received by or on behalf of the Company or any Guarantor with respect to the following: (a) any amounts payable under or in connection with any Oil and Gas Properties; (b) cash representing operating revenue earned or to be earned by the Company or any Guarantor; (c) proceeds from the First Lien Credit Agreement, and if the First Lien Credit Agreement ceases to exist, the Credit Facility or the Notes; and (d) any other cash received by the Company or any Guarantor from whatever source (including amounts received in respect of the Liquidation of any Swap Agreement) other than (i) liability insurance proceeds required to be paid directly to third parties, (ii) payments made to the Company or any Guarantor for the account of third parties under or in connection with joint operating agreements or similar joint development agreements and (iii) amounts described in the definition of “Excluded Deposit Accounts” which are deposited in Excluded Deposit Accounts.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Deposit Account” has the meaning assigned to such term in the UCC.

“Depository” has the meaning provided in the Appendix.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which, mandatorily or at the option of the holder, it is convertible or for which it is exchangeable) or upon the happening of any event, (a) matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or (b) is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, in either case, on or prior to the date that is one (1) year after the earlier of (i) the Stated Maturity of the Notes and (ii) the date on which there are no Notes or other obligations hereunder outstanding.

“dollars” or “$” refers to lawful money of the United States of America.

“DTC” means The Depository Trust Company, its nominees, successors and assigns.

“EBITDAX” means, as of any date of determination, the sum of Consolidated Net Income for the most recently ended four fiscal quarters (including any such quarter ending on such date of determination) plus the following expenses or charges to the extent deducted from Consolidated Net Income in such four fiscal quarter period: (a) Interest Expense, (b) income Taxes, (c) depreciation, (d) depletion, (e) amortization, (f) one-time transaction fees and expenses paid or accrued in connection with debt financings, capital raising transactions, acquisitions and dispositions in an aggregate amount for this clause (f) not to exceed $5,000,000 in any four fiscal quarter period, (g) exploration expenses, (h) other than for purposes of calculating EBITDAX for purposes of the definition of PIK Interest Suspension Certificate and Section 4.29(b), pro forma “run rate” cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, divestitures, dispositions, discontinuance of activities or operations and other specified transactions, restructurings, cost savings initiatives, operational changes and other initiatives or specified transactions that are reasonably identifiable and factually supportable and projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) within 12 months thereafter (including any actions taken on or prior to the Issue Date) in an amount not to exceed 10% of EBITDAX for such four fiscal quarter period calculated before giving effect to this clause (h), but, in any case, only to the extent the First Lien Credit Agreement or the Credit Facility are then in effect, in an amount not in excess of the pro forma adjustments permitted thereunder, and (i) other non-cash charges (including non-cash expenses associated with the granting of stock-based compensation to employees and directors of the Company or its Subsidiaries, non-recurring non-cash losses (or minus any gains), non-cash mark to market losses (or minus any gains), and non-cash impairments or accounting adjustments with respect to any disposition of assets permitted hereby), minus all non-cash income added to Consolidated Net Income minus all gains (whether cash or non-cash) from asset dispositions (other than Hydrocarbons produced in the ordinary course of business) and Liquidations of Swap Agreements (in each case to the extent included in Consolidated Net Income during the applicable period); provided that that if the Company or any Consolidated Subsidiary shall make a Material Acquisition or Material Divestiture during such period, then Consolidated Net Income shall be calculated after giving pro forma effect to such Material Acquisition or Material Divestiture, as if such Material Acquisition or Material Divestiture had occurred on the first day of such period to the same extent as under the First Lien Credit Agreement and, if such First Lien Credit Agreement ceases to exist, the Credit Facility (but excluding, for the avoidance of doubt and in all cases, any adjustments on account of pro forma cost savings, synergies or similar items, except as provided in clause (h) above).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect and as applicable in any and all jurisdictions in which the Company or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Company or any Subsidiary is located, including the Oil Pollution Act of 1990, as amended (“OPA”), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “Oil” shall have the meaning specified in OPA, the terms “Hazardous Substance” and “Release” have the meanings specified in CERCLA, the terms “Solid Waste” and “Disposal” (or “Disposed”) have the meanings specified in RCRA and the term “Oil and Gas Waste” shall mean those waste that are excluded from the definition of “hazardous waste” pursuant to 40 C.F.R. Section 261.4(b)(5) (“Section 261.4(b)(5)”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 261.4(b)(5) is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and to the extent the Applicable Laws of the state or other jurisdiction in which any Property of the Company or any Subsidiary is located establish a meaning for “Oil,” “Hazardous Substance,” “Release,” “Solid Waste,” “Disposal” or “Oil and Gas Waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 261.4(b)(5), such broader meaning shall apply.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Company or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder (other than an event for which the 30-day notice period is waived), (b) the withdrawal of the Company, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan in a distress termination under Section 4041(c) of ERISA or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to section 4202 of ERISA or (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System, or any successor securities clearing agency.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens, in each case arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, royalty agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Company or any Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Company or any of its Subsidiaries to provide collateral to the depository institution for any other purpose; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Company or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and Liens related to surface leases and surface operations, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Company or any Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; and (h) judgment and attachment Liens not giving rise to an Event of Default; provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided, further that (i) Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced, (ii) no intention to subordinate the second priority Lien granted in favor of the Collateral Agent and the Holders is to be hereby implied or expressed by the permitted existence of such Excepted Liens and (iii) the term “Excepted Liens” shall not include any Lien securing Debt for borrowed money.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” has the meaning provided in the Appendix.

“Excluded Assets” shall have the meaning ascribed to such term in the Security Agreement.

“Excluded Deposit Account” means, as of any date of determination, (a) any Deposit Account, the balance of which consists exclusively of (i) withheld income Taxes and federal, state or local employment Taxes required to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of the Company or any Subsidiary and (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3 102 on behalf of or for the benefit of employees of the Company or any Subsidiary, (b) all segregated Deposit Accounts, constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts, trust accounts, and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of the Company or any Subsidiary, (c) any “zero balance account” or other account that automatically and immediately transfers any amounts deposited in such account to an account subject to an Account Control Agreement and (d) any Deposit Accounts maintained solely for the benefit of issuers of letters of credit containing cash collateral constituting Liens permitted pursuant to Section 4.28(e); provided that the aggregate amount deposited in all accounts described in clauses (a) and (b) shall not exceed $500,000 at any time.

“Existing Notes” means the 8.000% Senior Notes due 2020 issued by the Company outstanding on the Issue Date immediately after giving effect to the issuance of the Notes and the transactions contemplated under the Exchange Agreement.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer, manager, or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Company.

“First Lien Agent” means TPG Specialty Lending, Inc., until a successor replaces it in accordance with the applicable provisions of the First Lien Credit Agreement, or if the First Lien Credit Agreement ceases to exist, the collateral agent, or other representative of lenders or holders of the Credit Facility party to the Credit Facility and the Intercreditor Agreement (including by joinder).

“First Lien Credit Agreement” means the Term Loan Credit Agreement, dated as of November 1, 2017, among the Company, as borrower, the First Lien Agent, as administrative agent, and the other lenders party thereto, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time, in accordance with its terms and in a manner not prohibited by or in violation of the terms of this Indenture or the Intercreditor Agreement.

“First Lien Credit Documents” means the First Lien Credit Agreement, the First Lien Security Documents and all promissory notes and guarantees executed in connection therewith, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time, in accordance with its terms and in a manner not prohibited by or in violation of the terms of this Indenture or the Intercreditor Agreement.

“First Lien Financial Covenants” means the “Financial Covenants” under Sections 9.01(b) and (c) of the First Lien Credit Agreement as of the Issue Date (and any substantially similar financial maintenance covenants under any Credit Facility).

“First Lien Security Documents” means any security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, intercreditor agreements, deeds of trust or other grants or transfers for security executed and delivered by the Company, a Guarantor or any other obligor under the First Lien Credit Agreement or any First Lien Credit Document creating (or purporting to create) a Lien upon Collateral in favor of the First Lien Agent for the benefit of the lenders under the First Lien Credit Agreement, or if the First Lien Credit Agreement ceases to exist, the Credit Facility, in each case, as amended, supplemented, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms, in compliance with this Indenture and the Intercreditor Agreement.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Trustee or any Holder hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the financial statements contained in the Company’s most recently dated Form 10-K filed with the SEC with respect to the fiscal year ending December 31, 2017, except for changes in which the Company’s independent certified public accountants concur and which are disclosed to the Trustee and Holders on the next date on which financial statements are required to be delivered to the Trustee and Holders pursuant to Section 4.03(a); provided that, unless the Company and the Majority Holders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods; provided further, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the Issue Date) that would constitute capital leases in conformity with GAAP on the Issue Date shall be considered capital leases and all calculations and deliverables under this Indenture or any other Note Document shall be made or delivered, as applicable, in accordance therewith.

“Global Note” has the meaning provided in the Appendix.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Company, any Subsidiary, any of their Properties, or any Holder.

“Governmental Requirement” means any applicable law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Debt or entered into for purposes of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). When used as a verb, “guarantee” has a correlative meaning.

“Guarantors” means each Subsidiary of the Company that executes a supplement to this Indenture in accordance with Section 4.15 hereof and the respective successors and assigns of such Subsidiaries in each case until such time as any such Subsidiary shall be released and relieved of its obligations pursuant to Section 10.03 hereof.

“Hazardous Material” means any substance regulated or as to which liability might arise under any Environmental Law and including without limitation (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Holder” or “Noteholder” means a Person in whose name a Note is registered.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, fee interests, surface interests, mineral fee interests, overriding royalty interests and other royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Company and/or the Subsidiaries, as the context requires.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom and all other minerals which may be produced and saved from or attributable to the Oil and Gas Properties of the Note Parties, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests of the Note Parties or other properties constituting Oil and Gas Properties of the Note Parties.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Notes” has the meaning provided in the recitals hereto.

“Initial Reserve Report” means the report prepared by or under the supervision of the chief engineer of the Company, dated as of December 31, 2017, evaluating the Oil and Gas Properties constituting Proved Reserves of the Company and its Subsidiaries.

“Intercreditor Agreement” means the Issue Date Intercreditor Agreement or, if requested by the Company, any other intercreditor agreement acceptable to the Collateral Agent and the Majority Holders, in each case, as the same may be amended, supplemented, or otherwise modified in accordance with the terms of this Indenture and the terms thereof.

“Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Company and the Subsidiaries for such period, including to the extent included in interest expense under GAAP: (a) amortization of debt discount, (b) capitalized interest, (c) the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under Synthetic Leases allocable to interest expense, and (d) all cash interest paid in connection with Debt permitted hereunder to the extent that such payments are not accounted for as interest expense pursuant to FASB Accounting Standards Codification Subtopic 470-60 or another applicable codification, in each instance whether or not the same constitutes interest expense under GAAP.

“Interest Payment Date” means January 1, April 1, July 1 and October 1 of each year until the Stated Maturity.

“Interest Period” means the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date, with the exception that the first interest period shall commence on and include the Issue Date.

“Investments” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person, the contribution of capital to any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or capital contribution; (b) the making of any deposit with, or advance, loan or capital contribution to, the assumption of Debt of, the purchase or other acquisition of any other Debt of or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Issue Date” means May 15, 2018.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Indenture, the Company and its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Liquidate” means, with respect to any Swap Agreement, the sale, assignment, novation (other than a novation of Swap Agreements between the Company and/or Guarantors), unwind or termination of all or any part of such Swap Agreement or the creation of an offsetting position against all or any part of such Swap Agreement. The terms “Liquidated” and “Liquidation” have correlative meanings thereto.

“Majority Holders” means the Holders of more than 50% of the aggregate principal amount of outstanding Notes at such time, subject to Section 2.09.

“Make Whole Premium” means, as of any date of determination for any payment, Redemption, repurchase, refinancing, substitution or replacement with respect to the Notes (it being agreed that, in the case of an acceleration of any Notes, including in connection with a bankruptcy, insolvency, reorganization or similar proceeding, the principal amount of the Notes accelerated shall be deemed to have been paid on the date of acceleration solely for purposes of calculating the Make Whole Premium) in each case paid or deemed paid prior to May 15, 2020 an amount equal to the difference (which shall not be less than zero) of (A) the aggregate amount of interest (including, without limitation, interest payable in cash, in kind or deferred and assuming for such purposes that PIK Interest would have been due and payable during the entire period of measurement only if (i) PIK Interest is payable on such date of determination and a PIK Interest Suspension Certificate has not been delivered to the Trustee before the Compliance Certificate Due Date immediately preceding such date of determination or (ii) PIK Interest is not payable on such date of determination and a PIK Interest Suspension Certificate has not been delivered to the Trustee before the Compliance Certificate Due Date immediately preceding such date of determination) or (iii) in the event of an acceleration) which would have otherwise been payable on the amount of the principal repayment of the Notes from the date of repayment (or deemed repayment in the case of an acceleration of the Notes) or reduction until May 15, 2020, minus (B) the aggregate amount of interest Holders would earn if the repaid (or deemed repaid in the case of an acceleration of the Notes) or reduced principal amount were reinvested for the period from the date of repayment (or deemed repayment in the case of an acceleration of the Notes) or reduction until May 15, 2020 at the Treasury Rate. To the extent the Notes become due and payable as a result of an Event of Default or the acceleration of the Notes, including in connection with a bankruptcy, insolvency, reorganization or similar proceeding or to the extent the Notes are to be redeemed, repurchased, refinanced, substituted or replaced upon the occurrence and during the continuation of an Event of Default or such other event as provided in Section 2.12 or Section 6.01(d), the rate of interest to be used in determining the Make Whole Premium shall be the Default Rate. The Company shall calculate or cause the calculation of the Make Whole Premium, and the Trustee shall have no duty to verify the Company’s calculations thereof.

“Manufactured (Mobile) Home” has the meaning assigned to such term in the applicable Flood Insurance Regulations.

“Material Acquisition” means any acquisition (whether in an individual transaction or a series of related transactions) by the Company or its Subsidiaries of Property (other than any De Minimis Acquisition except for purposes of Section 4.15(d) and Section 4.19; provided that, in the event the First Lien Agent (or if the First Lien Credit Agreement ceases to exist, the agent or requisite lenders under the Credit Facility) grants an extension, waiver, amendment, or consent with respect to the collateral requirements applicable under the Credit Agreement or Credit Facility, as applicable, in respect of any De Minimis Acquisition, such extension, waiver, amendment or consent shall also apply to an equal extent with respect to the collateral requirements under Section 4.15(d) or Section 4.19 with respect to such De Minimis Acquisition) if the consideration therefore exceeds (a) $5,000,000 for any individual transaction or series of related transactions or (b) $20,000,000 when aggregated with the consideration paid in connection with all other acquisitions of Property during the trailing twelve (12) month period through and including the month in which such acquisition occurs.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property, liabilities (actual or contingent) or financial condition of the Company and the Subsidiaries taken as a whole, (b) the ability of the Company, any Subsidiary or any Guarantor to perform any of its obligations under any Note Document to which it is a party, (c) the validity or enforceability of any Note Document or (d) the rights and remedies of or benefits available to the Trustee, the Collateral Agent or any Holder under any Note Document.

“Material Divestiture” means any sale, assignment, farm-out, conveyance or other transfer of Oil and Gas Properties if the consideration therefore, when aggregated with the consideration received in connection with all other sales, assignments, farm-outs, conveyances or other transfers of Oil and Gas Properties during the fiscal quarter in which such transaction occurs, exceeds $5,000,000.

“Material Indebtedness” means any Debt (other than the Notes), or net obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries, in either case in principal amount exceeding, on any date of determination, $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value determined under the circumstances and in accordance with the provision of clause (a) of such term “Swap Termination Value”.

“Measurement Fiscal Quarter” means a fiscal quarter ending on June 30 or December 31 of each year until the Stated Maturity of the Notes (beginning with the fiscal quarter ending June 30, 2018).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by the Company or any Guarantor which is subject to the Liens existing and to exist under the terms of the Security Documents.

“Multiemployer Plan” means any employee pension plan as defined in Section 3(2) of ERISA covered by Title IV of ERISA that is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.

“Net Cash Proceeds” means:

(1) with respect to any issuance or sale of Equity Interest or the sale or incurrence of any Debt, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, investment banking fees, listing fees, discounts or commissions and brokerage, consultant and other fees, expenses and charges actually incurred in connection with such issuance or sale and net of Taxes paid or payable as a result of such issuance or sale; and

(2) with respect to any Transfer of assets or Liquidation of any Swap Agreement, the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of such Transfer or Liquidation (including any cash received upon the sale or other disposition of any non-cash consideration received in any Transfer or Liquidation), net of, without duplication:

(a) the direct costs relating to such Transfer or Liquidation, including legal, title, engineering, environmental, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof;

(b) Taxes paid or reasonably estimated to be payable as a result thereof;

(c) amounts required to be applied to the repayment of Debt (other than under this Indenture and the First Lien Credit Agreement, and once the First Lien Credit Agreement ceases to exist, the Credit Facility) secured by a Lien on the asset or assets that were the subject of such Transfer; and

(d) any reserve established in accordance with GAAP against liabilities associated with such Transfer or Liquidation or any amount placed in escrow for adjustment in respect of the purchase price of such Transfer or Liquidation, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Cash Proceeds shall be increased by the amount of the reserve so reversed or the amount returned to the Company or its Subsidiaries from such escrow arrangement, as the case may be.

“Note Documents” means this Indenture (including any guarantee by any Guarantor), the Notes, the Intercreditor Agreement, the Security Documents and all other agreements, instruments, documents and certificates now or hereafter executed and delivered by the Company or any Guarantor to, or in favor of, the Holders, the Trustee or the Collateral Agent in connection with this Indenture or the transactions contemplated hereby.

“Notes” means the Initial Notes (including an increase in principal of a Global Note as the result of a PIK Note Payment) and any PIK Notes authenticated and delivered under this Indenture. The Initial Notes and any PIK Notes (or any increase in the principal amount of a Global Note) subsequently issued shall be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, all references to the Notes shall include the Initial Notes (and any increase in the principal amount of a Global Note as a result of a PIK Note Payment) and any PIK Notes.

“Note Parties” means, collectively, the Company and the Guarantors (if any), each of which is individually referred to as “Note Party”.

“Notes Custodian” has the meaning provided in the Appendix.

“NYMEX” means the New York Mercantile Exchange (or its successor).

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two of its Officers, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company, that meets the requirements of Section 11.05 hereof.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, pipelines, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of the Company and/or the Subsidiaries, as the context requires.

“Operating Cash Flow” means the excess, if any, of (a) all Operating Revenues as measured from the Issue Date until the date of determination over (b) the sum of (i) all Operating Expenses as measured from the Issue Date until the date of determination and (ii) all amounts of “Operating Revenues” applied under Section 4.29(b)(i) prior to the date of determination.

“Operating Expenses” means the sum of (i) operating expenses of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, including operation and maintenance expenses and property and other taxes, but excluding depreciation and amortization, regulatory asset amortization and other non-cash expenses as measured from the Issue Date until the date of determination plus (ii) Capital Expenditures as measured from the Issue Date until the date of determination.

“Operating Revenues” means, for any period, the cash operating revenues of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee that meets the requirements of Section 11.05 hereof. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Organizational Documents” means, with respect to any Person, (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate of formation and limited liability company agreement (or similar documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (e) in any other case, the functional equivalent of the foregoing.

“PDP Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Total PDP PV-10 as of such date plus (ii) the aggregate amount of all unrestricted cash and unrestricted Cash Equivalents of the Company and its Subsidiaries, in each case, in accounts subject to an Account Control Agreement on such date to (b) the amount of Senior Secured Debt as of such date.

“Permitted Acquisition” means any acquisition after the Issue Date by the Company or any Guarantor of upstream Oil and Gas Properties if each such acquisition meets all of the following requirements:

(1) no less than five (5) Business Days (or such shorter time as the First Lien Agent may agree in its discretion) prior to the proposed closing date of any Material Acquisition, the Company shall have delivered a written notice and description of such Material Acquisition to the Trustee (and, if requested, to any Holder requesting such notice), which notice shall include the proposed closing date of such Material Acquisition, together with all material agreements, documents and instruments in respect of such acquisition, including, without limitation, the purchase, sale or transfer agreements therefor, pro forma financial information necessary to determine the Company’s and its Subsidiaries’ compliance with the terms of this Indenture after giving effect to such Material Acquisition, and all Security Documents required by this Indenture;

(2) each applicable Note Party shall have complied with the requirements of Section 4.15(b);

(3) both before and after giving effect to any Material Acquisition, no Default or Event of Default shall have occurred and be continuing;

(4) both before and after giving effect to any Material Acquisition (and any incurrence of Debt in connection therewith), the Company is in pro forma compliance with the First Lien Financial Covenants to the extent then in effect under the First Lien Credit Agreement or the Credit Facility and the PDP Coverage Ratio is equal to or greater than 0.95 to 1.00; and

(5) both before and after giving effect to any Material Acquisition, the Note Parties shall be in compliance with Section 4.31.

“Permitted Junior Lien Debt” means Debt secured by a Lien junior in priority to the Liens securing the Secured Obligations and satisfies the following conditions: (a) such Debt does not have an interest rate that would cause any non-compliance with Section 4.47; (b) such Debt (or the documents governing such Debt) shall not contain (i) any individual financial maintenance covenant, (ii) an event of default that is more restrictive or onerous with respect to the Company and the Subsidiaries than any event of default in this Indenture, unless this Indenture is validly amended substantially contemporaneously with the issuance or incurrence of such Debt (or occurrence of such other event, such as an exchange or conversion, that causes such Debt to become outstanding) to include such applicable and more restrictive or onerous events of default, (iii) any covenants (other than financial maintenance covenants, which are addressed in clause (i) above) that, taken as a whole, are more onerous or restrictive with respect to the Company and the Subsidiaries than the covenants in this Indenture, unless this Indenture is validly amended substantially contemporaneously with the issuance or incurrence of such Debt (or occurrence of such other event, such as an exchange or conversion, that causes such Debt to become outstanding) to include such applicable and more restrictive or onerous covenants, (iv) restrictions on the ability of the Company or any of its Subsidiaries to guarantee the Secured Obligations or to pledge assets as collateral security for the Secured Obligations, or (v) any prohibition on the prior repayment of any Secured Obligations; (c) the Liens securing such Debt are subordinated to the Liens securing the Secured Obligations and such Liens and the terms of such Debt are subject to an Intercreditor Agreement and the security documents creating junior liens securing such Debt shall be in the form required by the Intercreditor Agreement (or if requested by the Company, such other form reasonably acceptable to the Collateral Agent and Majority Holders); (d) at the time of issuing or incurring such Debt (or the occurrence of such other event, such as an exchange or conversion, that causes such Debt to become outstanding) (i) no Default has occurred and is then continuing, (ii) no Default would result from the incurrence of such Debt after giving effect to the incurrence of such Debt, and (iii) after giving effect to the issuance or incurrence (or otherwise becoming outstanding) thereof, the Company is in pro forma compliance with the First Lien Financial Covenants to the extent then in effect under the First Lien Credit Agreement or the Credit Facility; (e) the terms of such Debt (or the documents governing such Debt) do not provide for a maturity date or any scheduled principal repayment, mandatory principal redemption or sinking fund obligation in each case prior to the 180th day after the Stated Maturity of the Notes (other than customary offers to purchase upon a change of control, asset sale, or casualty or condemnation event (so long as any such mandatory prepayment or offer to purchase in respect of any asset sale, casualty or condemnation event is made subject to the applicable prepayment provisions set forth in this Indenture) and customary acceleration rights after an event of default); and (f) substantially contemporaneously with the issuance or incurrence (or the occurrence of such other event, such as an exchange or conversion, that causes such Debt to become outstanding) of such Debt, the call protection, prepayment premium and yield maintenance provisions contained in this Indenture and any related provisions of this Indenture are validly amended to the extent necessary so that the time periods and percentages contained in the call protection, prepayment premium and yield maintenance provisions applicable to the Notes are no less favorable (from the perspective of the Holders) than the more favorable (from the perspective of the Holders) of the time periods and percentages for the call protection, prepayment premium and yield maintenance provisions of such Debt.

“Permitted Refinancing Debt” means Debt (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to substantially contemporaneously refinance, all of any other Debt (the “Refinanced Debt”); provided that (a) such new Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay any accrued and unpaid interest thereon and any fees and expenses, including premiums, related to such exchange or refinancing (but, in the case of Permitted Refinancing Debt in respect of the First Lien Credit Agreement or the Credit Facility, subject to the All in Cap in all respects); (b) such new Debt (other than in respect of Permitted Refinancing Debt (other than to the extent constituting Permitted Junior Lien Debt or unsecured Debt) in respect of the First Lien Credit Agreement, or if the First Lien Credit Agreement should cease to exist, the Credit Facility, subject to the All in Cap in all respects) has (i) a stated maturity no earlier than the later of (A) the stated maturity of the Refinanced Debt and (B) the date this is 180 days following the Stated Maturity of the Notes and (ii) an average life no shorter than the average life of the Refinanced Debt; (c) other than in respect of Permitted Refinancing Debt of the First Lien Credit Agreement or the Credit Facility (other than to the extent constituting Permitted Junior Lien Debt or unsecured Debt), such new Debt does not contain (i) any individual financial maintenance covenant or event of default that, in the case of any individual event of default, is more restrictive or onerous with respect to the Company and the Subsidiaries than any individual event of default in the Refinanced Debt or this Indenture, or (ii) any covenants (other than financial maintenance covenants) that, taken as a whole, are more onerous or restrictive with respect to the Company and the Subsidiaries than the covenants in the Refinanced Debt or this Indenture; (d) if the Refinanced Debt is contractually subordinated to the Secured Obligations, such new Debt (and any guarantees thereof) is subordinated in right of payment to the Secured Obligations (or, if applicable, the Subsidiary Guarantee) to at least the same extent as the Refinanced Debt and is otherwise subordinated pursuant to an intercreditor agreement reasonably satisfactory to the Majority Holders; (e) if the Refinanced Debt is unsecured, such new Debt is unsecured; (f) other than in respect of Permitted Refinancing Debt of the First Lien Credit Agreement or the Credit Facility (other than to the extent constituting Permitted Junior Lien Debt or unsecured Debt), the terms of Permitted Refinancing Debt do not provide for any scheduled principal repayment, mandatory principal redemption or sinking fund obligation prior to the 180th day after the Stated Maturity of the Notes (other than customary offers to purchase upon a change of control, asset sale, or casualty or condemnation event (so long as any such mandatory prepayment or offer to purchase in respect of any asset sale, casualty or condemnation event is made subject to the applicable prepayment provisions set forth in this Indenture) and customary acceleration rights after an event of default); and (g) if the Refinanced Debt is secured, such new Debt shall be either unsecured or secured; provided that to the extent such new Debt is secured, such new Debt shall be subject at all times to an Intercreditor Agreement and any security documents creating junior liens securing such new Debt shall be in the form required by the Intercreditor Agreement (or, if requested by the Company, such other form reasonably acceptable to the Collateral Agent and the Majority Holders).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“PIK Interest Rate” has the meaning provided in Section 1 of the form of Note included as Exhibit 1 to the Appendix.

“PIK Interest Suspension Certificate” means a certificate of the Chief Executive Officer or a Financial Officer (i) certifying that the ratio of Total Debt as of such date to EBITDAX for the most recently completed Measurement Fiscal Quarter is less than 3.00 to 1.00 as of the last day of such Measurement Fiscal Quarter and (ii) setting forth reasonably detailed calculations of such ratio.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, other than a Multiemployer Plan, (a) which is currently or hereafter sponsored, maintained or contributed to by the Company, a Subsidiary or an ERISA Affiliate or (b) with respect to which the Company or a Subsidiary or an ERISA Affiliate may have any liability or obligation, whether known or unknown, asserted or unasserted, determined or determinable, absolute or contingent, accrued or unaccrued and whether due or to become due.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.

“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (in this paragraph, the “Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question. “Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions, “Proved Developed Nonproducing Reserves” means Proved Reserves which are categorized as both “Developed” and “Nonproducing” in the Definitions, “Proved Developed Reserves” means the sum of Proved Developed Producing Reserves and Proved Developed Nonproducing Reserves, and “Proved Undeveloped Reserves” means Proved Reserves which are categorized as “Undeveloped” in the Definitions.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Reasonably Anticipated Projected Production” means the projected production from total Proved Developed Producing Reserves attributable to Oil and Gas Properties of the Company and its Subsidiaries, determined by reference to either (a) the Reserve Report most recently delivered pursuant to Section 4.13, or (b) solely for purposes of Section 4.43, a Reserve Report with a recent

“as of date” delivered to the Trustee (and, if requested, to any Holder requesting such report) for the purpose of Section 4.43 (together with the certificate referred to in Section 4.13(b)), which shall be prepared by or under the supervision of the chief engineer of the Company who shall certify such Reserve Report to be true and accurate in all material respects and, except as therein disclosed, to have been prepared in accordance with the procedures used in the immediately preceding Reserve Report prepared by an Approved Petroleum Engineer.

“Redemption” means, with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Refinancing Cap” means $460,000,000.

“Regulation S” has the meaning provided in the Appendix.

“Reserve Report” means a customary report, setting forth, as of the applicable dates required pursuant to Section 4.13, the Proved Reserves attributable to the Oil and Gas Properties of the Company and the Note Parties that, together with a projection of the rate of production and future net income, Taxes, operating expenses and capital expenditures with respect thereto as of such date based upon the Strip Price on such date of determination, adjusted for historical basis differential, quality and gravity, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income Tax expense and depreciation, depletion and amortization, and adjusted to give effect to the Swap Agreements with Approved Counterparties then in effect.

“Restricted Global Note” has the meaning provided in the Appendix.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Company or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Company or any of its Subsidiaries.

“Restricted Notes Legend” means the legend set forth in Section 2.3(b)(i) of the Appendix.

“Rule 144A” has the meaning provided in the Appendix.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“SEC” means the Securities and Exchange Commission.

“Securities Account” shall have the meaning ascribed to such term in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Secured Obligations” means, without duplication, any and all amounts owing or to be owing by the Company or any Guarantor whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising: (a) to the Trustee, the Collateral Agent or any Holder under any Note Document and (b) all renewals, extensions and/or rearrangements of any of the above. Without limitation of the foregoing, the term “Secured Obligations” shall include the unpaid principal of and interest on the Notes and PIK Notes (including the Make Whole Premium and the Applicable Premium) interest accruing at the then applicable rate provided in this Indenture after the maturity of the Notes and interest accruing at the then applicable rate provided in this Indenture after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, any of its Subsidiaries or any Guarantor under any Bankruptcy Law, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, reimbursement obligations (including under the Exchange Agreement) and unpaid amounts, expenses, indemnities (including under the Exchange Agreement), costs, and all other obligations and liabilities of every nature of the Company, any Subsidiary or any Guarantor, whether absolute or contingent, due or to become due, now existing or hereafter arising under this Indenture, the Exchange Agreement or the other Note Documents (provided that obligations arising under the Exchange Agreement shall be only for the benefit of the Persons described therein).

“Secured Parties” means, collectively, the Trustee, the Collateral Agent and the Holders.

“Security Agreement” means the Second Lien Guaranty and Collateral Agreement (as amended, restated, supplemented or modified from time to time), dated as of the Issue Date, among the Company, the Guarantors party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Security Documents” means the Intercreditor Agreement, the Security Agreement and all other security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, intercreditor agreements, deed of trust or other grants or transfers for security executed and delivered by the Company, a Guarantor or any other obligor under the Notes or any Note Document creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent for the benefit of the holders of the Notes, in each case, as amended, supplemented, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and this Indenture.

“Senior Secured Debt” means, at any date, the sum of (a) the aggregate principal amount outstanding under the First Lien Credit Agreement and, once the First Lien Credit Agreement ceases to exist, the Credit Facility on such date, (b) the aggregate principal amount of outstanding Notes on such date and (c) the aggregate principal amount of Debt (other than Debt referred to in clauses (a) and (b) of this definition) of the Company and its Subsidiaries on such date that is secured by a Lien on any asset or Property of the Company or any Subsidiary that is not junior to the Lien of the Collateral Agent granted under the Security Documents.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Solvent” means after giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Company and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Company and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Company and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Company and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Company and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Debt, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Debt, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Strip Price” means, as of any date, (a) for the 60-month period commencing with the month in which such date occurs, as quoted on the NYMEX and published in a nationally recognized publication for such pricing as selected by the First Lien Agent, or if the First Lien Credit Agreement ceases to exist, the agent or requisite lenders under the Credit Facility, or if the Credit Facility ceases to exist, the Majority Holders (as such prices may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations), the corresponding monthly quoted futures contract price for months 0–60 and (b) for periods after such 60-month period, the average corresponding monthly quoted futures contract price for months 49–60; provided, however, in the event that the NYMEX no longer provides futures contract price quotes for 60-month periods, the longest period of quotes of less than sixty (60) months shall be used to determine the strip period and held constant thereafter based on the average of contract prices for the last twelve (12) months of such period, and, if the NYMEX no longer provides such futures contract quotes or has ceased to operate, the First Lien Agent, or if the First Lien Credit Agreement ceases to exist, the agent or requisite lenders under the Credit Facility, or if the Credit Facility ceases to exist, the Majority Holders, shall designate another nationally recognized commodities exchange to replace the NYMEX for purposes of the references to the NYMEX herein which in such Person’s reasonable opinion is the most comparable exchange to the NYMEX at such time.

“Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Company or one or more of its Subsidiaries or by the Company and one or more of its Subsidiaries and (b) any partnership of which the Company or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Company.

“Subsidiary Guarantee” means any guarantee pursuant to Article 10 hereof by a Guarantor of the Company’s Secured Obligations under this Indenture and the Notes.

“Swap Agreement” means any agreement (including each confirmation under any master agreements) with respect to any swap, cap, collar, put, call, floor, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, and whether settled physically or financially, involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income Taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) and the rules and regulations thereunder, as in effect on the date on which this Indenture is qualified under the TIA (except as provided in Sections 9.01(g) and 9.03 hereof).

“Total Debt” means, at any date, the sum of all Debt of the Company and its Subsidiaries on such date.

“Total PDP PV-10” means the net present value, discounted at 10% per annum, of the future net revenues expected to accrue to the Company’s and its Subsidiaries’ collective interest in its Oil and Gas Properties constituting Proved Developed Producing Reserves during the remaining expected economic lives of such Oil and Gas Properties, as calculated on any date of determination as set forth in the last sentence of this definition. Each calculation of such expected future net revenues shall be made in accordance with SEC guidelines for reporting proved oil and gas reserves, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem Taxes, capital expenditures and for operating, gathering, transportation and marketing costs required for the production and sale of such Oil and Gas Properties, and plugging and abandonment (and other asset retirement obligations) or any other expenses in respect of such Oil and Gas Properties (including expenses incurred after the end of the expected economic lives of such Oil and Gas Properties) in respect of such Oil and Gas Properties, (b) the pricing assumptions used in determining Total PDP PV-10 for any Oil and Gas Properties shall be based upon the Strip Price (as set forth in the last sentence of this definition), adjusted in a manner to reflect the Company’s and the Subsidiaries’ Swap Agreements with Approved Counterparties then in effect, (c) the cash flows derived from the pricing assumptions set forth in clause (b) above shall be further adjusted to account for the historical basis differential and (d) any such calculation and the components thereof shall be in form, substance and detail reasonably satisfactory to the Trustee. The amount of Total PDP PV-10 at any time shall be calculated on a pro forma basis for Material Divestitures and Material Acquisitions of Oil and Gas Properties consummated by the Company and the Subsidiaries following the “as of” date of the Reserve Report most recently delivered hereto (provided that, in the case of any such Material Acquisition, the Trustee (and, if requested by any Holder, the Holder requesting such report) shall have received reserve engineering data evaluating the Proved Reserves attributable to the Oil and Gas Properties subject thereto) but prior to the date on which the PDP Coverage Ratio is being calculated. Notwithstanding anything to the contrary contained herein, (i) any calculation of Total PDP PV-10 on any date (other than any March 31, June 30, September 30 or December 31) shall be made using the information set forth in the then most recent Reserve Report delivered to the Trustee and, if requested, to the Holders requesting such report in accordance with this Indenture (as supplemented by any reserve engineering data received in connection with any Material Acquisition as provided in the parenthetical of the immediately preceding sentence), (ii) any calculation of Total PDP PV-10 on any March 31, June 30, September 30 or December 31 of any year shall be made using the information set forth in the Reserve Report with an “as of” date that is the same as such date, and (iii) for purposes of calculating Total PDP PV-10, the Strip Price shall be determined as of the date that is five (5) Business Days prior to the date on which the compliance certificate required to be delivered pursuant to Section 4.03(c) or Section 4.03(s), as applicable, is required to be delivered.

“Transfer Restricted Securities” has the meaning provided in the Appendix.

“Treasury Rate” means a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by the Company on the date three (3) Business Days prior to the date of repayment (or deemed repayment in the event of an acceleration), to be the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities having a term of no greater than the period for the remaining months until May 15, 2020.

“Trustee” means the party named as such in the introductory paragraph hereto until a successor replaces it in accordance with the applicable provisions of this Indenture, and thereafter means the successor serving hereunder.

“Trust Officer” when used with respect to the Trustee, means any officer within the corporate trust administration of the Trustee (or any successor group of the Trustee) and also means, with respect to a particular corporate trust matter relating to this Indenture, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject, who, in each case, shall have direct responsibility for administration of this Indenture.

“Uniform Commercial Code” or “UCC” means the New York Uniform Commercial Code as in effect from time to time; provided that, in the event that, by reason of mandatory provisions of applicable law, any of the attachment, perfection or priority of the Collateral Agent’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.

“Voting Stock” of any Person as of any date means the Equity Interests of such Person that are at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity which does not have a Board of Directors, Voting Stock means the Equity Interests of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operation of such Person.

“Weighted Yield” means, as to any Debt, the weighted yield to maturity thereof based on interest rate margin, original issue discount or fees (in each case amortized over the life of such Debt), interest rate floors or other similar component of yield, in each case, incurred or payable by the borrower or issuer of such Debt, and excluding, for the avoidance of doubt, any changes in yield due to changes in the underlying reference rate (such as LIBOR or the prime rate) or application of any default rate of no more than 3.00% per annum, call protection amounts, make whole amounts and customary annual agency fees (regardless of whether any of the foregoing amounts are paid to, or shared with, in whole or in part, any lender).

Section 1.02 Other Definitions.

Term	Defined in Section
“Act”	9.07
“Appendix”	2.01
“Applicable Premium”	3.07
“Asset Sale Offer”	3.09
“Change of Control Offer”	4.25
“Change of Control Payment”	4.25
“Change of Control Settlement Date”	4.25
“Compliance Certificate”	4.03
“Covenant Defeasance”	8.03
“Credit Facility”	4.27
“Discharge”	8.08
“Default Rate”	2.13
“Event of Default”	6.01
“Excess”	4.47
“Issue Date Intercreditor Agreement”	12.04
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Permitted Liens”	4.28
“PIK Interest”	2.13
“PIK Notes”	2.13
“PIK Note Payment”	2.13
“Register”	2.03
“Registrar”	2.03
“Remedial Work”	4.11
“Settlement Date”	3.09
“Termination Date”	3.09
“Transfer”	4.37

Section 1.03 Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. Any terms incorporated in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04 Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) the meanings of the words “will” and “shall” are the same when used to express an obligation;

(6) references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(7) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole (as amended or supplemented from time to time) and not to any particular Article, Section or other subdivision of this Indenture; and

(8) “including” means “including, without limitation.”

ARTICLE TWO

THE NOTES

Section 2.01 Form and Dating.

The Initial Notes are intended to be represented by unrestricted Notes that do not bear the Restricted Notes Legend. If so determined by the Company, Notes may be issued as Transfer Restricted Securities, the provisions of which are set forth in the Appendix attached hereto (the “Appendix”). The Initial Notes and the Trustee’s certificate of authentication therefor shall be substantially in the form of Exhibit 1 to the Appendix. The Appendix and Exhibit 1 thereto are hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The terms of the Notes set forth in the Appendix are part of the terms of this Indenture. The Notes shall be in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. To the extent any provision of the Notes conflicts with any provision of this Indenture, the provisions of this Indenture shall govern and be controlling.

Section 2.02 Execution and Authentication.

An Officer of the Company shall sign the Notes on behalf of the Company by manual or facsimile signature.

If an Officer of the Company whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The Trustee’s signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon receipt of a written order of the Company signed by an Officer, (a) on the Issue Date, authenticate and deliver the Initial Notes and (b) at any time and from time to time thereafter, authenticate and deliver PIK Notes, or increase the principal amount of any Global Note to reflect a PIK Note Payment that may be validly issued under this Indenture. Such order shall specify (x) the aggregate principal amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated (or principal increased) and to whom the Notes shall be registered and delivered and (y) in the case of an issuance of PIK Notes or increase in principal amount to reflect a PIK Note Payment, the applicable PIK Interest and a reasonably detailed calculation thereof. The aggregate principal amount of Notes outstanding at any time may not exceed $344,279,000 plus the amount of any PIK Note Payments under this Indenture in compliance with the foregoing sentence and Section 2.13.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

Section 2.03 Registrar and Paying Agent.

The Company shall at all times maintain an office or agency in the United States where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency in the United States where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Register”). The Company may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent.

The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any Guarantor may act as Paying Agent or Registrar.

The Company initially appoints the Trustee as Registrar and Paying Agent in connection with the Notes at the Corporate Trust Office of the Trustee.

Section 2.04 Paying Agent to Hold Money in Trust.

Prior to 11:00 a.m., New York City time, on each due date of the principal, premium, if any, and Cash Interest on any Note, the Company shall deposit with the Paying Agent a sum sufficient to pay such principal, premium, if any, and Cash Interest when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Noteholders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, or Cash Interest on the Notes and shall notify the Trustee of any default by the Company in making any such payment. If the Company or a Guarantor acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund for the benefit of the Trustee and the Noteholders. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent.

To the extent that the Paying Agent receives any amounts pursuant to this Section 2.04 and such amounts are remitted to the Holders, the Trustee and the Paying Agent shall have no further obligations with respect thereto. Each Holder of a Note or a beneficial interest therein by its acceptance thereof agrees that if any amounts received by it are determined to be in contravention of the provisions of an Intercreditor Agreement it shall hold such funds and pay them to the Collateral Agent as described in the Intercreditor Agreement.

Section 2.05 Noteholder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Noteholders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee in writing, at least five (5) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Noteholders.

Section 2.06 Transfer and Exchange.

The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if the requirements of this Indenture and Section 8-401(a) of the Uniform Commercial Code are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other authorized denominations, the Registrar shall make the exchange as requested if the same requirements are met. The Company may require payment of a sum sufficient to cover any Taxes in connection with any exchange or transfer pursuant to this Section (other than any such transfer Taxes payable upon exchange or transfer pursuant to Sections 3.06, 4.25, 4.37(b) or 9.05).

Section 2.07 Replacement Notes.

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other requirements of the Company and the Trustee. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Trustee to protect itself and in the judgment of the Company to protect the Company, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note. In the event any such Note shall have matured, instead of issuing a new Note, the Company may direct the Trustee to pay the same without surrender thereof upon the Holder furnishing the Company and the Trustee with an indemnity bond satisfactory to them and complying with such other reasonable regulations as the Trustee may prescribe and paying such reasonable expenses as the Company and the Trustee may incur in connection therewith.

Every replacement Note is an additional obligation of the Company.

Section 2.08 Outstanding Notes.

Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee, any provider of an indemnity bond and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, by 11:00 a.m., New York City time, on a redemption date or other maturity date money sufficient to pay all principal, interest, premium, if any, payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Notes (or portions thereof) shall cease to be outstanding and interest on them shall cease to accrue.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Trust Officer of the Trustee actually knows are so owned will be so disregarded. Upon request of the Trustee, the Company will identify any such Notes known by the Company to be so owned in a certificate of an Officer of the Company delivered to the Trustee, upon which the Trustee shall be entitled to conclusively rely.

Section 2.10 Temporary Notes.

Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes and deliver them in exchange for temporary Notes.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange, replacement or payment. The Trustee and no one else shall cancel (subject to the record retention requirements of the Exchange Act) all Notes surrendered for registration of transfer, exchange, replacement, payment or cancellation. Upon written request, the Trustee will deliver a certificate of such cancellation to the Company. The Company may not issue new Notes to replace Notes they have paid or delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, the Company shall pay defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner pursuant to Sections 2.13 and 4.01. The Company may pay the defaulted interest to the Persons who are Noteholders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date; provided that no such special record date may be less than ten (10) days prior to the related payment date for such defaulted interest. At least fifteen (15) days before the special record date, the Company shall promptly mail to each Noteholder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

Section 2.13 PIK Interest and Other Provisions Related to Interest.

Except as set forth in this Section 2.13 and in Section 1 of the Notes, interest on the Notes shall be payable entirely in Cash Interest at the Cash Interest Rate. Beginning on July 1, 2018, the Company shall pay the PIK Interest Rate (in addition to the Cash Interest Rate) on the then outstanding principal amount of the Notes (a “PIK Note Payment”) by increasing the principal amount of the outstanding Notes or by issuing additional Notes (in each case, “PIK Notes”) in a principal amount equal to such interest (“PIK Interest”) on the applicable Interest Payment Date in accordance with Section 2 of the Notes. Notwithstanding the foregoing, if the Company delivers a PIK Interest Suspension Certificate to the Trustee on or before the Compliance Certificate Due Date for the most recently ended Measurement Fiscal Quarter, the PIK Interest shall not accrue from the Interest Payment Date following the date of delivery of such PIK Interest Suspension Certificate through the Interest Payment Date following the Compliance Certificate Due Date for the immediately succeeding Measurement Fiscal Quarter; provided, however, if a PIK Interest Suspension Certificate is not delivered by such Compliance Certificate Due Date, PIK Interest shall immediately and automatically begin accruing on the then outstanding principal amount of the Notes beginning on the next succeeding Interest Payment Date and shall continue to accrue until the next Interest Payment Date following the date on which a PIK Interest Suspension Certificate is delivered in compliance with this Section 2.13.

The Initial Notes and any PIK Notes shall be substantially identical other than the issuance dates and the date from which interest shall accrue. The Initial Notes and any PIK Notes will be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Any PIK Notes will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All Notes issued pursuant to a PIK Note Payment will mature on May 15, 2023 and will be governed by, and subject to, the terms, provisions and conditions of this Indenture and shall have the same rights and benefits as the Initial Notes. Following an increase in the principal amount of the outstanding Notes as a result of a PIK Note Payment, the Notes shall accrue interest on such increased principal amount from and after the related Interest Payment Date on which such PIK Notes were issued.

PIK Note Payments shall be effected (i) with respect to Notes in certificated form, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the percentage of PIK Interest to be paid on the principal amount of Notes held by each Holder on the relevant record date, after giving effect to any interest to be paid in Cash Interest (rounded up to the nearest $1.00 or (ii) with respect to Global Notes, by increasing the principal amount of the outstanding Global Notes by an amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest $1.00), and the Trustee will at the written order of the Company signed by an Officer, authenticate and deliver such PIK Notes on the Interest Payment Date in certificated form for original issuance to the Holders of record on the relevant record date or cause such increase in principal amount with respect to Global Notes. Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Note Payment, the Notes will bear interest on such increased principal amount from and after the date of such PIK Note Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date.

For any Interest Period that the Company is required to accrue PIK Interest, pursuant to this Section 2.13, the Company shall deliver written notice to the Trustee, the Holders and any Paying Agent not less than one (1) Business Day prior to the commencement of the relevant Interest Periods, which notice shall state the PIK Interest payable for each $1.00 principal amount of outstanding Notes on such Interest Payment Date.

In the event that the Company is required to pay PIK Interest on the Notes, such PIK Interest shall be paid to Holders pro rata (rounded up to the nearest $1.00) in accordance with their interests.

Notwithstanding anything to the contrary, the payment of accrued and unpaid interest through the Stated Maturity or the redemption or repurchase date in connection with any redemption or repurchase of the Notes as described under Sections 3.07, 3.08, 3.09 and 4.25 shall be payable solely in cash at the applicable interest rate (including any PIK Interest which would have otherwise accrued shall be payable in cash) for such Interest Period or portion thereof.

Interest shall be computed on the basis of a 360-day year comprised of twelve (12) 30-day months.

For avoidance of doubt, the PIK Interest shall be in addition to, and not in replacement of, the Cash Interest and shall be reinstated immediately from time to time in accordance with this Section 2.13.

Notwithstanding anything contained herein to the contrary, upon the occurrence and during the continuance of an Event of Default or such other event as provided in Section 2.12 or Section 6.01(d), the rate at which Cash Interest on the Notes accrues shall increase by an additional 3.0% per annum in addition to any PIK Interest (the “Default Rate”).

Section 2.14 CUSIP Numbers.

The Company in issuing the Notes may use “CUSIP” numbers and corresponding “ISINs” (if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers and corresponding “ISINs” in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.

Section 2.15 Tax Treatment of the Notes.

The Company agrees, and by acceptance of a beneficial ownership interest in the Notes each beneficial owner of a Note will be deemed to have agreed, that (i) the Notes are not (x) an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code (or any successor provision of similar import) or (y) subject to the so-called “AHYDO” rules under Section 163(i) of the Code (or any successor provision of similar import), (ii) the Notes are not “contingent payment debt instruments” subject to Treasury Regulations Section 1.1275-4, and (iii) this Indenture shall be interpreted in accordance therewith unless otherwise required by a final determination of the relevant taxing authority.

ARTICLE THREE

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, they shall furnish to the Trustee, at least five (5) Business Days (unless a shorter period shall be agreeable to the Trustee) before the date of giving notice of the redemption pursuant to Section 3.03, a written notice setting forth (i) the clause of Section 3.07 pursuant to which the redemption shall occur, (ii) the proposed redemption date, (iii) the aggregate principal amount of Notes to be redeemed, and (iv) whether the Company requests that the Trustee give notice of such redemption. Any such notice to the Trustee may be cancelled at any time prior to the mailing of notice of such redemption to any Holder and shall thereupon be void and of no effect.

Section 3.02 Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders of the Notes as follows: (1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or (2) if the Notes are not listed on any national securities exchange, on a pro rata basis by lot, or such other method as acceptable to the Trustee, subject to the authorized denomination for the Notes (or, in the case of Global Notes, the Trustee shall select Notes for redemption based on DTC’s method of selection). In the event of partial redemption other than on a pro rata basis, the particular Notes to be redeemed shall be selected by the Trustee, not less than five (5) Business Days prior to the giving of notice of the redemption pursuant to Section 3.03, from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $1.00 or whole multiples of $1.00 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not in amounts of $1.00 or a whole multiple of $1.00, shall be redeemed. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

The provisions of the preceding paragraph of this Section 3.02 shall not apply with respect to any redemption affecting only a Global Note, whether such Global Note is to be redeemed in whole or in part. In case of any such redemption in part, the unredeemed portion of the principal amount of the Global Note shall be in an authorized denomination.

Section 3.03 Notice of Redemption.

At least thirty (30) days but not more than sixty (60) days before a redemption date (except that redemption notices may be mailed more than sixty (60) days prior to a redemption date if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or Discharge), the Company shall mail or cause to be mailed a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price or, if the redemption price is not then determinable, the manner in which it is to be determined;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion shall be issued in the name of the applicable Holder upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Company defaults in making such redemption payment and interest on Notes called for redemption shall cease to accrue on and after the redemption date and the only remaining right of the Holders of such Notes is to receive payment of the redemption price upon surrender to the Paying Agent of the Notes redeemed;

(g) the Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes.

If any of the Notes to be redeemed is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to redemption.

At the Company’s request, the Trustee shall give the notice of optional redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, as provided in Section 3.01, written notice requesting that the Trustee give such notice and a form of such notice of optional redemption.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, subject to the following sentence, Notes called for redemption become irrevocably due and payable on the applicable redemption date at the applicable redemption price. Notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent. If mailed in the manner provided for in Section 3.03, the notice of redemption shall be conclusively presumed to have been given whether or not a Holder receives such notice.

Section 3.05 Deposit of Redemption Price.

Prior to 11:00 a.m., New York City time, on the redemption date, the Company shall deposit with the Paying Agent (or, if the Company or a Guarantor thereof is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.04 hereof) money sufficient in same day funds to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. To the extent PIK Interest has accrued and is payable on the Notes to be redeemed, the Company shall calculate the accrued interest in the precedent sentence by increasing the Cash Interest Rate to 9.50% per annum in lieu of paying such PIK Interest. The Paying Agent shall promptly return to the Company any money deposited with the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of and accrued interest on all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption whether or not such Notes are presented for payment, and the only remaining right of the Holders of such Notes shall be to receive payment of the redemption price upon surrender to the Paying Agent of the Notes redeemed. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal and premium, if any, from the redemption date until such amount is paid, and to the extent lawful, on any interest, if any, not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall issue in the name of the applicable Holder and the Trustee shall authenticate for such Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) The Company shall have the option to redeem the Notes pursuant to this Section 3.07(a) in whole or in part at any time, at the following redemption prices (and, following any acceleration of the Notes pursuant to Section 6.02 (including, without limitation, any such automatic acceleration in connection with a voluntary or involuntary insolvency proceeding under any Bankruptcy Law), the Notes shall be accelerated at a price and any Asset Sale Offer pursuant to Section 3.09 shall be at the following redemption prices) (in each case, expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed to, but excluding the applicable redemption date or acceleration date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date or acceleration date): (i) from and after the Issue Date until May 15, 2021, 104.000%; (ii) on and after May 15, 2021 until May 15, 2022, 102.000%; and (iii) on and after May 15, 2022, 100.000% (the amount equal to the percentage in excess of 100% of the principal amount in the foregoing clauses (i) and (ii), the “Applicable Premium”); provided, that, any redemption of Notes (or acceleration of Notes) prior to May 15, 2020 shall also be accompanied by the Make Whole Premium (in addition to the Applicable Premium).

(b) [Reserved.]

(c) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through Section 3.06 hereof.

Section 3.08 Mandatory Redemption.

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders.

Section 3.09 Offer to Purchase by Application of Net Cash Proceeds.

In the event that, pursuant to Section 4.37(b) hereof, the Company shall be required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified below.

The Asset Sale Offer shall remain open for a period of twenty (20) Business Days following its commencement and no longer, except to the extent that a longer period is required by Applicable Law (the “Offer Period”). No later than five (5) Business Days after the termination of the Offer Period (the “Settlement Date”), the Company shall purchase and pay for the principal amount of Notes required to be purchased pursuant to Section 4.37(b) hereof (the “Offer Amount”) or, if less than the Offer Amount has been validly tendered (and not validly withdrawn), all Notes validly tendered (and not validly withdrawn) in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the manner prescribed in the Notes.

Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.37(b) hereof and the length of time the Asset Sale Offer shall remain open, including the time and date the Asset Sale Offer will terminate (the “Termination Date”);

(b) the Offer Amount and the purchase price, which shall include the Make Whole Premium and/or Applicable Premium, as applicable, in accordance with Section 3.07;

(c) that any Note not tendered or accepted for payment shall continue to accrue interest;

(d) that, unless the Company defaults in paying the offer amount, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Settlement Date;

(e) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, together with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed and such customary documents as the Company may reasonably request, to the Company or a Paying Agent at the address specified in the notice, before the Termination Date;

(f) that Holders shall be entitled to withdraw their election if the Company or the Paying Agent, as the case may be, receives, prior to the Termination Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase, and a statement that such Holder is withdrawing his election to have such Note purchased;

(g) that, if the aggregate principal amount of Notes surrendered by Holders surrendered by holders exceeds the amount the Company is required to repurchase, the Trustee shall select the Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes (with such adjustments as may be deemed appropriate by the Company so that only Notes in minimum denominations of $1.00, or integral multiples of $1.00 in excess thereof; and

(h) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1.00 in principal amount or an integral multiple of $1.00 in excess thereof.

If any of the Notes subject to an Asset Sale Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to repurchases.

Promptly after the Termination Date, the Company shall, to the extent lawful, accept for payment Notes or portions thereof validly tendered (and not validly withdrawn) pursuant to the Asset Sale Offer in the aggregate principal amount required by Section 4.37(b) hereof, and prior to the Settlement Date it shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09 and Section 4.37(b).

Prior to 11:00 a.m., New York City time, on the Settlement Date, the Company or the Paying Agent, as the case may be, shall mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, together with accrued and unpaid interest thereon to the Settlement Date, subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Settlement Date, and the Company shall issue a new Note, and the Trustee shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on or before the Settlement Date.

ARTICLE FOUR

COVENANTS

Section 4.01 Payment of Notes.

(a) The Company shall pay or cause to be paid the principal of, interest, premium, if any, on, the Notes, or issue PIK Notes, on the dates and in the manner provided in the Notes. Principal, interest, premium, if any, or any PIK Note, if any, shall be considered paid on the date due if the Paying Agent, if other than the Company or a Guarantor, holds as of 11:00 a.m., New York City time, on the due date money deposited by the Company or a Guarantor in immediately available funds and designated for and sufficient to pay all principal, interest, premium, if any, then due. PIK Interest shall be considered paid on the date due if prior to 11:00 a.m. New York City time on such date the Trustee has received (i) in the case of certificated Notes, PIK Notes duly executed by the company together with a written order pursuant to Section 2.13 from the Company signed by an Officer of the Company requesting authentication of such PIK Notes by the Trustee or (ii) in the case of Global Notes, a written order pursuant to Section 2.13 from the Company signed by an Officer of the Company requesting an increase in the principal amount of such Global Notes by the Trustee.

(b) Notwithstanding anything to the contrary, if at the end of any “accrual period” (as defined in Section 1272(a)(5) of the Code) ending after the fifth anniversary of the Issue Date, the aggregate amount of accrued and unpaid interest (including any accrued interest added to principal pursuant to Section 2.13) and “original issue discount” (as defined in Section 1273(a)(1) of the Code) on the Notes would, but for this Section 4.01(b), exceed an amount equal to the product of the Notes’ “issue price” (as defined in Sections 1273(b) and 1274(a) of the Code) multiplied by the “yield to maturity” (as defined in Treasury Regulation Section 1.1272-1(b)(1)(i)) (the “Maximum Accrual”), the Company shall be required to make a cash payment on the Notes to the Holders equal to all accrued and unpaid interest and original issue discount on the Notes as of the end of such accrual period in excess of an amount equal to the Maximum Accrual (the “AHYDO Catch Up Payment”), and such AHYDO Catch Up Payment shall be treated for purposes of Section 163(i) of the Code as interest paid under the Notes. No partial repayment of the Notes prior to such payment date pursuant to any other provision of this Indenture will alter the Company’s obligations to make the AHYDO Catch Up Payment pursuant to the preceding sentence. If the Company becomes obligated to make an AHYDO Catch Up Payment, it shall provide written notice to the Trustee, any Paying Agent and the Holders five (5) Business Days prior to the applicable date, of the amount of such AHYDO Catch Up Payment, the date on which such payment will be made and, in the case of global notes, such other information as may be required by the depositary.

(c) The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the Default Rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

(a) The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee) where Notes may be presented or surrendered for payment, and they shall maintain an office or agency in the United States (which may be an office of the

Trustee or an affiliate of the Trustee) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee; provided that the Corporate Trust Officer of the Trustee shall not be an office or agency of the Company for purposes of service of legal process against the Company or any Guarantor.

(b) The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. Further, if at any time there shall be no such office or agency where the Notes may be presented or surrendered for payment, the Company shall forthwith designate and maintain such an office or agency, in order that the Notes shall at all times be payable. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.03 Reports. The Company will furnish to the Trustee and will furnish or cause to be furnished (i) in the case of clauses (a), (b) and (g) below, to the Holders, and (ii) in all other cases, to the websites or data systems described at the end of this Section 4.03 for the benefit of any Holders and Beneficial Owners of the Notes that request or elect to receive such information (for the avoidance of doubt, references in this Article IV to the Holders having the right to request or receive information and other deliverables shall be deemed to be a reference to the Holders and the Beneficial Owners of the Notes):

(a) Annual Financial Statements. As soon as available, but in any event in accordance with then Applicable Laws and not later than ninety (90) days after the end of each fiscal year of the Company commencing with the fiscal year ending December 31, 2018, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Grant Thornton LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then Applicable Laws and not later than forty-five (45) days after the end of each of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (other than those reasonably required to explain financial data).

(c) Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 4.03(a) or 4.03(b), a certificate of the Chief Executive Officer or a Financial Officer in substantially the form of Exhibit A hereto (the “Compliance Certificate”) (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 4.15(a), and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in 4.03(a) that would affect the preparation of the financial statements most-recently required to be delivered in accordance with Section 4.03(a) and Section 4.03(b) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d) Certificate of Financial Officer – Consolidating Information. If, at any time, all of the Subsidiaries of the Company are not Consolidated Subsidiaries, then concurrently with any delivery of financial statements under Section 4.03(a) or Section 4.03(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Subsidiaries and the eliminating entries, in such form as would be presentable to the independent accountants of the Company. A Financial Officer shall deliver separate financial statements setting forth the balance sheet and related statement of operations, stockholder’s equity and cash flow of each Subsidiary that is not a Guarantor, including the impact on the Company’s consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows.

(e) Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 4.03(a), a certificate of insurance coverage from each insurer or one or more insurance agencies with respect to the insurance required by Section 4.08, and, if requested by the Majority Holders, copies of the applicable policies and an Officers’ Certificate certifying the Company’s compliance with Section 4.08.

(f) Other Accounting Reports. If requested by the Trustee or any Holder, a copy of each other report or letter submitted to any Note Party by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any such Subsidiary, and a copy of any response by any Note Party, or the board of directors of any Note Party, to such letter or report.

(g) SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be.

(h) Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished by the Company to any holder of debt securities of the Company or any Subsidiary pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Indenture and not otherwise required to be furnished to the Trustee or any Holder pursuant to any other provision of this Section 4.03.

(i) Lists of Purchasers. Concurrently with the delivery of any Reserve Report to the Trustee pursuant to Section 4.13, a list of all Persons purchasing Hydrocarbons from the Company to the extent that any Note Party controls the marketing and the sale of such Hydrocarbons (which listings shall include, with respect to each such purchaser, the legal name and address thereof, the appropriate contact person thereat, the Oil and Gas Properties from which Hydrocarbons were purchased and the volume of Hydrocarbons purchased).

(j) Notice of Sales of Oil and Gas Properties and Liquidation of Swap Agreements. In the event the Company or any Subsidiary intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties or any Equity Interests in any Subsidiary in accordance with Section 4.37 (other than pursuant to Section 4.37(a)(i) or Section 4.37(a)(ix)), prior written notice of such disposition, the price thereof and the anticipated date of closing and any other details thereof reasonably requested by any Holder. If the Company or any Subsidiary receives any notice of early termination of any Swap Agreement to which it is a party from any of its counterparties, or any Swap Agreement to which the Company or any Subsidiary is a party is Liquidated, prompt written notice of the receipt of such early termination notice or such Liquidation, as the case may be, together with a reasonably detailed description or explanation thereof and any other details thereof requested by any Holder.

(k) Notice of Casualty Events. Prompt written notice, and in any event within ten (10) Business Days (or if under the circumstances the Majority Holders determine a longer period is reasonable, such longer period) following the knowledge thereof by, or the services of process on, (as the case may be) an Officer of the Company, of the occurrence of any Casualty Event reasonably expected to result in damages or loss of greater than $10,000,000 or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event reasonably expected to result in damages or loss of greater than $10,000,000.

(l) Information Regarding Company and Guarantors. Prompt written notice (and in any event within fifteen (15) Business Days thereafter) of any change (i) in the Company’s or any Guarantor’s company or corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Company’s or any Guarantor’s chief executive office or principal place of business, (iii) in the Company’s or any Guarantor’s identity or company or corporate structure or in the jurisdiction in which such Person is incorporated, organized or formed, (iv) in the Company’s or any Guarantor’s organizational identification number in its jurisdiction of organization, and (v) in the Company’s or any Guarantor’s federal taxpayer identification number.

(m) Notices of Certain Changes. Promptly deliver to the Trustee, and if requested by any Holder, such Holder, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to any of the documents governing the Existing Notes (or any Permitted Refinancing Debt incurred in replacement thereof), any documents governing any Permitted Junior Lien Debt or to the Organizational Documents, any preferred stock designation or any other organic document of the Company or any Subsidiary.

(n) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs, financial condition, Swap Agreements, production and sales information, and lease operating statements of the Company or any Subsidiary (including any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Indenture or any other Note Document, as any Holder may reasonably request.

(o) Material Acquisitions. The Company shall provide to the Trustee, and if requested by any Holder, any such Holder, not less than five (5) days’ prior written notice of the consummation of any Material Acquisition along with the material terms thereof.

(p) Non-Consent Election. The Company shall provide to the Trustee, and if requested by any Holder, any such Holder, promptly but in any event within thirty (30) days after the end of each calendar month, notice to withhold consent to participate in any wells located on Oil and Gas Properties delivered by any Note Party to any other Person during such calendar month.

(q) Surface Acreage Reports. As soon as available and in any event within thirty (30) days after the last day of each calendar quarter, a report certified as true and complete in all material respects by an Officer of the Company setting forth as of the last Business Day of such calendar quarter an accounting of all surface acreage sold by the Company or any Guarantor and the gross and net proceeds received therefore.

(r) Tax Returns. As soon as available and in any event within fifteen (15) days after the filing of any tax return of the Company, any Guarantor or any Subsidiary of either thereof with the IRS, the Company shall provide to the Trustee, a copy of such filed tax return, together with all exhibits and attachments thereto.

(s) Pro Forma Compliance Calculations. Concurrently with any transaction conditioned upon pro forma compliance with any financial ratio, including but not limited to the transactions described in Section 4.29(a)(iv), Section 4.29(b)(i)(2), Section 4.30(e), Section 4.37(a)(iv) and Section 4.43, the Company shall deliver to the Trustee, and if requested by any Holder, such Holder, an Officers’ Certificate that shall certify that Note Parties are in pro forma compliance with the applicable financial ratio and shall attach thereto calculations demonstrating such compliance.

Documents required to be delivered pursuant to Section 4.03(a), Section 4.03(b) or Section 4.03(g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered (i) to the Trustee and the Holders on the date on which the Company posts such documents, or provides a link thereto on the Company’s public website; or (ii) to the Holders on the date on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Holder shall have access; provided that the Company shall deliver paper copies of such documents to the Trustee upon its request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Trustee. The Trustee shall have no obligation to request the delivery of any of the documents or reports referred to in this Section 4.03 (including where such reports are to be delivered upon request of the Trustee) or to request or maintain paper copies of the documents referred to above and shall have no duty to deliver copies of any documents to any Holder or Beneficial Owner of the Notes.

The Company will make available the information and such reports required to be provided under this Section 4.03 (other than clauses (a), (b) and (g) hereof) and any other provision of this Article IV to any Holder who so elects and, upon request, to any Beneficial Owner of the Notes, in each case by posting such information on its website, on Intralinks, SyndTrak, ClearPar or any comparable password-protected online data system that will require a confidentiality acknowledgment, and will make such information readily available to any electing Holder, any electing Beneficial Owner of Notes, any bona fide prospective investor in the Notes, any bona fide securities analyst (to the extent providing analysis of investment in the Notes to investors and prospective investors therein) or any bona fide market maker in the Notes who agrees to treat such information as confidential or accesses such information on Intralinks, SyndTrak, ClearPar or any comparable password-protected online data system that will require a confidentiality acknowledgment; provided that such Holders, Beneficial Owners, prospective investors, security analysts or market makers will agree to (1) treat all such reports (and the information contained therein) and information as confidential, (2) not use such reports and the information contained therein for any purpose other than their investment or potential investment in the Notes and (3) not publicly disclose or distribute any such reports (and the information contained therein); provided, further, that during the occurrence of any Event of Default, any information that the Company or any of its Subsidiaries is required to furnish pursuant to Sections 8.01(e), (n), (p) and (q) of the First Lien Credit Agreement or, once the First Lien Credit Agreement ceases to exist, any substantively equivalent section under the Credit Facility, shall be made available to the Trustee and the Holders pursuant to the procedures contained above. Any information required to be provided pursuant to this paragraph which the Company is not otherwise obligated to make public under applicable securities laws will be labeled as private side information on any such website pursuant to a typical “click through” acknowledgment procedure.

For as long as the Notes remain outstanding, if at any time the Company is not filing the reports required by this Section 4.03(a) and 4.03(b) with the SEC, the Company shall furnish to the Holders of the Notes, and to securities analysts and prospective investors in the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 4.04 Notice of Material Events. The Company will furnish to the Trustee and any requesting Holder prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary not previously disclosed in writing to the Trustee or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Trustee) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $5,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 4.04 shall be accompanied by a statement of an Officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 4.05 Existence; Conduct of Business. The Company will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, conversion, consolidation, liquidation or dissolution permitted under Section 4.36.

Section 4.06 Payment of Obligations. The Company will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities of the Company and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate actions and the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of the Company or any Subsidiary.

Section 4.07 Operation and Maintenance of Properties. The Company will, and will cause each Subsidiary to:

(a) conduct its operations on all Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all applicable Governmental Requirements, including applicable pro ration requirements and Environmental Laws, and all Applicable Laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) keep, preserve and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including all equipment, machinery and facilities.

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary, in accordance with customary industry standards, to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.

(e) operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements; and

(f) to the extent a Note Party is not the operator of any Property, use reasonable efforts to cause the operator to comply with this Section 4.07.

Section 4.08 Insurance. The Company will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (b) flood insurance if and to the extent required under Section 4.15(e). The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Notes shall be endorsed in favor of and made payable to the Collateral Agent as its interests may appear and such policies shall name the Collateral Agent and the Trustee as “additional insureds” and “lender loss payees”, as applicable, and provide that the insurer will endeavor to give at least ten (10) days prior notice of any cancellation to the Trustee and Collateral Agent.

Section 4.09 Books and Records; Inspection Rights. The Company will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each Subsidiary to, permit any representatives designated by the Trustee or any Holder, upon reasonable prior notice and during normal business hours, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, in each case, subject to applicable safety standards, applicable privilege and confidentiality restrictions, and restrictions of owners of such records or properties who are neither the Company nor any Subsidiary.

Section 4.10 Compliance with Laws. The Company will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by it and its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.

Section 4.11 Environmental Matters.

(a) The Company shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of such Note Parties’ Properties or any other property offsite the Property to the extent caused by a Note Party’s operations except in compliance with Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all Environmental Permits, if any, required under Environmental Laws to be obtained or filed in connection with the operation or use of a Note Parties’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Note Parties’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation that could reasonably be expected to have a Material Adverse Effect; and (vi) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Note Parties’ obligations under this Section 4.11(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b) The Company will promptly, but in no event later than five (5) days of the occurrence of a triggering event, notify the Trustee in writing and any requesting Holder of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against any Note Party or their Properties of which the Company has knowledge in connection with any Environmental Laws if the Company could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of $100,000, not fully covered by insurance, subject to normal deductibles.

(c) The Company will, and will cause each Subsidiary to, provide environmental assessments, audits and tests in accordance with the most current version of the American Society of Testing Materials standards upon request by the Trustee or any Holder if any Holder reasonably believes (i) that there has been a Release of Hazardous Materials or (ii) non-compliance with an Environmental Law has occurred, and that such an event could reasonably be expected to cause a Material Adverse Effect (or as otherwise required to be obtained by the Trustee or any Holders by any Governmental Authority), in connection with any Oil and Gas Properties or other Properties.

Section 4.12 Further Assurances.

(a) The Company at its sole expense will, and will cause each Subsidiary to, promptly execute and deliver to the Trustee all such other documents, agreements and instruments required or reasonably requested by the Trustee or any Holder to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Company or any Subsidiary, as the case may be, in the Note Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Secured Obligations, or to correct any defect, error, inaccuracy or omission in this Indenture or the Security Documents, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Indenture or any of the Security Documents or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in connection therewith.

(b) The Company hereby authorizes the Trustee to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Company or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Documents or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law. Notwithstanding the grant of authority herein, the Company agrees to file all financing or continuation statements, and amendments thereto, and any other document or agreement necessary to perfect and maintain the perfection of the Collateral Agent’s lien on the Mortgaged Property. Neither the Trustee nor the Collateral Agent shall have any duty to file or record any financing statement, continuation statement or any other document or agreement to perfect or maintain the perfection of the Collateral Agent’s Lien on the Collateral and Mortgaged Property.

Section 4.13 Reserve Reports.

(a) On or before March 1, May 15, September 1 and November 15 of each year, commencing September 1, 2018, the Company shall furnish to the Trustee and any requesting Holders a Reserve Report evaluating the Oil and Gas Properties of the Company and its Subsidiaries as of the immediately preceding December 31, March 31, June 30 and September 30, respectively. The Reserve Reports as of June 30 and December 31 of each year shall be prepared by one or more Approved Petroleum Engineers, and the other Reserve Reports of each year shall be prepared by or under the supervision of the chief engineer of the Company who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding June 30 or December 31 Reserve Report, as applicable.

(b) With the delivery of each Reserve Report, the Company shall provide to the Trustee and any requesting Holder, a certificate of an Officer of the Company certifying that in all material respects: (i) the factual information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Company or its Subsidiaries owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 4.28, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of one-half bcf of gas (on an mcf equivalent basis) in the aggregate with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Company or any Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Reserve Report except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Company could reasonably be expected to have been obligated to list on Schedule 7.19 to the First Lien Credit Agreement as in effect on the date hereof had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the total value of the Oil and Gas Properties that the value of such Mortgaged Properties represent.

Section 4.14 Title Information.

(a) On or before the delivery to the Trustee of each Reserve Report required by Section 4.13(a), the Company will deliver title information covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Collateral Agent and Trustee shall have received together with title information previously delivered to the Collateral Agent and Trustee, title information on (i) Oil and Gas Properties constituting Proved Developed Producing Reserves evaluated in such Reserve Report representing at least 90% of the total present value (using a 10% discount rate and as such value is set forth in the most recently delivered Reserve Report) of all Proved Developed Producing Reserves evaluated in such Reserve Report and (ii) Oil and Gas Properties constituting Proved Reserves evaluated in such Reserve Report representing at least 90% of the total present value (using a 10% discount rate and as such value is set forth in the most recently delivered Reserve Report) of all Proved Reserves evaluated in such Reserve Report; provided that, in the event that the First Lien Agent grants an extension to the Company’s obligation to deliver title information required by Section 8.13 of the First Lien Credit Agreement, then the Company’s obligations under this Section 4.14(a) shall be automatically extended for the length of such extension, without the need for further written modification to this Indenture (but in any case, to a date no longer than thirty (30) days after the original required date of delivery).

(b) If the Company has provided title information for additional Properties under Section 4.14(a), the Company shall, within forty-five (45) days of notice from any Holder that title defects or exceptions (other than, of a nature or type that constitutes a Permitted Lien) exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 4.28 raised by such information, (ii) substitute reasonably acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition and other than, of a nature or type that constitutes a Permitted Lien) having an equivalent reserve classification and an equivalent value (as reasonably determined by the Holders) or (iii) deliver title information so that the Collateral Agent and Trustee shall have received, together with title information previously delivered to the Collateral Agent and Trustee, title information meeting the requirements set forth in Section 4.14(a).

(c) Notwithstanding anything to the contrary herein, the Company shall be deemed to have complied with this Section 4.14 if, after delivery of the title information and other documents required by Section 8.13 of the First Lien Credit Agreement as in effect on the date hereof, the First Lien Agent is satisfied that such title information and other documents provided by the Company comply with the obligations of such Section 8.13 of the First Lien Credit Agreement as in effect on the date hereof and the Company shall provide an Officers’ Certificate certifying the Company’s compliance with this Section 4.14. The Trustee and Collateral Agent’s sole responsibility in connection with this Section 4.14 shall be to receive such certificate. Neither the Trustee nor the Collateral Agent shall have any duty to review such reports, evaluate title defects or otherwise take any actions with respect thereto.

Section 4.15 Additional Collateral; Additional Guarantors.

(a) In connection with the delivery of each Reserve Report, the Company shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 4.13(b)) to ascertain whether the Mortgaged Properties include (i) (A) Oil and Gas Properties constituting Proved Developed Producing Reserves representing at least 95% of the total present value (using a 10% discount rate and as such value is set forth in such Reserve Report) of all Proved Developed Producing Reserves evaluated in such Reserve Report and (B) Oil and Gas Properties constituting Proved Reserves representing at least 95% of the total present value (using a 10% discount rate and as such value is set forth in such Reserve Report) of all Proved Reserves evaluated in such Reserve Report, (ii) subject to Section 4.15(f)(i), substantially all of the Note Parties’ Oil and Gas Properties not constituting Proved Reserves and (iii) substantially all midstream assets and any infrastructure or related Oil and Gas Property. If the Mortgaged Properties do not include the requisite Properties as set forth in the foregoing clauses (i), (ii) and (iii), then the Company shall, and shall cause its Subsidiaries to, grant (from its available unencumbered Property), within thirty (30) days of delivery of the certificate required under Section 4.13(b), to the Collateral Agent as security for the Secured Obligations, a second-priority Lien interest (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties and midstream properties not already subject to a Lien of the Security Documents such that after giving effect thereto, the Mortgaged Properties will include such requisite Properties as set forth in such clauses (i), (ii) and (iii) of the immediately preceding sentence; provided that, in the event that the First Lien Agent grants an extension to the Company’s obligation to grant Liens on Mortgaged Properties required by Section 8.14(a) of the First Lien Credit Agreement as in effect on the date hereof, then the Company’s obligations under this Section 4.13(a) shall be automatically extended for the length of such extension, without the need for further written modification to this Indenture (but, in any case, to a date no later than thirty (30) days after the original required date of delivery). All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Documents, all in form and substance necessary to properly grant and perfect the Collateral Agent’s liens and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 4.15(b).

(b) In the event that a Note Party forms or acquires any Subsidiary, if such Subsidiary guarantees or is primarily liable for any other Debt for borrowed money of a Note Party, the Company shall promptly (and, in any event, within thirty (30) days after such date) cause such Subsidiary to guarantee the Secured Obligations by executing a supplemental indenture substantially in the form of Annex A hereto and grant to the Collateral Agent a security interest in substantially all of its personal property. In connection with any such guaranty, the Company shall, or shall cause such Subsidiary to, (i) execute and deliver a supplement to the Indenture substantially in the form of Annex A hereto executed by such Subsidiary, (ii) pledge all of the Equity Interests of such new Subsidiary (including delivery (if applicable) of original stock certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (iii) execute and deliver such other additional closing documents, certificates and legal opinions, in each case, equivalent to what the Company provides to the First Lien Agent pursuant to the First Lien Credit Agreement, or, if the First Lien Credit Agreement ceases to exist, the Credit Facility; provided that, in the event that the First Lien Agent grants an extension to the Company’s obligations required by Section 8.14(b) of the First Lien Credit Agreement as in effect on the date hereof, then the Company’s obligations under this Section 4.13(b) shall be automatically extended for the length of such extension, without the need for further written modification to this Indenture (but, in any case, to a date no later than thirty (30) days after the original required date of delivery).

(c) If the Company or any Subsidiary intends to grant any Lien on any Property to secure any Permitted Junior Lien Debt, then the Company will provide at least fifteen (15) days’ prior written notice thereof to the Trustee and the Collateral Agent (or such shorter time as the Trustee and Collateral Agent may agree in their sole discretion), and the Company will, and will cause its Subsidiaries to, first grant to the Collateral Agent to secure the Secured Obligations a prior Lien, on the same Property pursuant to Security Documents in form and substance necessary to properly grant and perfect the Collateral Agent’s lien to the extent a prior Lien has not already been granted to the Collateral Agent on such Property. Notwithstanding anything to the contrary herein or in any Note Document, if any Security Documents are required under this Section 4.15 to be delivered to the Collateral Agent and the Company is also required to provide analogous security documents, certificates or legal opinions to the First Lien Agent or grant or perfect a Lien on the same Property under any First Lien Credit Document that is the subject of such Security Document, then the Company shall, or shall cause its Subsidiaries to, execute and deliver to the Collateral Agent analogous security documents, certificates or legal opinion relating to the matters described above, which opinions shall be substantially in the form of that which is provided to the First Lien Agent. The Company will cause any Subsidiary and any other Person guaranteeing any Existing Notes, any Permitted Junior Lien Debt or any Permitted Refinancing Debt to contemporaneously guarantee the Secured Obligations pursuant to the Subsidiary Guarantee.

(d) If the Note Parties consummate any Material Acquisition of Oil and Gas Properties or any other acquisition pursuant to Section 4.30(i), the Note Parties shall grant liens on such Oil and Gas Properties in accordance with Section 4.19.

(e) With respect to any real property that will be subject to such additional Security Documents pursuant to this Section 4.15, the Company shall, and shall cause each other Note Party to, in connection with but reasonably prior to its delivery of any such additional Security Documents that would encumber any Building or Manufactured (Mobile) Home, provide (i) a life of loan flood hazard determination with respect to any such Building or Manufactured (Mobile) Home and (ii) if such real property is located in a Special Flood Hazard Area, evidence of flood insurance in such amounts as are required under the First Lien Credit Agreement or the Credit Facility (or, if neither exist, as are reasonably acceptable to the Majority Holders).

(f) Notwithstanding the foregoing provisions of Section 4.15,

(i) during the period commencing on the Issue Date and ending on the date that is ninety (90) days following the Issue Date (or such later date as the Majority Holders may agree in their sole discretion) (such period, the “Post-Closing Mortgage Period”), the Mortgaged Properties shall only be required to include (A) (1) Oil and Gas Properties constituting Proved Developed Producing Reserves representing at least 90% of the total present value (using a 10% discount rate and as such value is set forth in the Initial Reserve Report) of all Proved Developed Producing Reserves evaluated in the Initial Reserve Report and (2) Oil and Gas Properties constituting Proved Reserves representing at least 90% of the total present value (using a 10% discount rate and as such value is set forth in the Initial Reserve Report) of all Proved Reserves evaluated in the Initial Reserve Report, (B) substantially all of the Note Parties’ Oil and Gas Properties not constituting Proved Reserves to the extent that such Oil and Gas Properties are located in counties in which filings have been made, or are required to be made, to satisfy clause (A) herein, and (C) substantially all midstream assets and any infrastructure or related Oil and Gas Property; provided that on or prior to the expiration of the Post-Closing Mortgage Period, the Company shall, and shall cause its Subsidiaries to, deliver supplemental mortgages (including mortgages covering leasehold interests in wellbores owned by the Note Parties as of the Issue Date that were not previously mortgaged on the Issue Date) so that the Mortgaged Property includes (x) Oil and Gas Properties constituting Proved Developed Producing Reserves representing at least 95% of the total present value (using a 10% discount rate and as such value is set forth in the most recently delivered Reserve Report) of all Proved Developed Producing Reserves evaluated in such Reserve Report and (y) Oil and Gas Properties constituting Proved Reserves representing at least 95% of the total present value (using a 10% discount rate and as such value is set forth in the most recently delivered Reserve Report) of all Proved Reserves evaluated in such Reserve Report; and

(ii) during such periods in which the Company maintains a Total Debt to EBITDAX ratio of less than 3.00 to 1.00, measured as of the last day of the four fiscal quarter period most recently ended for which financial statements are available, the Mortgaged Properties shall only be required to include (1) Oil and Gas Properties constituting Proved Developed Producing Reserves representing at least 90% of the total present value (using a 10% discount rate and as such value is set forth in the Initial Reserve

Report) of all Proved Developed Producing Reserves evaluated in the Initial Reserve Report, (2) Oil and Gas Properties constituting Proved Reserves representing at least 90% of the total present value (using a 10% discount rate and as such value is set forth in the Initial Reserve Report) of all Proved Reserves evaluated in the Initial Reserve Report, (3) substantially all of the Note Parties’ Oil and Gas Properties not constituting Proved Reserves and (4) substantially all midstream assets and any infrastructure or related Oil and Gas Property.

Section 4.16 ERISA Compliance. The Company will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate (to the extent that the Company has Control of the ERISA Affiliate) to promptly furnish to any requesting Holder (a) promptly after receipt of a written request by the Trustee, copies of each annual and other report with respect to each Plan or any trust created thereunder, filed with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, (b) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, that would reasonably be expected to have a Material Adverse Effect in connection with any Plan or any trust created thereunder, a written notice signed by the Chief Executive Officer or the principal Financial Officer, the Subsidiary or the ERISA Affiliate (to the extent that the Company has Control of the ERISA Affiliate), as the case may be, specifying the nature thereof, what action the Company, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (c) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the Company will, and will cause each Subsidiary and ERISA Affiliate (to the extent that the Company has Control of the ERISA Affiliate) to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 4.17 Marketing Activities. The Company will not, and will not permit any of its Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Company and its Subsidiaries that the Company or one of its Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 4.18 Deposit Accounts, Securities Accounts and Commodities Accounts.

(a) The Company shall cause all of its Deposit Accounts, Securities Accounts and Commodities Accounts of the Note Parties, other than Excluded Deposit Accounts, to be subject to Account Control Agreements at all times.

(b) Upon the request of any Holder the Company shall provide to the Trustee and such requesting Holder, within five (5) Business Days of any such request (or such longer period as the Majority Holders may agree), balance statements, in a form reasonably acceptable to the Majority Holders, for each Deposit Accounts, Securities Accounts and Commodities Accounts of the Company and each Subsidiary.

Section 4.19 Acquisition of Oil and Gas Properties – Mortgage Coverage. In connection with any Material Acquisition or any other acquisition pursuant to Section 4.30(i), the Company shall, and shall cause its Subsidiaries to, grant within thirty (30) days of such acquisition of such Oil and Gas Properties by the Company or such Subsidiary, to the Collateral Agent as security for the Secured Obligations, a second-priority Lien junior only to the Liens permitted under Section 4.28(h) (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on (a) Oil and Gas Properties constituting Proved Developed Producing Reserves representing at least 95% of the total present value (using a 10% discount rate) of all Proved Developed Producing Reserves acquired, (b) Oil and Gas Properties constituting Proved Reserves representing at least 95% of the total present value (using a 10% discount rate) of all Proved Reserves acquired, (c) substantially all of the Oil and Gas Properties not constituting Proved Reserves acquired, and (d) substantially all midstream assets and any infrastructure or related Oil and Gas Property acquired. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Documents, all in form and substance as shall be reasonably necessary to grant and perfect the Collateral Agent’s lien and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 4.15(b); provided that, in the event that the First Lien Agent grants an extension to the Company’s obligations required by Section 8.18 of the First Lien Credit Agreement as in effect on the date hereof, then the Company’s obligations under this Section 4.19 shall be automatically extended for the length of such extension, without the need for further written modification to this Indenture (but, in any case, to a date no later than thirty (30) days from the original required date of delivery).

Section 4.20 Quarterly Public Earnings Calls. No less frequently than once per fiscal quarter, the Company shall hold a public earnings conference call to go over its result of operations and other customary matters, which shall be open to members of the public including the Holders.

Section 4.21 Swap Agreements - Minimum Hedging. Subject to Section 4.43, the Company shall, not later than five (5) Business Days following the Issue Date, enter into and maintain Swap Agreements with Approved Counterparties, the notional volumes for which (when aggregated and netted with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements), as of the date such Swap Agreement is executed, of not less than (a) 75% of the Reasonably Anticipated Projected Production of crude oil from the Note Parties’ Oil and Gas Properties constituting Proved Developed Producing Reserves, as listed on the most recently delivered Reserve Report, for each quarter during the period commencing on the date of determination through the 12th month thereafter, (b) 67% of the Reasonably Anticipated Projected Production of crude oil from the Note Parties’ Oil and Gas Properties constituting Proved Developed Producing Reserves, as listed on the most recently delivered Reserve Report, for each quarter during the period commencing with the 13th month after the date of determination through the 24th month thereafter, and (c) 50% of the Reasonably Anticipated Projected Production of crude oil from the Note Parties’ Oil and Gas Properties constituting Proved Developed Producing Reserves, as listed on the most recently delivered Reserve Report, for each quarter during the period commencing with the 25th month after the date of determination through the 36th month thereafter. Company’s compliance with the requirements of this Section 4.21 shall be measured as of (i) the fifth Business Day following the Issue Date and (ii) thereafter, the last day of each fiscal quarter, in each case using the most recently delivered Reserve Report (including the Initial Reserve Report); provided that, in the event that the First Lien Agent grants an extension, waiver, amendment, or consent with respect to the Company’s obligations under Section 8.20 of the First Lien Credit Agreement, such waiver, extension, amendment, or consent shall be also applicable to this Section 4.21 (without the need for further written modification to this Indenture).

Section 4.22 [Reserved].

Section 4.23 Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.24 Amendments to Debt Documents.

(a) The Company will not, and will not permit any Subsidiary to, enter into, modify or amend, or waive any right or obligation of any such Person under the First Lien Credit Agreement or, if the First Lien Credit Agreement ceases to exist, the Credit Facility if such amendment, modification or waiver would (i) in any way restrict the payment, repayment, redemption, repurchase or other refinancing of or in respect of the Notes that would be permitted under the First Lien Credit Agreement as in effect on the Issue Date, (ii) result in an increase to the Weighted Yield on the loans and obligations under the First Lien Credit Agreement or, if the First Lien Credit Agreement ceases to exist, the Credit Facility as compared to the Weighted Yield on the loans and obligations under the First Lien Credit Agreement as in effect on the Issue Date by more than 250 basis points, (iii) result in any amendment to, modification of, re-set or other adjustment of the call protection under the First Lien Credit Agreement or, if the First Lien Credit Agreement ceases to exist, the Credit Facility in any manner that is prejudicial to the Company as compared to the call protection under the First Lien Credit Agreement or, if the First Lien Credit Agreement ceases to exist, the Credit Facility immediately prior to such amendment, modification, re-set or adjustment, unless, substantially contemporaneously therewith, this Indenture and the Notes are amended pursuant to Section 9.01(j) such that the Notes also receive the benefit of such prejudicial amendment, modification, reset and/or adjustment (as examples, if the terms of the newly amended, modified, reset or adjusted Debt include a make-whole for a period of time that extends longer than the make-whole applicable to such Debt immediately prior to such amendment, modification, reset or adjustment (whether on account of such Debt never having contained a make-whole or on account of the make-whole expiring or terminating on an earlier date in accordance with its terms) (a “make-whole extension”), then the Notes shall be amended to extend the then-existing make-whole period by (or reintroduce a make-whole period for) the length of the make-whole extension; additionally, in the event the amended, modified, reset or adjusted Debt includes a call premium schedule that increases the call premium percentage applicable at any period of time as compared to the call premium percentage applicable to such period of time under such Debt immediately prior to such amendment, modification, reset or adjustment (a “call protection increase”), then the Notes shall be amended such that the then applicable call premium percentage under the Notes (even if the Notes would not otherwise be subject to a call premium at such point in time) is increased by such call protection increases during such periods of time), (iv) add any additional Property as collateral for the First Lien Credit Agreement or Credit Facility unless such Property is added as collateral for the Secured Obligations or the Secured Parties decline to take such collateral, (v) provide for any Person to issue a guarantee or be required to issue a guarantee unless such Person guarantees the Secured Obligations or the Secured Parties decline to take such guarantee, (vi) cause the principal amount of the Priority Lien Obligations to exceed the All in Cap or (vii) contravene the provisions of the Intercreditor Agreement.

(b) The Company will not, and will not permit any Subsidiary to, enter into, modify, supplement or amend, or waive any right or obligation of any such Person under or in respect of the Intercreditor Agreement in a manner adverse to the Holders, as compared to the Intercreditor Agreement as in effect immediately prior to such amendment, supplement or modification.

(c) The Company will not, and will not permit any Subsidiary to, enter into, modify, supplement or amend, or waive any right or obligation of any such Person under or in respect of the Existing Notes or the indentures with respect thereto that could reasonably be expected to adversely affect the Trustee or the Holders.

Section 4.25 Offer to Repurchase Upon Change of Control.

(a) Within thirty (30) days following the occurrence of a Change of Control, the Company shall make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00 in excess thereof of each Holder’s Notes at a purchase price (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased (subject to the prepayment provisions in the First Lien Credit Agreement as in effect on the Issue Date, to the extent applicable), plus accrued and unpaid interest, if any, thereon to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Change of Control Settlement Date. Within thirty (30) days following a Change of Control, the Company shall mail a notice of the Change of Control Offer to each Holder and the Trustee describing the transaction or transactions that constitute the Change of Control and stating:

(b) that the Change of Control Offer is being made pursuant to this Section 4.25 and that all Notes validly tendered and not validly withdrawn pursuant to the Change of Control Offer will be accepted for payment;

(c) the purchase price and the Change of Control Settlement Date, which shall be no earlier than thirty (30) days but no later than sixty (60) days from the date such notice is mailed;

(d) that the Change of Control Offer will expire as of the time and date specified in such notice and that the Company shall pay the Change of Control Payment for all Notes accepted for purchase promptly thereafter on the Change of Control Settlement Date;

(e) that any Note not tendered will continue to accrue interest;

(f) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Settlement Date;

(g) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, properly endorsed for transfer, together with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed and such customary documents as the Company may reasonably request, to the Paying Agent at the address specified in the notice prior to the termination of the Change of Control Offer;

(h) that Holders will be entitled to withdraw their election if the Paying Agent receives, prior to the termination of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased; and

(i) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1.00 in principal amount or an integral multiple of $1.00 in excess thereof.

If any of the Notes subject to a Change of Control Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to repurchases. Further, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.25, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions by virtue of such compliance.

On or before the Change of Control Settlement Date, the Company shall, to the extent lawful, accept for payment all Notes or portions thereof (in minimum denominations of $1.00 and in integral multiples of $1.00 in excess thereof properly tendered (and not validly withdrawn) pursuant to the Change of Control Offer. Promptly after such acceptance, on the Change of Control Settlement Date, the Company shall:

(i) deposit with the Paying Agent by 11:00 a.m., New York City time, an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered (and not validly withdrawn); and

(ii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

On the Change of Control Settlement Date, the Paying Agent shall mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of the Depository) and the Trustee shall authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note will be in a minimum principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Settlement Date.

The Change of Control provisions of this Section 4.25 shall be applicable whether or not any other provisions of this Indenture are applicable.

The Company shall not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Section 4.25 applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not validly withdrawn under such Change of Control Offer or (2) a notice of redemption of all Notes has been given pursuant to Section 3.07, unless there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for such Change of Control at the time of making the Change of Control Offer.

Section 4.26 No Partial Inducements. The Company shall not, and the Company shall not permit any of its Subsidiaries, either directly or indirectly, to pay (or cause to be paid) any consideration, whether by way of interest, fee or otherwise, to any Beneficial Owner or Holder of the Notes for or as an inducement to any consent to any waiver, supplement or amendment of any terms or provisions of this Indenture, the Notes or the Note Documents, unless such consideration is offered to be paid (or agreed to be paid) to all Beneficial Owners and Holders of the Notes in the time frame set forth in the solicitation documents relating to such consent.

Section 4.27 Debt. The Company will not, and will not permit any Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a) The Secured Obligations or any guarantee of or suretyship arrangement for the Secured Obligations (including any guarantee of the Notes by any Guarantor required by Section 4.15);

(b) Debt (i) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of any Note Party (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of such Note Party (provided that such Debt is incurred within sixty (60) days of the acquisition of such property) and (ii) in respect of Capital Leases, provided that the principal amount of all Debt outstanding pursuant to this clause shall not exceed $2,000,000 in the aggregate at any one time;

(c) Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of, or provision for the abandonment and remediation of, the Oil and Gas Properties;

(d) intercompany Debt between Note Parties to the extent permitted by Section 4.30(d); provided that (i) such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than one of the Note Parties, (ii) any such Debt owed by either the Company or a Guarantor shall be subordinated to the Secured Obligations on terms set forth in the Subsidiary Guarantee and (iii) any such Debt shall not have any scheduled amortization prior to ninety (90) days after the Stated Maturity of the Notes;

(e) Endorsements of negotiable instruments for collection in the ordinary course of business;

(f) the Existing Notes and any Permitted Refinancing Debt (subject to Section 4.29(b) hereof) in respect of such Existing Notes; provided that (i) the remaining outstanding principal balance of the Existing Notes shall be less than or equal to $30,000,000 at all times on or after March 1, 2020 and (ii) the Company shall have furnished to the Trustee and to any requesting Holders prior written notice of its intent to incur any such Permitted Refinancing Debt in accordance with Section 4.29(b), the amount thereof, and the anticipated closing date, together with copies of drafts of the material definitive documents therefor promptly after such drafts are available and, when completed, copies of the final versions of such material definitive documents;

(g) Permitted Junior Lien Debt the principal amount of which does not exceed $150,000,000 and any Permitted Refinancing Debt in respect thereof; provided that the Company shall have furnished to the Trustee and any requesting Holders prior written notice of its intent to incur such Permitted Junior Lien Debt, the amount thereof, and the anticipated closing date, together with copies of drafts of the material definitive documents therefor promptly after such drafts are available and, when completed, copies of the final versions of such material definitive documents;

(h) Debt in respect of letters of credit posted on behalf of the Note Parties in an amount not to exceed $2,000,000;

(i) Guarantees of the Company and any Guarantor in respect of Debt otherwise permitted hereunder;

(j) Other Debt not to exceed $10,000,000 in the aggregate principal amount at any one time outstanding;

(k) (i) all obligations to the extent constituting Debt under all Swap Agreements of the Company and its Subsidiaries entered into with Approved Counterparties and which are otherwise permitted hereunder and (ii) all obligations in respect of Bank Product Obligations (as such term is defined in the Intercreditor Agreement) of any of the lenders or lender affiliates under or in connection with the First Lien Credit Agreement or the Credit Facility; and

(l) Debt issued under the First Lien Credit Agreement and any Permitted Refinancing Debt in respect of all of such Debt (or part of such Debt if the remainder of such Debt is refinanced or replaced as provided in the first proviso of this clause (1)), subject to Section 4.29(b)(iii) (such Permitted Refinancing Debt in respect of the First Lien Credit Agreement, the “Credit Facility”) not to exceed a principal amount equal to the All in Cap in the aggregate at any time outstanding (with outstanding letters of credit being deemed to have a principal amount equal to the stated amount thereof); provided that, if any such Debt in respect of the First Lien Credit Agreement or Credit Facility is refinanced or replaced pursuant to Section 4.29(b)(iii) with Permitted Junior Lien Debt or unsecured Debt, there shall be a permanent dollar-for-dollar reduction in the Base Cap and the Refinancing Cap; provided, further, that any such secured Debt incurred under this clause (l) must be (a) secured on a basis that is or would be pari passu with the First Lien Credit Agreement as in effect on the date hereof (which, includes, for the avoidance of doubt, that no Debt secured under this clause (l) may be secured by a so called “one and a half” or similar lien structure) and (b) subject to a rank in right of payment that is or would be pari passu with the loans and obligations under the First Lien Credit Agreement as on the date hereof (which, includes, for the avoidance of doubt, that no Debt incurred under this clause (l) may be contractually subordinated to any other Debt incurred under this clause (l) or otherwise, including pursuant to any so called “first-out” or “last-out” tranche or similar tranching structures).

Section 4.28 Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except (the “Permitted Liens”):

(a) Liens granted under the Note Documents securing the payment of any Secured Obligations under the Notes and any PIK Notes and Note Documents;

(b) Excepted Liens;

(c) Liens securing Permitted Junior Lien Debt permitted by Section 4.27(g);

(d) Liens securing Debt permitted by Section 4.27(b), but only on the Property that are the subject of the Debt referred to in such clause;

(e) Liens on cash deposits (and Deposit Accounts) securing Debt in respect of letters of credit permitted by Section 4.27(h);

(f) Liens existing on the date hereof and listed in Schedule 9.03 of the First Lien Credit Agreement as in effect on the date hereof and any renewals or extensions thereof;

(g) Liens in favor of a trustee pursuant to an indenture relating to any Debt permitted by this Indenture to the extent such Liens (i) only secure customary compensation, reimbursement and indemnification obligations owing to such trustee and (ii) are limited to the money or property held by such trustee (except such money or property held in trust for the payment of such Debt);

(h) Liens granted to secure obligations under the First Lien Credit Agreement (including Secured Swap Obligations (as defined in the First Lien Credit Agreement or any substantially similar definition in the Credit Facility) and obligations permitted under Section 4.27(k)(ii)) and, once the First Lien Credit Agreement ceases to exist, the Credit Facility, in each case, to the extent not prohibited under this Indenture, including Section 4.27(l), and subject to an Intercreditor Agreement; provided that Liens under this clause 4.28(h) shall be subject to the All in Cap in all respects;

(i) Liens in favor of the provider of insurance premium financings which encumber cash or letters of credit held by the party, the proceeds of insurance the premiums of which are financed thereby, or prepaid premiums, which are entered into in the ordinary course of business and which secure the Debt incurred from such provider to pay insurance premiums in an aggregate amount not to exceed $250,000 at any time; and

(j) Liens on Property not otherwise permitted by the foregoing clauses of this Section 4.28; provided that (i) such Liens do not secure Debt for borrowed money and (ii) the aggregate amount of all Debt secured by Liens permitted by this Section 4.28(j) shall not exceed $2,000,000 at any time.

Section 4.29 Dividends, Distributions and Redemptions; Amendments to Certain Debt Documents.

(a) Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except:

(i) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);

(ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

(iii) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries;

(iv) the Company may make Restricted Payments in the form of repurchases of Equity Interests issued by the Company in an aggregate amount not to exceed $25,000,000 during the term of this Indenture; provided that (A) the PDP Coverage Ratio shall be equal to or greater than 1.00 to 1.00 after giving pro forma effect to such

Restricted Payment (and the Company has delivered the certificate required by Section 4.03(s) certifying to such pro forma compliance and attaching calculations demonstrating such pro forma compliance), (B) such Restricted Payment is pursuant to an open market repurchase of such Equity Interests and the seller of such Equity Interest is not an Affiliate or “insider” of the Company, (C) no Default or Event of Default shall exist at the time of such Restricted Payment or result therefrom and (D) concurrently with any such Restricted Payment, the Company shall deliver a certificate executed by its Chief Financial Officer certifying that, after giving effect to such Restricted Payment, the Company is Solvent as of such date.

(b) Redemption or Amendment of Terms of Certain Debt. The Company will not, and will not permit any Subsidiary to:

(i) call, make or offer to make any Redemption of or otherwise Redeem (whether in whole or in part) the Existing Notes (or any Permitted Refinancing Debt in respect thereof) or any Permitted Junior Lien Debt (or any Permitted Refinancing Debt in respect thereof); provided that the Company may prepay, repay or Redeem the Existing Notes or any Permitted Refinancing Debt in respect thereof so long as such prepayment, repayment or Redemption (1)(x) is made in exchange for or with the net cash proceeds of the substantially concurrent issuance of Equity Interests of the Company (other than Disqualified Capital Stock and Equity Interests issued on or before the Issue Date) or (y) is made in exchange for or with the net cash proceeds of a substantially concurrent incurrence of Permitted Junior Lien Debt or unsecured Debt, in each case, constituting Permitted Refinancing Debt of the Company maturing at least ninety-one (91) days outside the Stated Maturity of the Notes or (2) is made with aggregate Operating Cash Flow, measured since the Issue Date; provided, however, prepayments, repayments and Redemptions shall only be permitted under this clause (2) if (x) the Total Debt to EBITDAX ratio measured as of the most recently ended fiscal quarter for which financial statements are available shall be less than 3.00 to 1.00 as measured immediately prior to and after giving pro forma effect to such repayment, prepayment or Redemption and to the other transactions to occur on such date; (y) no Defaults or Event of Default exist or shall occur after giving effect thereto; and (z) concurrently with any such prepayment, repayment or Redemption, the Company shall deliver an Officers’ Certificate to the Trustee certifying that, after giving effect to such prepayment, repayment or Redemption, the Company has complied with this Section 4.29(b)(i)(2) and is Solvent as of such date. For the avoidance of doubt, the Existing Notes and any Permitted Refinancing Debt in respect thereof cannot be refinanced, repaid, prepaid or redeemed with any Debt secured by a Lien that is pari passu or senior to the Liens securing the Secured Obligations (including, without limitation, any so called “first”, “one and a half” or similar Lien structures); or

(ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of or documents governing the Existing Notes, any Permitted Junior Lien Debt or any Permitted Refinancing Debt in respect of either of the foregoing if:

(A) the effect thereof would be to (t) shorten its maturity or average life, (u) increase the amount of any payment of principal thereof or premium or fee (other than a consent, amendment or similar fee in an aggregate amount for all such fees during the term of this Indenture not to exceed 1.00% of the outstanding principal amount of the Existing Notes, any Permitted Junior Lien Debt or any Permitted Refinancing Debt being amended, modified or otherwise changed or any fee owed to the Existing Notes Trustee) with respect thereto, (v) increase the rate or shorten any period or payment of interest thereon or (w) cause such Permitted Junior Lien Debt or Permitted Refinancing Debt in respect thereof to no longer satisfy the requirements of the definitions of Permitted Junior Lien Debt or Permitted Refinancing Debt, as applicable;

(B) such amendment, modification, waiver, change or consent would adversely affect the Holders in any material respect; or

(C) in the case of Permitted Junior Lien Debt or any Permitted Refinancing Debt in respect thereof, such amendment, modification, waiver, change or consent is prohibited under the terms of the applicable intercreditor agreement;

(iii) refinance or replace (whether in whole or in part) the loans and obligations outstanding under the First Lien Credit Agreement or any Credit Facility so long as (1) such new Debt is in an aggregate principal amount not in excess of the principal amount being refinanced and an amount necessary to pay any accrued and unpaid interest on the Debt being refinanced and any fees and expenses, including call protection amounts, yield maintenance amounts and any other premiums, on the Debt being refinanced that is related to or that becomes due as a result of such refinancing; provided, that the principal amount of the new Debt shall at all times be subject to the All in Cap (subject to reduction to the Base Cap and Refinancing Cap as provided in Section 4.27(l)), (2) the terms of the new Debt do not shorten the final maturity or increase the Weighted Yield on the loans and obligations under the Credit Facility as compared to the Weighted Yield on the loans and obligations under the First Lien Credit Agreement as in effect on the Issue Date by more than 250 basis points; (3) the call protection under the new Debt does not change (and is not modified) in any manner that is prejudicial to the Company as compared to the call protection under the refinanced Debt immediately prior to such refinancing, unless, substantially contemporaneously therewith, this Indenture is amended pursuant to Section 9.01(j) such that the Notes also receive the benefit of such prejudicial change or modification to the call protection (as examples, if the terms of the new Debt include a make-whole for a period of time that extends longer than the make-whole then-applicable to the refinanced debt (whether on account of the refinanced Debt never having contained a make-whole or on account of the make-whole expiring or terminating on an earlier date in accordance with its terms) (a “make-whole extension”), then the Notes shall be amended to extend the then-existing make-whole period by (or reintroduce a make-whole period for) the length of the make-whole extension; additionally, in the event the new Debt includes a call premium schedule that increases the call premium percentage applicable at any period of time as compared to the call premium percentage applicable to such period of time under the then-applicable refinanced debt (a “call protection increase”), then the Notes shall be amended such that the then applicable call premium percentage under the Notes (even if the Notes would not otherwise be subject to a call premium at such point in time) are increased by such call protection increases during such periods of time); (4) such new Debt does not in any way restrict the payment, repayment, redemption, repurchase or other refinancing of or in respect of the Notes that would be permitted under the First Lien Credit Agreement as in effect on the Issue Date, (5) such New Debt does not add any Property as collateral for the Credit Facility unless such Property is added as collateral for the Secured Obligations or the Secured Parties decline to take such collateral, (6) such New Debt does not provide for any Person to issue a guarantee or be required to issue a guarantee unless such Person guarantees the Secured Obligations or the Secured Parties decline to take such guarantee and (7) such new Debt does not contravene the provisions of the Intercreditor Agreement;

provided that the foregoing shall not prohibit the execution of supplemental indentures to add guarantors, provided such Person complies with Section 4.15(b) and Section 4.15(c).

Section 4.30 Investments, Notes, Advances and Acquisitions. The Company will not, and will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person or make any Material Acquisitions, except that the foregoing restriction shall not apply to:

(a) Investments disclosed on Schedule 9.05 of the First Lien Credit Agreement as in effect on the Issue Date;

(b) Accounts receivable arising in the ordinary course of business;

(c) Cash Equivalents so long as such Cash Equivalents are held in a Deposit Account, Securities Account or Commodities Account subject to an Account Control Agreement;

(d) Investments (i) made by the Company in or to any Subsidiary which is a Guarantor and with respect to which 100% of the issued and outstanding Equity Interests have been pledged to Trustee, and (ii) made by any Guarantor in or to any other Note Party;

(e) Permitted Acquisitions, provided that the Company shall deliver concurrently with the consummation of any Permitted Acquisition the Officers’ Certificate required by Section 4.03(s) certifying to pro forma compliance with the First Lien Financial Covenants to the extent then in effect under the First Lien Credit Agreement or the Credit Facility and a PDP Coverage Ratio that is greater than or equal to 0.95 to 1.00 and attaching calculations demonstrating such compliance;

(f) Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 4.30 owing to the Company or any Subsidiary as a result of a bankruptcy or other insolvency proceeding under any Bankruptcy Law of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Company or any of its Subsidiaries; provided that the Company shall give the Trustee prompt written notice if the aggregate amount of all Investments held at any one time under this Section 4.30(f) exceeds $100,000;

(g) (i) guarantees permitted by Section 4.27, and (ii) guarantees by the Company or any Subsidiary for the performance or payment obligations of the Company or any Guarantor, which obligations were incurred in the ordinary course of business and do not constitute Secured Obligations;

(h) Investments not to exceed $5,000,000 in the aggregate at any time; and

(i) other acquisitions after the Issue Date by the Company or any Guarantor of Oil and Gas Properties (or all of the Equity Interests in Persons that primarily own Oil and Gas Properties) that have been approved by the requisite lenders under the First Lien Credit Agreement (or if the First Lien Credit Agreement ceases to exist, the agent or requisite lenders under the Credit Facility), provided that any Property acquired in connection with such acquisition becomes Collateral substantially concurrently with the closing of such acquisition to the extent required under Section 4.19 and any Person acquired as part of such acquisition becomes a Guarantor substantially concurrently with the closing of such acquisition in accordance with Section 4.15(b).

Section 4.31 Nature of Business. The Company will not, and will not permit any Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. From and after the date hereof, the Note Parties and their Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States.

Section 4.32 Limitation on Leases. The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Oil and Gas Properties), under leases or lease agreements which would cause the aggregate amount of all net payments made by the Company and the Subsidiaries pursuant to all such leases or lease agreements, including any residual payments at the end of any lease, to exceed $2,000,000 in any period of twelve (12) consecutive calendar months during the life of such leases.

Section 4.33 Proceeds of Notes. Neither the Company nor any Person acting on behalf of the Company has taken or will take any action which might cause any of the Note Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by any Holder, the Company will furnish to such requesting Holder a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 4.34 ERISA Compliance. The Company will not, and will not permit any Subsidiary to, at any time:

(a) except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, engage in, or permit any ERISA Affiliate (to the extent that the Company has Control of the ERISA Affiliate) to engage in, any transaction in connection with which the Company, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a Tax imposed by Chapter 43 of Subtitle D of the Code if such penalty or liability could reasonably be expected to result in a Material Adverse Effect;

(b) except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, terminate, or permit any ERISA Affiliate (to the extent that the Company has Control of the ERISA Affiliate) to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Company, a Subsidiary or any ERISA Affiliate to the PBGC;

(c) except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, fail to make, or permit any ERISA Affiliate (to the extent that the Company has Control of the ERISA Affiliate) to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or Applicable Law, the Company, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto, if such failure could reasonably be expected to result in a Material Adverse Effect;

(d) except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, permit to exist, or allow any ERISA Affiliate (to the extent that the Company has Control of the ERISA Affiliate) to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan;

(e) except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, permit, or allow any ERISA Affiliate (to the extent that the Company has Control of the ERISA Affiliate) to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Company, a Subsidiary or any ERISA Affiliate (to the extent that the Company has Control of the ERISA Affiliate) which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA;

(f) except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate (to the extent that the Company has Control of the ERISA Affiliate) to contribute to or assume an obligation to contribute to, any Multiemployer Plan;

(g) except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, acquire, or permit any ERISA Affiliate (to the extent that the Company has Control of the ERISA Affiliate) to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Company or a Subsidiary or with respect to any ERISA Affiliate of the Company or a Subsidiary if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;

(h) except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, incur, or permit any ERISA Affiliate (to the extent that the Company has Control of the ERISA Affiliate) to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; and

(i) except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, amend, or permit any ERISA Affiliate (to the extent that the Company has Control of the ERISA Affiliate) to amend, a Plan resulting in an increase in current liability such that the Company, a Subsidiary or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 4.35 Sale or Discount of Receivables. Except for receivables obtained by the Company or any Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Company will not, and will not permit any Subsidiary to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 4.36 Mergers, Etc. The Company will not, and will not permit any Subsidiary to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; except that (a) any Guarantor may merge with or dissolve into any other Guarantor, (b) the Company may merge with any Subsidiary (or such Subsidiary may be dissolved into the Company) so long as the Company is the survivor, (c) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Subsidiary, and may thereafter liquidate or dissolve if applicable; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Company or a Guarantor and (d) the Company or any Subsidiary may dispose of all of the Equity Interests of any Subsidiary in accordance with Section 4.37.

Section 4.37 Sale of Properties.

(a) The Company will not, and will not permit any Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Property (each, a “Transfer”) except for:

(i) the sale of Hydrocarbons in the ordinary course of business;

(ii) farmouts, sales or other dispositions of undeveloped acreage and assignments in connection with such farmouts, in each case, with the approval of the First Lien Agent, or, if the First Lien Credit Agreement ceases to exist, the agent or requisite lenders under the Credit Facility, or if the Credit Facility ceases to exist, the Majority Holders, in each case, in its or their sole discretion, as applicable;

(iii) the sale or transfer of equipment that is no longer useful or necessary for the business of the Company or such Subsidiary or is replaced by equipment of at least comparable value or use;

(iv) the sale or other disposition (including Casualty Events) of any Oil and Gas Property or any interest therein or any Subsidiary owning Oil and Gas Properties; provided that (i) 100% of the consideration received in respect of such sale or other disposition shall be cash, (ii) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Subsidiary subject of such sale or other disposition, as reasonably determined by the management or, with respect to a Material Divestiture, the Board of Directors or other governing body of the Company and the Company shall deliver an Officers’ Certificate certifying to that effect), (iii) if any such sale or other disposition is of a Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Subsidiary, and (iv) with respect to any Material Divestiture, the Company shall be in pro forma compliance after giving effect to such Material Divestiture with each of the First Lien Financial Covenants to the extent then in effect under the First Lien Credit Agreement or the Credit Facility and shall have delivered to the Trustee an Officers’ Certificate as required by Section 4.03(s) attaching calculations demonstrating such pro forma compliance;

(v) Transfers of Property to the Company or any Guarantor; and

(vi) Transfers permitted by Section 4.28, Section 4.29(a), Section 4.35 and Section 4.36;

(vii) the trade or exchange of Oil and Gas Properties constituting Proved Undeveloped Reserves or Oil and Gas Properties not constituting Proved Reserves for Oil and Gas Properties of like kind and equivalent value (including any cash or Cash Equivalents necessary to achieve an exchange of equivalent value); provided that (i) the aggregate value of all Oil and Gas Properties traded or exchanged pursuant to this Section 4.37(a)(vii) shall not exceed $10,000,000 and (i) (A) the value for any Oil and Gas Properties constituting Proved Undeveloped Reserves shall be the net present value of such Oil and Gas Property (using a 10% discount rate) as such value is set forth in the most recently delivered Reserve Report and (B) the value for any Oil and Gas Properties not constituting Proved Reserves shall be the fair market value of such Oil and Gas Property;

(viii) any Transfer of assets pursuant to (i) a condemnation, appropriation, seizure or similar taking or proceeding by a Governmental Authority, (ii) the requirement of, or at the direction of, a Governmental Authority or (iii) a Casualty Event;

(ix) the termination, surrender or release of leases and subleases, in each case in the ordinary course of business to the extent the Company determines in good faith that such leases or subleases are not economic or the Company has no right to extend or renew such lease or sublease;

(x) sales and other Transfers of Properties (other than any Oil and Gas Property constituting Proved Developed Producing Reserves) having a fair market value not to exceed $10,000,000 during any 12-month period; and

(xi) the sale or other disposition of any Oil and Gas Property or any interest therein or any Subsidiary owning Oil and Gas Properties not otherwise permitted under this Section 4.37(a); provided that (i) such sale or disposition has been approved by the requisite lenders under the First Lien Credit Agreement, (ii) at least 75% of the consideration received in respect of such sale or other disposition shall be in cash, (iii) such sale or disposition is not for all or substantially all of the Oil and Gas Properties of the Company and its Subsidiaries, (iv) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property (and if the consideration received in connection with such sale or disposition is greater than $50,000,000, fair market value must be supported by a fairness opinion in form and substance acceptable to the Majority Holders from a financial advisor of national standing, (v) the Net Cash Proceeds from such sale or disposition are applied pursuant to the mandatory prepayment requirements of the First Lien Credit Agreement or the Credit Facility and Section 4.37(b) hereof and (vi) any assets received shall become Collateral substantially concurrently with such sale or disposition in accordance with Section 4.19 and any Person acquired as part of such acquisition shall become a Guarantor substantially concurrently with the closing of such acquisition in accordance with Section 4.15(b).

Notwithstanding anything to the contrary in this Section 4.37(a), in no event shall the Company or any Subsidiary enter into any “DrillCo” transaction or similar transaction where the Company or any Subsidiary conveys any Oil and Gas Property to any Person in exchange for the funding of any drilling or development costs.

(b) If the Company or any Guarantor Transfers Oil and Gas Properties (or any Equity Interests in any Guarantor owning such Oil and Gas Properties) or Liquidates any Swap Agreement (in each case, other than Transfers permitted under Section 4.37(a)(i), Section 4.37(a)(iii), Section 4.37(a)(v) or Section 4.37(a)(vi)), then the Company shall, subject to the prepayment provisions in the First Lien Credit Agreement or the Credit Facility and the reinvestment rights set forth in this clause (b), within ten (10) Business Days after such Transfer or Liquidation, make an Asset Sale Offer to all Holders of Notes to purchase the maximum principal amount of Notes that may be purchased from the Net Cash Proceeds received in excess of $20,000,000 in respect of such Transfer or Liquidation. The offer price in any Asset Sale Offer will be equal to 100% of such Net Cash Proceeds in excess of $20,000,000 and be comprised of principal amount plus accrued and unpaid interest thereon to the Settlement Date plus the Make Whole Premium and/or Applicable Premium, as applicable, subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Settlement Date, and will be payable in cash. Notwithstanding the foregoing, the Company may, as long as no Default or Event of Default exists, within ten (10) Business Days after such Transfer or Liquidation, notify the Trustee that it intends to reinvest such Net Cash Proceeds; provided that if no Default or Event of Default exists and the Company notifies the Trustee and the Holders that it plans to reinvest such Net Cash Proceeds in the acquisition or development of Oil and Gas Properties constituting Proved Reserves, then it shall do so within ninety (90) days after the date of such Transfer or Liquidation (provided that the execution of a binding AFE during such period shall be deemed to be a reinvestment so long as the amounts owed under such AFE are funded within 180 days after the date such AFE is executed); provided, further, that (A) if the Company fails to make such reinvestment in such period, it shall make an Asset Sale Offer as provided in this clause (b) in an amount equal to the Net Cash Proceeds that were not so reinvested within ten (10) Business Days after the expiration of such ninety (90) day period (or, as applicable, after the expiration of the 180-day period following the execution of a binding AFE) and (B) in no event shall the aggregate amount of Net Cash Proceeds permitted to be reinvested exceed $50,000,000 during the term of this Indenture. For the avoidance of doubt, the amount of any Net Cash Proceeds required to be applied as set forth in this section shall be reduced on a dollar-for-dollar basis to the extent that such Net Cash Proceeds are applied to satisfy any mandatory prepayment under the First Lien Credit Agreement or the Credit Facility.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.37, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions by virtue of such compliance.

Section 4.38 Environmental Matters. The Company will not, and will not permit any Subsidiary to, cause or permit any of its Property to be in violation of, or perform any action or permit any action which will subject any such Property to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.

Section 4.39 Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Note Parties) unless such transactions are otherwise permitted under this Indenture and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided that (a) any transaction with any Affiliate (other than a transaction solely among Note Parties) with consideration, when aggregated with the consideration involved in all other such affiliated transactions during the term of this Indenture, in excess of $5,000,000 shall require the approval of the Board of Directors of the Company (including a majority of the disinterested directors) and (b) the Company shall deliver a fairness opinion in form and substance acceptable to the Majority Holders from a financial advisor of national standing approving any transaction with any Affiliate (other than a transaction solely among Note Parties) with consideration, when aggregated with the consideration involved in all other such affiliated transactions during the term of this Indenture, in excess of $10,000,000.

Section 4.40 Subsidiaries. The Company will not, and will not permit any Subsidiary to, create or acquire any additional Subsidiary unless the Company gives written notice to the Trustee and Collateral Agent of such creation or acquisition and complies with Section 4.15(b). The Company shall not, and shall not permit any Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 4.36. Neither the Company nor any Subsidiary shall have any Subsidiaries that are not organized under the laws of the United States of America or any state thereof or the District of Columbia. The Company will not permit any Person other than a Note Party to own any Equity Interests in any Guarantor.

Section 4.41 Negative Pledge Agreements; Dividend Restrictions. The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Indenture, the Security Documents, the First Lien Credit Documents, Swap Agreements, documents governing Permitted Junior Lien Debt or Capital Leases or purchase money loans creating Liens permitted by Section 4.28 or documents evidencing the Credit Facility) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Trustee, Collateral Agent and the Holders or restricts any Subsidiary from paying dividends or making distributions to any Note Party, or which requires the consent of or notice to other Persons in connection therewith.

Section 4.42 Gas Imbalances, Take-or-Pay or Other Prepayments or Minimum Volume Contracts. The Company will not, and will not permit any Subsidiary to, (a) allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Company or any Subsidiary that would require the Company or such Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed one bcf of gas (on an mcf equivalent basis) in the aggregate or (b) enter into minimum volume contracts for gathering, processing or transportation of production that require the payment of a fee in the event such minimum volumes are not met.

Section 4.43 Swap Agreements - Maximum Hedging. The Company will not, and will not permit any Subsidiary to, enter into any Swap Agreements other than (a) non-speculative Swap Agreements in respect of commodities (i) with an Approved Counterparty, (ii) that are either swaps or costless collars (and if costless collars, have terms acceptable to the First Lien Agent or, if the First Lien Credit Agreement ceases to exist, any agent or requisite lenders under the Credit Facility, or, if both cease to exist, the Majority Holders, in each case, in their sole discretion), (iii) the maximum tenor of which is no longer than thirty-six (36) months, (iv) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed and as of the last day of each fiscal quarter, 90% of Reasonably Anticipated Projected Production for each month during the 36-calendar month period following such date of determination, for each of crude oil, liquids and natural gas, calculated separately and (v) in the case of Swap Agreements that are swaps, such Swap Agreements shall have prices for each month during the tenor thereof set at the Strip Price for such month determined at the time such Swap Agreement is entered into; and (b) Swap Agreements in respect of interest rates with an Approved Counterparty, as follows: (i) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Company and its Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 50% of the then outstanding principal amount of the Company’s Debt for borrowed money which bears interest at a fixed rate and (ii) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Company and its Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed the greater of $20,000,000 and 75% of the then outstanding principal amount of the

Company’s Debt for borrowed money which bears interest at a floating rate. In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Company or any Subsidiary to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures other than collateral provided for in, and upon the terms and conditions set forth in, this Indenture and the relevant Security Documents. No Note Party shall Liquidate any Swap Agreement in respect of commodities if (x) after giving pro forma effect thereto, the Company would not be in compliance with Section 4.21 or the First Lien Financial Covenants to the extent then in effect under the First Lien Credit Agreement or the Credit Facility (and in connection with any such Liquidation, the Company shall deliver an Officers’ Certificate demonstrating such pro forma compliance), or (y) the aggregate proceeds received by the Note Parties in respect of such Liquidations in any 12-month period exceeds $2,000,000. Notwithstanding anything to the contrary contained herein, in the event that the First Lien Agent or lenders under the Credit Facility grant an extension, waiver, amendment, or consent with respect to the Company’s obligations under Section 9.18 of the First Lien Credit Agreement, such waiver, amendment, consent, or extension shall be automatically applicable to this Section 4.43 (without the need for further written modification to this Indenture).

Section 4.44 Deposit Accounts. The Company will not, and will not permit any Guarantor to, open or otherwise establish, or deposit or otherwise transfer Dedicated Cash Receipts into, any Deposit Account other than Deposit Accounts (a) in which the Collateral Agent has been granted a Lien and (b) that are subject to an Account Control Agreement in favor of the Collateral Agent.

Section 4.45 Sale and Leaseback. The Company will not, and will not permit any Subsidiary or Guarantor to, enter into any arrangement, directly or indirectly, with any Person whereby the Company or any Subsidiary or Guarantor shall sell or transfer any of its Property, whether now owned or hereafter acquired, and whereby Company or any Subsidiary or Guarantor shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which Company or any Subsidiary or Guarantor intends to use for substantially the same purpose or purposes as the Property sold or transferred.

Section 4.46 Amendments to Organizational Documents and Fiscal Year. Without the prior written consent of the Majority Holders, neither Company nor any Guarantor will (a) amend, or permit to be amended, its Organizational Documents or waive any right or obligation of any Person thereunder except to the extent such amendment or waiver could not reasonably be expected to adversely affect the rights and benefits of the Trustee or the Holders in any material respect or (b) change its fiscal year to end on any day other than December 31.

Section 4.47 Covenant Regarding Financing Facility. If the Company or any Note Party incurs any Permitted Junior Lien Debt, unsecured Debt, Permitted Refinancing Debt of any of the foregoing or Permitted Refinancing Debt of all or part of the First Lien Credit Agreement or the Credit Facility or the Notes to the extent such Permitted Refinancing Debt is in the form of Permitted Junior Lien Debt or unsecured Debt or enters into any amendment, modification or supplement to any document evidencing Permitted Junior Lien Debt, the Existing Notes, unsecured Debt or any Permitted Refinancing Debt in respect of any of the foregoing and, in either case, such Debt then incurred or amended, modified or supplemented would have an aggregate cash interest rate in excess of 9.50% per annum (the amount above 9.50% per annum, the

“Excess”), then such Excess shall be permitted hereunder if and only if, substantially contemporaneously therewith, the Company and Trustee amend or supplement the Indenture and Notes pursuant to Section 9.01(j) to provide an increase to the Cash Interest payable on the Notes equal to at least such Excess, which such increase shall be effective no later than the date of the incurrence of the Debt or the amendment, modification or supplement to the Debt giving rise such Excess.

Section 4.48 Anti-Layering. Notwithstanding anything in this Indenture to the contrary, the Company shall not incur, and shall not permit any Subsidiary to incur, any Debt that: (a) is secured on a subordinated or junior basis to the First Lien Credit Agreement or the Credit Facility and on a senior basis to the Note Documents (including, without limitation, any Debt subject to a so called “one and half lien” or similar lien structure but excluding the Lien in favor of the Trustee provided for under Section 7.07) or (b) is contractually subordinated in right of payment to any Debt and not also contractually subordinated in right of payment to the Notes (including, without limitation, pursuant to the creation of any so called “first-out” or “last-out” tranche or similar tranching structures); provided, however, that this provision shall not prohibit any Debt incurred pursuant to any Swap Agreement permitted to be secured under Section 4.28.

ARTICLE FIVE

[Reserved]

ARTICLE SIX

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

An “Event of Default” occurs if one of the following shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be involuntary or be effected by operation of law):

(a) the Company shall fail to pay any principal of any Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for redemption or repurchase thereof, by acceleration or otherwise;

(b) the Company shall fail to pay any interest on any Note or any fee or any other amount (other than any amount referred to in Section 6.01(a)) payable under any Note Document, when and as the same shall become due and payable and such failure shall continue unremedied for a period of 20 days;

(c) any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with the Exchange Agreement and any Note Document or any amendment or modification of any Note Document or waiver under such Note Document, or in any report, certificate, financial statement or other document furnished by or on behalf of the Company or any Subsidiary pursuant to or in connection with any Note Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (provided that to the extent that any representation and warranty is qualified by materiality, material adverse effect or a similar qualification, such representation and warranty shall be true in all respects);

(d) the Company or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in any of Sections 4.03(h), 4.03(l), 4.04, 4.05, 4.13, 4.14, 4.15, 4.18, 4.19, 4.21, 4.24, 4.25 or 4.26 or in any of Sections 4.27 through 4.48 and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Trustee to the Company or from the Holders of at least 25% of the aggregate principal amount of the Notes to the Company and the Trustee or (ii) an Officer of the Company or such Subsidiary otherwise becoming aware of such default; provided, however, the rate at which Cash Interest on the Notes accrues shall increase to the Default Rate effective immediately upon such failure without giving effect to such thirty (30)-day grace period;

(e) the Company or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Indenture (other than those specified in Section 6.01(a), Section 6.01(b) or Section 6.01(d)) or any other Note Document and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Trustee to the Company or from the Holders of at least 25% of the aggregate principal amount of the Notes to the Company and the Trustee or (ii) an Officer of the Company or such Subsidiary otherwise becoming aware of such default;

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace or cure periods);

(g) any event or condition occurs that results in (i) any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Company or any Subsidiary to make an offer in respect thereof, (ii) an “Event of Default” under the First Lien Credit Agreement or any equivalent under any Credit Facility shall have occurred; provided that an “Event of Default” or equivalent resulting from a breach of the First Lien Financial Covenants or of Section 9.01(a) of the First Lien Credit Agreement (or any replacement financial covenants under any Credit Facility) to the extent then in effect under the First Lien Credit Agreement or the Credit Facility shall not constitute an Event of Default under this Section 6.01(g)(ii) until (A) the loans or other obligations under the First Lien Credit Agreement or Credit Facility have been accelerated, (B) the First Lien Agent has commenced exercising remedies or (C) such “Event of Default” or equivalent has not been cured or waived under the terms of the First Lien Credit Agreement or Credit Facility, as applicable, within thirty (30) days after notice of the occurrence of such “Event of Default” or equivalent has been delivered by the Company to the lenders under the First Lien Credit Agreement or Credit Facility (or was required to be delivered under the terms of the First Lien Credit Agreement or Credit Facility as in effect at such time);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 6.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) any stockholder of the Company shall make any request or take any action for the purpose of calling a meeting of the stockholders of the Company to consider a resolution to dissolve and wind-up the Company’s affairs or (vii) take any action for the purpose of effecting any of the foregoing;

(j) the Company or any Guarantor shall admit in writing its inability or fail generally to pay its debts as they become due;

(k) (i) one or more judgments for the payment of money in an aggregate amount in excess of $2,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding under any Bankruptcy Law) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against a Note Party or any combination thereof and, in either such case, the same shall remain undischarged for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of a Note Party to enforce any such judgment;

(l) the Note Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Company or a Guarantor party thereto (or, in the case of any Intercreditor Agreement, against any party thereto other than the Collateral Agent) or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Indenture, or a Note Party or any of their Affiliates shall so state in writing; and

(m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

Section 6.02 Acceleration.

If any Event of Default occurs and is continuing, the Trustee, by written notice to the Company, or the Holders of at least 25% in principal amount of outstanding Notes, by written notice to the Company with a copy to the Trustee, may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately, together with all accrued and unpaid interest and premium (including the Applicable Premium and Make Whole Premium), if any, thereon. Notwithstanding the preceding, if an Event of Default specified in clause (h) or (i) of Section 6.01 hereof occurs with respect to the Company or its Subsidiaries, all outstanding Notes shall become due and payable immediately without further action or notice, together with all accrued and unpaid interest and premium (including the Applicable Premium and Make Whole Premium), if any, thereon. It is understood and agreed that in the event of an acceleration of all or any outstanding Notes pursuant to this Section in respect of any Event of Default for any reason (including, but not limited to, an Event of Default specified in Section 6.01(h) and Section 6.01(i) or any insolvency proceeding under the Bankruptcy Law or otherwise), the Applicable Premium and Make Whole Premium with respect to the Notes shall become automatically and immediately due and payable as if such acceleration was an optional redemption made by the Company pursuant to Section 3.07 of this Indenture, and the Company will pay such premium (including the Applicable Premium and Make Whole Premium), if any, as compensation to the Holders for the loss of their investment opportunity and not as a penalty, whether or not an insolvency proceeding under any Bankruptcy Law has commenced, and (if an insolvency proceeding has commenced) without regard to whether such insolvency proceeding is voluntary or involuntary, or whether payment occurs pursuant to a motion, plan of reorganization, or otherwise, and without regard to whether the Notes and other Secured Obligations are satisfied or released by foreclosure (whether or not by power of judicial proceeding), deed in lieu of foreclosure or by any other means. The Holders of a majority in principal amount of the then outstanding Notes (subject to Section 2.09) by notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except with respect to nonpayment of principal, interest, premium (including the Applicable Premium and Make Whole Premium), if any, that have become due solely because of the acceleration) have been cured or waived.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of and interest, premium (including the Applicable Premium and Make Whole Premium), if any, on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee, Collateral Agent or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

Holders of a majority in principal amount of the then outstanding Notes (subject to Section 2.09) by notice to the Trustee may on behalf of the Holders of all of the Notes waive (including in connection with a purchase of, or tender offer or exchange offer for, Notes) any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, or interest, premium, if any, on the Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Holders of a majority in principal amount of the then outstanding Notes (subject to Section 2.09) may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability. Notwithstanding any provision to the contrary in this Indenture, the Trustee is under no obligation to exercise any of its rights or powers under this Indenture at the direction or request of any Holder, unless such Holder shall offer to the Trustee security and indemnity satisfactory to the Trustee against any fee, loss, liability or expense.

Section 6.06 Limitation on Suits.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity or security satisfactory to the Trustee against any fee, loss, liability or expense;

(d) the Trustee does not comply with the request within sixty (60) days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e) during such 60-day period, the Holders of a majority in principal amount of the then outstanding Notes (subject to Section 2.09) do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of and interest, premium, if any, on, the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company and the Guarantors for the whole amount of principal of, interest, premium, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and each of their agents and counsel.

Section 6.09 Trustee is Authorized to File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and each of their agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and each of their agents and counsel, and any other amounts due the Trustee or the Collateral Agent under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and each of their agents and counsel, and any other amounts due the Trustee or Collateral Agent under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Trustee collects any money or property pursuant to this Article, it shall pay out the money or property in the following order:

First: to the Trustee, the Collateral Agent and each of their agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee or Collateral Agent and the Trustee’s and Collateral Agent’s costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, interest, premium, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, interest, premium, if any, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE SEVEN

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c)and (f) of this Section 7.01.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f) No provision of this Indenture or any Note Document will require the Trustee or the Collateral Agent to expend or risk its own funds or incur any liability. Neither the Trustee nor the Collateral Agent will be under any obligation to exercise any of their respective rights and powers under this Indenture or the Note Documents at the request of any Holders, unless such Holder has offered to the Trustee and the Collateral Agent indemnity and/or security satisfactory to each of them against any loss, liability or expense.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate, an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate, Opinion of Counsel or certificate. The Trustee may consult with counsel of its own selection and the advice or opinion of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed by it with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company. The Trustee may, from time to time or at any time, request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers of the Company authorized at such time to deliver, on behalf of the Company, an Officers’ Certificate or order to, or otherwise take specified actions on behalf of the Company with respect to, the Trustee pursuant to this Indenture, which Officers’ Certificate may be signed on behalf of the Company by any individual authorized, on behalf of the Company, to sign an Officers’ Certificate, including any individual specified as so authorized in any such certificate previously delivered by the Company.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holder shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall have no duty to inquire as to the performance of the Company’s covenants in Article 4 hereof. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (1) any Event of Default occurring pursuant to Section 6.01(a) or 6.01(b) hereof if it is also the Paying Agent hereunder; or (2) any Default or Event of Default of which a Trust Officer shall have received written notification from the Company or Holders.

(h) The permissive right of the Trustee to act hereunder shall not be construed as a duty.

(i) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(j) The delivery of documents and information to the Trustee under Article 4 is for informational purposes only, and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from the information contained therein, including the Company’s compliance with any of its covenants hereunder.

(k) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by the Collateral Agent, each Agent and the Trustee in each of its capacities hereunder and, in the case of the Trustee and Collateral Agent, in its capacity as Trustee or Collateral Agent, as applicable, under any other Note Document and any other agreement executed in connection with this Indenture to which the Trustee or Collateral Agent, as applicable, is a party. Whether or not expressly stated in such Note Document, in entering into and performing under any other Note Document, each of the Trustee and Collateral Agent shall be entitled to all of the rights, privileges, immunities and indemnities granted to it, respectively, under this Indenture.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, any Guarantor or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) after a Default has occurred and is continuing, it must eliminate such conflict within ninety (90) days, apply to the SEC for permission to continue as Trustee (if this Indenture is then qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for either Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within ninety (90) days after it receives written notice detailing such Default or Event of Default. Except in the case of a Default or Event of Default in payment of principal of, or interest, premium, if any, on, any Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06 Reports by Trustee to Holders of the Notes.

Within sixty (60) days after each April 15 beginning with April 15, 2019, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve (12) months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b)(2), to the extent applicable, and § 313(b)(1). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the SEC and each stock exchange (if any) on which the Notes are listed in accordance with TIA § 313(d). The Company shall promptly notify the Trustee when the Notes are listed on or de-listed from any stock exchange.

Section 7.07 Compensation and Indemnity.

The Company shall pay to the Trustee and Collateral Agent from time to time such compensation as the Company and the Trustee and the Collateral Agent may agree in writing for the Trustee’s and Collateral Agent’s acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee and Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services, except to the extent such disbursement, advance or expense may be attributable to its gross negligence or willful misconduct. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s and Collateral Agent’s agents and counsel, except to the extent such expenses may be attributable to its gross negligence or willful misconduct.

The Company and the Guarantors shall indemnify the Trustee and Collateral Agent, jointly and severally, against any and all losses, liabilities, damages, claims or expenses, including Taxes (other than those based upon, measured by or determined by the income of the Trustee) and the reasonable fees and expenses of counsel, incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, any Guarantor or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability, damage, claim or expense is the result of its gross negligence or willful misconduct. The Trustee and the Collateral Agent shall notify the Company and the Guarantors promptly of any claim for which it may seek indemnity. Failure by the Trustee or Collateral Agent to so notify the Company and the Guarantors shall not relieve the Company or the Guarantors of their obligations hereunder. The Company and the Guarantors shall defend the claim and the Trustee and Collateral Agent, as applicable, shall cooperate in the defense. The Trustee and Collateral Agent may have separate counsel and the Company and the Guarantors shall pay the reasonable fees and expenses of such counsel; provided that the Company and the Guarantors will not be required to pay such fees and expenses if they assume the Trustee’s and Collateral Agent’s defense with counsel acceptable to and approved by the Trustee and Collateral Agent (such approval not to be unreasonably withheld) and there is no conflict of interest between the Company and the Trustee and the Collateral Agent in connection with such defense. The Company and the Guarantors need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld.

The obligations of the Company and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture, and any removal or resignation of the Trustee under Section 7.08 or Collateral Agent under Section 12.04. To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, interest, if any on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(h) or 6.01(i) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08 Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing upon thirty (30) days’ notice at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing and may appoint a successor trustee with the consent of the Company. The Company may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a receiver, Custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one (1) year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within thirty (30) days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of Notes of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction, at the expense of the Company, for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six (6) months, fails to comply with Section 7.10 hereof, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s and the Guarantors’ obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, Etc.

If the Trustee consolidates with, or merges or converts into, or transfers or sells all or substantially all of its corporate trust business to, another corporation or banking association, the successor corporation or banking association without any further act shall be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition. No obligor upon the Notes shall serve as a Trustee.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 7.11 Preferential Collection of Claims Against the Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE EIGHT

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, exercise its rights under either Section 8.02 or 8.03 hereof with respect to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have discharged its obligations with respect to all outstanding Notes and Secured Obligations, and each Guarantor shall be deemed to have discharged its obligations with respect to its Subsidiary Guarantee, on the date the conditions set forth in Section 8.04 below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes and Secured Obligations, and each Guarantor shall be deemed to have paid and discharged its Subsidiary Guarantee (which in each case shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below) and to have satisfied all its other obligations under such Notes or Subsidiary Guarantee and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute such instruments reasonably requested by the Company acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of and interest, premium, if any, on, such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Sections 2.03, 2.04, 2.06, 2.07, 2.10, 2.13 and 4.02 hereof and the Appendix, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith and (d) the Legal Defeasance provisions of this Article 8. Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

If the Company exercises its Legal Defeasance option, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee, and any security for the Notes (other than the trust) will be released.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the covenants contained in Article 4 (other than those in Sections 4.01, 4.02 and 4.05) hereof on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes to the extent permitted by GAAP). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company and any Guarantor may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Section 6.01(g) hereof shall not constitute Events of Default.

If the Company exercises its Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and any security for the Notes (other than the trust) will be released.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment banking firm, appraisal firm or firm of independent public accountants, to pay the principal of, and interest, premium, if any, on, the outstanding Notes and all other Secured Obligations on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to the date of fixed maturity or to a particular redemption date;

(b) in the case of an election under Section 8.02 hereof, the Company shall deliver to the Trustee an Opinion of Counsel confirming that:

(i) the Company has received a ruling from, or a ruling has been published by, the Internal Revenue Service; or

(ii) since the Issue Date, there has been a change in the applicable United States federal income Tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for United States federal income Tax purposes as a result of such Legal Defeasance and will be subject to United States federal income Tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 8.03 hereof, the Company shall deliver to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for United States federal income Tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income Tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Debt or other borrowing of funds or the grant of Liens securing such Debt or other borrowing, all or a portion of the proceeds of which will be applied to such deposit pursuant to this Section 8.04);

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f) the Company shall deliver to the Trustee a certificate of an Officer of the Company stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(g) the Company shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 or 8.08 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or any of its Subsidiaries acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, interest, premium, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any Tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 or 8.08 hereof or the principal and interest received in respect thereof other than any such Tax which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the written request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 or 8.08 hereof which, in the opinion of a nationally recognized investment banking, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance, Covenant Defeasance or Discharge, as the case may be.

Section 8.06 Repayment to the Company.

Subject to applicable escheat and abandoned property laws, any money or non-callable Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, or interest, premium, if any, on, any Note and remaining unclaimed for two (2) years after such principal, interest, premium, if any, has become due and payable shall be paid to the Company on its written request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money or non-callable Government Securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that, if any Note then outstanding is not in global form, the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than thirty (30) days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any money or non-callable Government Securities in accordance with Section 8.05 hereof by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application or requiring the Trustee to turn-over such money or non-callable Government Securities, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.05 hereof; provided, however, that, if the Company makes any payment of principal of, interest, premium, if any, on, any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities deposited with or held by the Trustee or Paying Agent.

Section 8.08 Discharge.

This Indenture shall be satisfied and discharged and shall cease to be of further effect as to all Notes issued hereunder (except for (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in clause (1)(B) of this Section 8.08, and as more fully set forth in such clause (1)(B), payments in respect of the principal of and interest, premium, (including the Make Whole Premium and Applicable Premium) if any, on, such Notes and all other Secured Obligations when such payments are due, (b) the Company’s obligations with respect to such Notes under Sections 2.03, 2.04, 2.06, 2.07, 2.10, 2.13 and 4.02 hereof and the Appendix and (c) the rights, privileges and immunities of the Trustee hereunder and the Company’s obligations in connection therewith, including, without limitation, Section 7.07 hereof), and the Trustee, at the expense of the Company, shall execute such instruments reasonably requested by the Company acknowledging satisfaction and discharge of this Indenture with respect to all the Notes, when:

(1) either:

(A) all Notes that have been authenticated, except lost, wrongfully taken or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(B) all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one (1) year by reason of the mailing of a notice of redemption or otherwise, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, accrued interest, premium, (including, the Make Whole Premium and Applicable Premium) if any, and all other Secured Obligations to the date of fixed maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the incurrence of Debt or other borrowing of funds or the grant of Liens securing such Debt or other borrowing, all or a portion of the proceeds of which will be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(3) the Company and the Guarantors have paid or caused to be paid all other sums payable by them under this Indenture;

(4) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at fixed maturity or the redemption date, as the case may be; and

(5) the Company has delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of this Indenture (“Discharge”) have been satisfied.

ARTICLE NINE

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes or any other Note Document without the consent of any Holder of a Note:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(c) [reserved];

(d) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any such Holder in any material respect;

(e) to secure the Notes or the Subsidiary Guarantees pursuant to the requirements of Section 4.15;

(f) to add any additional Guarantor with respect to the Notes or to evidence the release of any Guarantor from its Subsidiary Guarantee in accordance with Article 10 hereof;

(g) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(h) to evidence or provide for the acceptance of appointment under this Indenture of a successor Trustee or Collateral Agent;

(i) to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or any discharge or release of any Collateral that is permitted by this Indenture or any of the Note Documents;

(j) to implement any amendment contemplated by Section 4.24(a)(iii), Section 4.29(b)(iii)(3) or Section 4.47; or

(k) with respect to the Security Documents, as provided in the Intercreditor Agreement.

In addition, without the consent of any Holder, the Intercreditor Agreement may be amended in accordance with its terms, including to add additional Debt as Priority Lien Debt (as defined in the Intercreditor Agreement) or Junior Lien Debt (as defined in the Intercreditor Agreement) and add other parties (or any authorized agent thereof or trustee therefor) holding such Debt thereto and to establish that the Liens on any Collateral securing such Debt shall rank equally with the Liens on such Collateral securing the other Priority Lien Debt (as defined in the Intercreditor Agreement) or Junior Lien Debt (as defined in the Intercreditor Agreement), as applicable, then outstanding.

Upon the request of the Company, and upon receipt by the Trustee and Collateral Agent, if applicable, of the documents described in Section 9.06 hereof, the Trustee and Collateral Agent, if applicable, shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture and amendment or supplement to any Note Documents authorized or permitted by the terms of this Section 9.01, but neither the Trustee nor the Collateral Agent, as applicable, shall be obligated to enter into such amended or supplemental indenture or amendment or supplement to any Note Document that affects its own rights, duties or immunities under this Indenture, any Note Document or otherwise.

Section 9.02 With Consent of Holders of Notes.

Except as provided above in Section 9.01 and below in this Section 9.02, the Company, the Guarantors and the Trustee and Collateral Agent, as applicable, may amend or supplement this Indenture, the Notes and any other Note Document with the consent of the Majority Holders (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Majority Holders (including consents obtained in connection with a purchase of, tender offer or exchange offer for, Notes). However, without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed maturity of any Note or alter any of the provisions with respect to the redemption or repurchase of the Notes (other than the provisions relating to the covenants in Sections 3.09, 4.25 and 4.37(b) hereof);

(c) reduce the rate of or change the time for payment of interest, including the Default Rate of interest, on any Note;

(d) waive a Default or Event of Default in the payment of principal of, or interest, premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(e) make any Note payable in money other than that stated in the Notes;

(f) make any change in the provisions of this Indenture relating to waivers of past Defaults or Events of Default or the rights of Holders of Notes to receive payments of principal of, or interest, premium, if any, on, the Notes (except as permitted in clause (g) below);

(g) waive a redemption or repurchase payment with respect to any Note (other than a payment required by Sections 3.09, 4.25 and 4.37(b) hereof);

(h) release any Guarantor from any of its obligations under its Subsidiary Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(i) make any change in the preceding amendment, supplement and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of this Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes will require the consent of the Holders of at least 66  2⁄3% in aggregate principal amount of the Notes then outstanding. The Trustee and the Collateral Agent shall be fully protected in connection with the release of all or substantially all of the Collateral in relying upon an Officers’ Certificate and Opinion of Counsel to which it is entitled under Section 9.06 in connection with any such amendment.

Upon the request of the Company accompanied by Board Resolutions authorizing their execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee and Collateral Agent, as applicable, of the documents described in Section 9.06 hereof, the Trustee and Collateral Agent, as applicable, shall join with the Company and the Guarantors in the execution of such amended or supplemental indenture or amendment or supplement to any Note Document, unless such amendment or supplement affects the Trustee’s or Collateral Agent’s own rights, duties or immunities under this Indenture, the other Note Documents or otherwise, in which case the Trustee and Collateral Agent, as applicable, may in its discretion, but shall not be obligated to, enter into such amendment or supplement.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Section 9.03 Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a purchase, tender or exchange of such Holder’s Notes shall not be rendered invalid by such purchase, tender or exchange.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and, except as provided in the second succeeding paragraph, thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the second to last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment or waiver or revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No consent shall be valid or effective for more than ninety (90) days after such record date except to the extent that the requisite number of consents to the amendment, supplement or waiver have been obtained within such 90-day period or as set forth in the next paragraph of this Section 9.04.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (a) through (i) of Section 9.02, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same indebtedness as the consenting Holder’s Note.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company, in exchange for all Notes, may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, Etc.

The Trustee and Collateral Agent, as applicable shall sign any amended or supplemental indenture or amendment or supplement to any Note Document authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or Collateral Agent. If any such amendment or supplement does adversely affect the rights, duties, liabilities or immunities of the Trustee or Collateral Agent, the Trustee and Collateral Agent, as applicable, may, but need not, sign such amendment or supplement. In executing any amendment or supplement, the Trustee and Collateral Agent, as applicable shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or such amendment or supplement to any Note Document is authorized or permitted by this Indenture and the Note Documents.

Section 9.07 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given, made or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section.

(b) Without limiting the generality of this Section, unless otherwise provided in or pursuant to this Indenture, (i) a Holder, including a Depository or its nominee that is a Holder of a Global Note, may give, make or take, by an agent or agents duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in or pursuant to this Indenture to be given, made or taken by Holders, and a Depository or its nominee that is a Holder of a Global Note may duly appoint in writing as its agent or agents members of, or participants in, such Depository holding interests in such Global Note in the records of such Depository; and (ii) with respect to any Global Note the Depository for which is DTC, any consent or other action given, made or taken by an Agent Member of DTC by electronic means in accordance with the Automated Tender Offer Procedures system or other customary procedures of, and pursuant to authorization by, DTC shall be deemed to constitute the Act of the Holder of such Global Note, and such Act shall be deemed to have been delivered to the Company and the Trustee upon the delivery by DTC of an “agent’s message” or other notice of such consent or other action having been so given, made or taken in accordance with the customary procedures of DTC.

(c) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a Person acting in a capacity other than such Person’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(d) The ownership of Notes shall be proved by the Register.

(e) Without limiting the foregoing, a Holder entitled hereunder to give, make or take any action hereunder with regard to any particular Note may do so, or duly appoint in writing any Person or Persons as its agent or agents to do so, with regard to all or any part of the principal amount of such Note.

ARTICLE TEN

GUARANTEES OF NOTES

Section 10.01 Subsidiary Guarantees.

Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees, on a senior secured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, the Collateral Agent and each of their successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes held thereby and the Secured Obligations of the Company hereunder and thereunder, that: (a) the principal of, and interest, premium (including the Make Whole Premium and Applicable Premium), if any, on, the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at Stated Maturity of the Notes, by acceleration, upon repurchase or redemption or otherwise, and interest on the overdue principal of, premium (including the Make Whole Premium and Applicable Premium), if any, and (to the extent permitted by law) interest on, the Notes, all other Secured Obligations and all other payment obligations of the Company to the Holders, the Trustee or Collateral Agent under this Indenture or the Notes will be promptly paid in full and performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Secured Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at Stated Maturity of the Notes, by acceleration (including the Make Whole Premium and Applicable Premium), upon repurchase or redemption or otherwise. Failing payment when so due of any amount so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. An Event of Default under this Indenture or the Notes shall constitute an event of default under the

Subsidiary Guarantee, and shall entitle the Holders to accelerate the obligations of the Guarantors hereunder in the same manner and to the same extent as the Secured Obligations of the Company (and, in the event of an Event of Default under clauses (h) or (i) of Section 6.01, the Subsidiary Guarantees shall be immediately and automatically accelerated in the same manner and to the same extent as the Secured Obligations of the Company).

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder, the Trustee or Collateral Agent with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further, to the extent permitted by law, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee will not be discharged except by complete performance of the Secured Obligations contained in the Notes and this Indenture.

If any Holder, the Trustee or Collateral Agent is required by any court or otherwise to return to the Company, the Guarantors, or any Custodian, trustee or other similar official acting in relation to any of the Company or the Guarantors, any amount paid by the Company or any Guarantor to the Trustee, Collateral Agent or such Holder, the Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that it shall not be entitled to, and hereby waives, any right of subrogation in relation to the Holders in respect of any Secured Obligations guaranteed hereby until payment in full of the Secured Obligations guaranteed hereby.

Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and Collateral Agent, on the other hand, (a) the maturity of the Secured Obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of its Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Secured Obligations guaranteed thereby, and (b) in the event of any declaration of acceleration of such Secured Obligations as provided in Article 6 hereof, such Secured Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of its Subsidiary Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor after the indefeasible payment in full of the Secured Obligations so long as the exercise of such right does not impair the rights of the Holders, Trustee or Collateral Agent under the Subsidiary Guarantee.

Section 10.02 Guarantors May Consolidate, etc., on Certain Terms.

No Guarantor shall sell or otherwise dispose of, in one or more related transactions, all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person (other than the Company or another Guarantor), unless such transaction complies with Section 4.36

Section 10.03 Releases of Subsidiary Guarantee.

A Guarantor shall be released of its Subsidiary Guarantee: (1) in connection with any sale or other disposition of all or substantially all of the properties or assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company, if the sale or other disposition complies with Section 4.37; (2) in connection with any sale or other disposition of the Equity Interests of such Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company, if the sale or other disposition complies with Section 4.37 and that Guarantor no longer qualifies as a Subsidiary of the Company as a result of such disposition; (3) upon Legal Defeasance or Covenant Defeasance or Discharge in accordance with Article 8; (4) upon the liquidation or dissolution of such Guarantor provided no Default or Event of Default has occurred that is continuing; (5) if such Guarantor does not guarantee and is not primarily liable for any other Debt for borrowed money of any Note Party; or (6) upon such Guarantor consolidating with, merging into or transferring all of its properties or assets to the Company or another Guarantor in a transaction complying with the provisions of this Indenture, and as a result of, or in connection with, such transaction such Guarantor dissolving or otherwise ceasing to exist.

Upon delivery by the Company to the Trustee of an Officers’ Certificate to the effect that any of the conditions described in the foregoing clauses (1)-(6) has occurred, the Trustee shall execute any documents reasonably requested by the Company in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee. Any Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest, premium, (including any Make Whole Premium and Applicable Premium) if any, on, the Notes and for the other obligations of such Guarantor under this Indenture as provided in this Article 10.

Section 10.04 Limitation on Guarantor Liability.

The obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

Section 10.05 “Trustee” to Include Paying Agent.

In case at any time any Paying Agent other than the Trustee shall have been appointed and be then acting hereunder, the term “Trustee” as used in this Article 10 shall in each case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in this Article 10 in place of the Trustee.

ARTICLE ELEVEN

MISCELLANEOUS

Section 11.01 Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c) in respect of an indenture qualified under the TIA, such TIA-imposed duties shall control, whether or not this Indenture is then qualified under the TIA.

Section 11.02 Notices.

Any notice or communication by the Company, any Guarantor, the Trustee or Collateral Agent to the other parties hereto is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to their respective addresses:

If to the Company or the Guarantors:

Northern Oil and Gas, Inc.

601 Carlson Pkwy, Suite 990

Minnetonka, MN 55305

Attention: Chief Financial Officer

Facsimile No.: (952) 476-9801

with a copy to (which shall not constitute notice):

Jones Day

250 Vesey Street

New York, New York 10281

Attention: Scott J. Greenberg

Facsimile: (212) 755-7306

If to the Trustee or Collateral Agent:

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: Northern Oil and Gas, Inc. Administrator

Facsimile No.: (612) 217-5651

The Company, any of the Guarantors, the Trustee or Collateral Agent, by notice to the other parties hereto, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged, if sent by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery, in each case to the address shown above. Notwithstanding the foregoing, notices delivered to the Trustee, Collateral Agent or any Agent shall be received upon actual receipt thereby.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company or a Guarantor mails a notice or communication to Holders, it shall mail a copy to the Trustee, Collateral Agent and each Agent at the same time.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Where this Indenture provides for notice of any event to a Holder of a Global Note, such notice shall be sufficiently given if given to the Depository for such Note (or its designee), pursuant to its Applicable Procedures, not later than the latest date (if any), and not earlier than the earliest date (if any), prescribed for the giving of such notice.

Section 11.03 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar, the Collateral Agent and anyone else shall have the protection of TIA § 312(c).

Section 11.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee or Collateral Agent to take any action or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee and Collateral Agent, as applicable:

(a) an Officers’ Certificate (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 11.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a) a statement that the person making such certificate or opinion has read such condition or covenant;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such condition or covenant has been satisfied; and

(d) a statement as to whether or not, in the opinion of such person, such condition or covenant has been satisfied.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 11.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 11.07 No Personal Liability of Directors, Officers, Employees and Shareholders.

No director, officer, partner, employee, incorporator, manager or shareholder or other owner of Equity Interests of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantee or this Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 11.08 Governing Law.

THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 11.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 11.10 Successors.

All agreements of the Company and the Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and Collateral Agent in this Indenture shall bind their respective successors.

Section 11.11 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.12 Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 11.13 Counterparts.

This Indenture may be signed in counterparts and by the different parties hereto in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 11.14 Benefits of Indenture.

Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Holders of Notes, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 11.15 Language of Notices, Etc.

Any request, demand, authorization, direction, notice, consent, waiver or Act required or permitted under this Indenture shall be in the English language, except that any published notice may be in an official language of the country of publication.

Section 11.16 Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee and Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or Collateral Agent. The parties to this Indenture agree that they will provide the Trustee and Collateral Agent with such information within their possession or control as it may reasonably request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 11.17 Waiver of Jury Trial.

EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.18 Submission to Jurisdiction.

Each of the parties hereto irrevocably agrees that any suit, action or proceeding arising out of, related to, or in connection with this Indenture, the Notes and the Guarantees or the transactions contemplated hereby, and any action arising under U.S. federal or state securities laws, may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan; irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding.

Section 11.19 Force Majeure.

In no event shall the Trustee or Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

Section 11.20 Original Issue Discount Legend. THE NOTES HAVE BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED) FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. UPON WRITTEN REQUEST, THE COMPANY WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT NORTHERN OIL AND GAS, INC., 601 CARLSON PKWY, SUITE 990, MINNETONKA, MN 55305.

ARTICLE TWELVE

COLLATERAL

Section 12.01 Security Interest.

(a) The obligations of the Company under the Notes and all other Secured Obligations will be secured by a second priority Lien on the Collateral, subject to Permitted Liens. The due and punctual payment of the principal of and interest and premium (including the Make Whole Premium and the Applicable Premium), if any, on the Notes when and due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (to the extent permitted by law), if any, whether by the Company pursuant to the Notes or by any Guarantor pursuant to its Note Guarantee, and the performance of all other obligations of the Company and the Guarantors to the Holders, the Trustee or the Collateral Agent under the Indenture, the Notes and the Subsidiary Guarantees, according to the terms hereunder or thereunder, are secured as provided in the Security Documents. Each Holder, by its acceptance thereof, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs each of the Trustee and the Collateral Agent, as applicable, to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance with the terms hereof and thereof. The Company shall deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee and the Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes and the Subsidiary Guarantees secured hereby, according to the intent and purposes herein expressed.

(b) The Collateral will also secure the Company’s and the Guarantors’ obligations under or in connection with the existing First Lien Credit Agreement, including, without limitation, the Secured Swap Obligations (or, once the First Lien Credit Agreement ceases to exist, the Credit Facility), provided that an authorized representative of the holders of such Debt under the First Lien Credit Agreement or the Credit Facility shall have executed the Intercreditor Agreement or a joinder thereto and shall have executed a joinder to the Swap Intercreditor Agreement (as defined in the First Lien Credit Agreement) (to the extent then in effect). Under the terms of the Intercreditor Agreement, the proceeds of any collection, sale, disposition or other realization of Collateral received in connection with the exercise of remedies (including distributions of cash, securities or other property on account of the value of the Collateral in a bankruptcy, insolvency, reorganization or similar proceedings) will be applied first to repay the First Lien Credit Agreement and, if the First Lien Credit Agreement ceases to exist, the Credit Facility and related Subsidiary Guarantees and other obligations under the Indenture.

(c) The Company will take, and will cause its Subsidiaries to take any and all actions (including those that may be requested by the Trustee or the Collateral Agent) reasonably required to cause the Security Documents to create and maintain, as security for the obligations of the Company hereunder, a valid and enforceable perfected second priority Lien in and on all the Collateral, in favor of the Collateral Agent for the benefit of the Holders, the Trustee and the Collateral Agent, subject to Permitted Liens.

Section 12.02 Security Documents.

In order to secure the due and punctual payment of the Notes and all other Secured Obligations, the Company, the Guarantors, the Collateral Agent, the Trustee (if applicable) and the other parties thereto have entered into or are contemporaneously entering into the Security Documents. Without limiting any of the rights and protections (including indemnities) of the Trustee or Collateral Agent hereunder, in the event of a conflict or inconsistency between the terms of this Indenture and the Security Documents relating to the Collateral, the Security Documents shall control. The Trustee and the Collateral Agent shall be bound by the terms of the Intercreditor Agreement and each Holder of a Note, by accepting such Note or beneficial interest therein, agrees to all the terms and provisions of the Intercreditor Agreement and the other Security Documents, and authorizes and directs the Collateral Agent to enter into and perform its obligations under the Intercreditor Agreement and other Security Documents, binding the Holders to the terms thereof. Notwithstanding anything to the contrary, (i) the liens and security interests granted to the Collateral Agent pursuant to the Security Documents and all rights and obligations of the Trustee and Collateral Agent hereunder are expressly subject to the Intercreditor Agreement and (ii) the exercise of any right or remedy by the Trustee hereunder is subject to the limitation and provisions of the Intercreditor Agreement. Without limiting any of the rights and protections (including indemnities) of the Trustee or Collateral Agent hereunder, in the event of any conflict or inconsistency between the terms of the Intercreditor Agreement and the terms of this Indenture, the terms of the Intercreditor Agreement shall govern.

Each Holder, by accepting a Note, agrees that the Liens on the Collateral are subject to the terms of the Intercreditor Agreement. The Holders, by accepting a Note, hereby agree that the Holders shall comply with the provisions of the Intercreditor Agreement applicable to them in their capacities as such to the same extent as if the Holders were parties thereto.

Section 12.03 Release of Collateral. (i) The Liens on the Collateral will be released with respect to the Notes and the Subsidiary Guarantees, as applicable:

(i) upon a Legal Defeasance or Covenant Defeasance of the Notes in accordance with Article 8 hereof;

(ii) upon payment in full and discharge of all Notes outstanding under this Indenture and all other Secured Obligations that are outstanding under this Indenture and the other Note Documents at the time the Notes and such Secured Obligations are paid in full and discharged;

(iii) in part, as to any property constituting Collateral (A) that is sold, transferred or otherwise disposed of by the Company or any of the Guarantors (other than to the Company or another Guarantor) in a transaction permitted by Section 4.37 hereof and by the Security Documents (to the extent of the interest sold or disposed of), (B) that are assets of, or Equity Interests in, any Subsidiary that ceases to be a Guarantor in accordance with the terms of this Indenture and Intercreditor Agreement or (C) becoming an Excluded Asset or that otherwise no longer constitutes Collateral; provided that if required to effect a transaction resulting in any release under clause (A), (B) or (C) such release may occur contemporaneously with or prior to such transaction if the Company delivers an Officers’ Certificate to the Trustee setting forth in reasonable detail such requirement;

(iv) otherwise in accordance with, and as expressly provided for under, this Indenture or the Security Documents;

(v) in whole as to all Collateral that is owned by a Guarantor that is released from its Subsidiary Guarantee in accordance with this Indenture; or

(vi) in whole or in part, with the consent of Holders of the requisite percentage of Notes in accordance with the provisions of Section 9.02 hereof.

(b) Upon release of the Collateral, the Trustee and the Collateral Agent shall promptly, and are hereby authorized to, take such actions as reasonably requested by the Company or the Guarantors in order to reconvey to the Company or the Guarantors, as the case may be, AS IS, WHERE IS, without recourse or warranty of any kind or nature, the released Collateral or release the Lien of the relevant Security Document from the released Collateral and, if necessary, the Collateral Agent shall cooperate with the Company to, and is hereby authorized to, at the Company’s expense, authorize the filing by the Company of such documents or instruments (that are prepared by the Company and provided to the Collateral Agent) as shall be necessary to provide for the reconveyance of the Collateral to the Company or relevant Guarantor or release by the Collateral Agent of the released Collateral; provided that prior to any such release, the Company shall deliver an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent to such release have been complied with.

(c) Any reconveyance or release of Collateral permitted by this Section 12.03 shall be deemed not to impair the remaining Liens under this Indenture and the Security Documents in contravention thereof.

Section 12.04 Collateral Agent; Intercreditor Agreement. The Company, the Guarantors and each Holder of Notes, by their acceptance of any Notes and the Note Guarantees, hereby appoints Wilmington Trust, National Association, as Collateral Agent, and Wilmington Trust, National Association accepts such appointment. The provisions of this Section 12.04 are solely for the benefit of the Collateral Agent and none of the Company, any of the other Guarantors nor any of the Holders shall have any rights as a third party beneficiary of any of the provisions contained herein. Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Security Documents, the Collateral Agent shall have only those duties or responsibilities expressly provided hereunder or thereunder and the Collateral Agent shall not have nor be deemed to have any fiduciary relationship with the Trustee, the Company, any Guarantor or any Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Security Documents or otherwise exist against the Collateral Agent. The Trustee hereby acknowledges the appointment of the Collateral Agent and the Trustee and each Holder agree that the Collateral Agent shall, subject to the rights under this Indenture, have the rights, duties and responsibilities of the Collateral Agent as set forth in the Security Documents. The Collateral Agent is hereby authorized and directed to enter into the Intercreditor Agreement on the Issue Date and, upon the Company’s request, any other Intercreditor Agreement after the Issue Date at the direction of the Majority Holders.

The Collateral Agent is hereby authorized to execute and deliver the Security Documents and each applicable Intercreditor Agreement or joinder thereto. Notwithstanding the foregoing, the Collateral Agent shall not be obligated to take any such action without the direction of the Holders of at least a majority in aggregate principal amount of the Notes (subject to Section 2.09) and may, at the expense of the Company, request the direction of the Holders of a majority in aggregate principal amount of the outstanding Notes (subject to Section 2.09) with respect to any such actions and, upon receipt of the written consent of the Holders of a majority in aggregate principal amount of the outstanding Notes (subject to Section 2.09) along with security and indemnity satisfactory to the Collateral Agent, shall take such actions; provided that all actions so taken shall, at all times, be in conformity with the requirements of the Intercreditor Agreement then extant, if entered into; provided, further, that upon execution of an Intercreditor Agreement, the Collateral Agent shall act at the direction of those directing parties entitled to so direct the Collateral Agent thereunder and the Collateral Agent shall be protected in the same manner contemplated by this Section.

Reference is made to the Intercreditor Agreement dated as of May 15, 2018, between TPG Specialty Lending, Inc., as Original Priority Lien Agent (as defined therein), and Wilmington Trust, National Association, as Original Second Lien Agent (as defined therein) and acknowledged and agreed by Northern Oil and Gas, Inc. and certain of its subsidiaries (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Issue Date Intercreditor Agreement”). Each holder of Second Lien Indenture Notes (as defined in the Issue Date Intercreditor Agreement), by its acceptance of such Second Lien Indenture Notes (i) consents to the subordination of Liens provided for in the Issue Date Intercreditor Agreement, (ii) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Issue Date Intercreditor Agreement, (iii) authorizes and instructs the Original Second Lien Agent (as defined therein) on behalf of each Second Lien Secured Party (as defined therein) to enter into the Issue Date Intercreditor Agreement as Original Second Lien Agent on behalf of such Second Lien Secured Parties and (iv) acknowledges (or is deemed to acknowledge) that a copy of the Issue Date Intercreditor Agreement was delivered, or made available, to such Person. The foregoing provisions are intended as an inducement to the lenders under the Priority Lien Documents (as defined in the Issue Date Intercreditor Agreement) to extend credit to the Company, and such lenders are intended third-party beneficiaries of such provisions and the provisions of the Issue Date Intercreditor Agreement.

Neither the Trustee nor the Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents shall be responsible or liable (i) for the legality, enforceability, effectiveness or sufficiency of the Security Documents, (ii) for the creation, perfection, priority, sufficiency, maintenance, renewal or protection of any second priority Lien, (iii) for any defect or deficiency as to any such matters, (iv) for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the second priority Liens or Security Documents or any delay in doing so, (v) for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title, for insuring the Collateral or for the payment of Taxes or Liens upon the Collateral or otherwise as to the maintenance of the Collateral or (vi) filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Collateral.

The rights, privileges, protections, immunities and benefits given to the Trustee under this Indenture, including, without limitation, its right to be indemnified and compensated and all other rights, privileges, protections, immunities and benefits set forth in Sections 7.01, 7.02, 7.03 and 7.07, are extended to the Collateral Agent, and its agents, receivers and attorneys, and shall be enforceable by, the Collateral Agent, as if fully set forth in this Section 12.04 with respect to the Collateral Agent, except that the Collateral Agent shall only be liable for (and shall be indemnified and held harmless to the extent such Losses do not constitute) its gross negligence or willful misconduct. In acting under any Security Document, the Collateral Agent shall enjoy the rights, privileges, protections, immunities and benefits that are extended to the Collateral Agent hereunder.

Beyond the exercise of reasonable care in the custody of Collateral in its possession, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Collateral.

The Collateral Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords property held by it as a collateral agent or any similar arrangement, and the Collateral Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

The Collateral Agent shall not be required to acquire title to an asset for any reason and shall not be required to carry out any fiduciary or trust obligation for the benefit of another. The Collateral Agent is not a fiduciary and shall not be deemed to have assumed any fiduciary obligation. If the Collateral Agent in its sole discretion believes that any obligation to take or omit to take any action may cause the Collateral Agent to be considered an “owner or operator” under any environmental laws or otherwise cause the Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Collateral Agent will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

The Collateral Agent may resign or be replaced in accordance with the procedures set forth in Section 7.08 hereof, except that references to the Trustee in such section shall be deemed to be references to the Collateral Agent. If the Collateral Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Collateral Agent.

At all times when the Trustee is not itself the Collateral Agent, the Company shall deliver to the Trustee copies of all Security Documents delivered to the Collateral Agent and copies of all documents delivered to the Collateral Agent pursuant to the Security Documents.

Upon the receipt by the Collateral Agent of a written request of the Company signed by any Officer (a “Security Document Order”), the Collateral Agent is hereby authorized to execute and enter into, without the further consent of any Holder or the Trustee, any Security Document to be executed after the Issue Date. Such Security Document Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 12.04, (ii) instruct the Collateral Agent to execute and enter into such Security Document and (iii) certify that all conditions precedent to the execution and delivery of the Security Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Security Documents.

The Collateral Agent shall be authorized to appoint co-collateral agents as necessary in its sole discretion. In the event the Trustee and the Collateral Agent shall at any time not be the same Person, the Collateral Agent shall take such actions under the Security Documents as are requested by the Trustee and as are not inconsistent with or contrary to the provisions of any Security Document.

Section 12.05 Compliance with Trust Indenture Act. The Company shall comply with the provisions of TIA § 314; provided that, with respect to TIA § 314(b): with respect to clause (2) thereof, the Company shall furnish to the Trustee and the Collateral Agent on or within one (1) month of June 15 of each year, commencing June 15, 2019, an Opinion of Counsel either (A) stating that, in the opinion of such counsel, such action has been taken with respect to the recording, filing, re-recording and refiling of Liens under the Security Documents on Article 9 Collateral as is necessary to maintain the perfection of such Liens, and reciting the details of such action or (B) stating that, in the Opinion of such Counsel, no such action is necessary to maintain the perfection of such Liens. For purposes of the foregoing, the term “Article 9 Collateral” shall mean Collateral with respect to which a Lien thereon may be perfected by the filing of a UCC-1 financing statement pursuant to the Uniform Commercial Code as adopted in any applicable jurisdiction.

To the extent applicable, the Company shall cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities subject to the Lien of the Security Documents, to be complied with. Any certificate or opinion required by TIA § 314(d) may be made by an Officer of the Company except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected by the Company or reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Company shall not be required to comply with all or any portion of TIA § 314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA § 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including applicable “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to one or a series of released Collateral. The Company shall be required to deliver an Opinion of Counsel to the Trustee, reasonably satisfactory to the Trustee to support such conclusion.

[Signatures on following pages]

SIGNATURES

NORTHERN OIL AND GAS, INC.

By:	/s/ Brandon Elliott
Name:	Brandon Elliott
Title:	Interim President

Signature Page to Indenture

TRUSTEE:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Sarah Vilhauer
Name:	Sarah Vilhauer
Title:	Banking Officer

COLLATERAL AGENT:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Sarah Vilhauer
Name:	Sarah Vilhauer
Title:	Banking Officer

Signature Page to Indenture

APPENDIX

PROVISIONS RELATING TO THE NOTES

1 Definitions

1.1 Definitions.

For the purposes of this Appendix the following terms shall have the meanings indicated below:

“Depository” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“Exchange Agreement” means the Exchange Agreement, dated as of January 31, 2018, by and among the Company and the Participating Noteholders, as amended from time to time.

“Initial Notes” means the $344,279,000 aggregate principal amount of 8.50% Senior Secured Second Lien Notes due 2023 issued pursuant to this Indenture on the Issue Date.

“Notes” has the meaning stated in the recitals of this Indenture and more particularly means any Notes authenticated and delivered under this Indenture. The Initial Notes and any PIK Notes subsequently issued shall be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any PIK Notes.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository), or any successor Person thereto and shall initially be the Trustee.

“Participating Noteholders” means holders of the Company’s 8.000% Senior Notes due 2020 immediately before giving effect to the issuance of the Notes that are party to the Exchange Agreement.

“Transfer Restricted Securities” means Notes that bear or are required to bear the legend set forth in Section 2.3(b)(i) hereof.

1.2 Other Definitions.

Term	Defined in Section:
“Agent Members”	2.1	(b)
“Global Note”	2.1	(a)
“Regulation S”	2.1	(a)
“Regulation S Notes”	2.1	(a)
“Resale Restriction Termination Date”	2.3	(b)
“Restricted Global Note”	2.1	(a)
“Rule 144A”	2.1	(a)
“Rule 144A Notes”	2.1	(a)
“Unrestricted Global Note”	2.1	(a)

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2.1 The Notes.

(a) Form and Dating. The Initial Notes are intended to be represented by unrestricted Notes that do not bear the legend set forth in Section 2.3(b)(i) of Exhibit 1 hereto, which shall be issued initially in the form of one or more permanent global Notes in fully registered form without interest coupons with the global Notes legend set forth in Exhibit 1 hereto (each, an “Unrestricted Global Note”), which shall be deposited on behalf of the Participating Holders represented thereby with the Trustee, as Notes Custodian for the Depository (or with such other custodian as the Depository may direct), and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and authenticated by the Trustee as hereinafter provided. If so determined by the Company, Notes may be issued from time to time as Transfer Restricted Securities in reliance on Rule 144A (“Rule 144A Notes”) under the Securities Act (“Rule 144A”) or in reliance on Regulation S (“Regulation S Notes”) under the Securities Act (“Regulation S”). Such Transfer Restricted Securities shall be issued initially in the form of one or more permanent global Notes in fully registered form without interest coupons with the global Notes legend and Restricted Notes Legend set forth in Exhibit 1 hereto (each, a “Restricted Global Note”), which shall be deposited on behalf of the purchasers of the Initial Notes represented thereby with the Trustee, as Notes Custodian for the Depository (or with such other custodian as the Depository may direct), and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Beneficial interests in any Unrestricted Global Note or Restricted Global Note may be held through Euroclear or Clearstream, as indirect participants in the Depository. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee as hereinafter provided. Initial Notes issued in global form (including any increases as the result of a PIK Payment), Unrestricted Global Notes and Restricted Global Notes are sometimes referred to in this Appendix as “Global Notes.”

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depository.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b), authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depository for such Global Note or Global Notes or the nominee of such Depository and (b) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as Notes Custodian for the Depository. If such Global Notes are Restricted Global Notes, then separate Global Notes shall be issued to represent Rule 144A Notes and Regulation S Notes so long as required by law or the Depository.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee as the Notes Custodian of the Depository or under such Global Note, and the Company, the Guarantors, the Trustee and any agent of the Company, the Guarantors or the Trustee shall be entitled to treat the Depository as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the

APP - 2

Guarantors, the Trustee or any agent of the Company, the Guarantors or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(c) Certificated Notes. Except as provided in Section 2.3 or 2.4, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of certificated Notes. Certificated Notes shall not be exchangeable for beneficial interests in Global Notes, except with the consent of the Company.

2.2 Authentication. The Trustee shall authenticate and deliver: (a) on the Issue Date, an aggregate principal amount of $344,279,000 8.50% Senior Secured Second Lien Notes due 2023 and (b) at any time and from time to time thereafter, (i) PIK Notes that may be validly issued under this Indenture and (ii) increase the principal amount of any Global Note as a result of a PIK Note Payment, in each case upon a written order of the Company. Such order (x) shall specify (i) the aggregate principal amount of the Notes to be authenticated, the date on which such Notes are to be authenticated and to whom such Notes shall be registered and delivered; (ii) whether such Notes constitute Initial Notes and (iii) whether or not such Notes constitute PIK Notes.

2.3 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Note. The Registrar shall, in accordance with such instructions instruct the Depository to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

(ii) Notwithstanding any other provisions of this Appendix, a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(iii) In the event that a Restricted Global Note is exchanged for Notes in certificated form pursuant to Section 2.4 of this Appendix, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Initial Notes intended to ensure that such transfers comply with Rule 144A or Regulation S, as the case may be) and such other procedures as may from time to time be adopted by the Company.

APP - 3

(b) Legend.

(i) Except as permitted by the following paragraph (ii) each Note certificate evidencing the Restricted Global Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form:

THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER SUCH NOTES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF ANY NOTE EVIDENCED HEREBY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING SUCH NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT, PRIOR TO THE DATE WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OF SUCH NOTE) OR THE LAST DAY ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WERE THE OWNERS OF SUCH NOTE (OR ANY PREDECESSOR OF SUCH NOTE) (THE “RESALE RESTRICTION TERMINATION DATE”), OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM SUCH NOTE IS TRANSFERRED PRIOR TO THE RESALE RESTRICTION TERMINATION DATE A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND, SUBJECT TO THE COMPANY’S AND THE REGISTRAR’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (i) THAT IS (A) PURSUANT TO CLAUSE (2)(D) PRIOR TO THE END OF THE FORTY DAY DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (B) PURSUANT TO CLAUSE (2)(F) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (ii) IN EACH OF THE FOREGOING CASES IN CLAUSES (i)(A) OR (B), TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS NOTE IS COMPLETED AND

APP - 4

DELIVERED BY THE TRANSFEROR TO THE REGISTRAR. THIS LEGEND WILL BE REMOVED AS TO ANY NOTE EVIDENCED HEREBY UPON DELIVERY TO THE REGISTRAR AND TRUSTEE BY THE COMPANY OR THE HOLDER THEREOF OF A WRITTEN REQUEST FOR THE REMOVAL HEREOF, IN ANY CASE AT ANY TIME AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

(ii) The Company, acting in its discretion, may remove the legend set forth in paragraph (i) above from any Transfer Restricted Security at any time in compliance with the applicable securities laws. Without limiting the generality of the preceding sentence, the Company may effect such removal by issuing and delivering, in exchange for such Transfer Restricted Security, a Note without such legend, registered to the same Holder and in an equal principal amount, and upon receipt by the Trustee of a written order of the Company, accompanied by an Officers’ Certificate, given at least three (3) Business Days in advance of the proposed date of exchange specified therein (which shall be no earlier than the Resale Restriction Termination Date), the Trustee shall authenticate and deliver such Note as directed in such order.

(c) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for certificated Notes, redeemed, purchased or canceled, such Global Note shall be returned to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, purchased or canceled, or if any certificated Note is exchanged for such a beneficial interest, the principal amount of Notes represented by such Global Note shall be reduced or increased, as appropriate, and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction or increase, as the case may be.

(d) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate certificated Notes, PIK Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer Tax payable in connection therewith (other than any such transfer Tax payable upon any exchange or transfer pursuant to Sections 3.06, 4.25, 4.37(b) and 9.05 of this Indenture).

(iii) The Registrar shall not be required to register the transfer of or exchange of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of fifteen (15) days before a selection of Notes to be redeemed.

APP - 5

(iv) Prior to the due presentation for registration of transfer of any Note, the Company, the Guarantors, the Trustee, the Paying Agent or the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, interest, premium, if any, on, such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Guarantors, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(v) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange. Accordingly, for purposes of clause (g) of Section 4.27 of this Indenture, “the Notes issued on the Issue Date” shall be deemed to refer to and include any Notes issued in exchange for, or upon registration of transfer of, or in lieu of, any such Notes (or any predecessor Notes thereof) pursuant to Section 2.3 or 2.4 hereof or Section 2.06, 2.07, 2.10, 3.06, 4.25, 4.37(b), or 9.05 of this Indenture.

(e) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of optional redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under Applicable Law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4 Certificated Notes.

(a) A Global Note deposited with the Depository or with the Trustee as custodian for the Depository pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of certificated Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 and (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for such Global Note or if at any time such Depository ceases to be a “clearing agency” registered under the Exchange Act and in either event a successor depositary is not appointed by the Company within ninety (90) days, (ii) the Company, at its option, notifies the Trustee in writing that it elects

APP - 6

to cause the issuance of the certificated Notes, or (iii) an Event of Default has occurred and is continuing and DTC notifies the Trustee of its decision to exchange the Global Notes. Except as provided in the preceding sentence, and notwithstanding any contrary indication in Section 2.3(b), beneficial interests in a Global Note may be exchanged for certificated Notes only with the consent of the Company, including if an affiliate (as defined in Rule 144) of the Company acquires such interests.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section shall be surrendered by the Depository or the Notes Custodian to the Trustee located at its Corporate Trust Office of the Trustee to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of certificated Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section shall be executed, authenticated and delivered only in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof, and registered in such names as the Depository shall direct. Any certificated Note delivered in exchange for an interest in a Restricted Global Note shall, except as otherwise provided by Section 2.3(b), bear the Restricted Notes Legend.

(c) Subject to the provisions of Section 2.4(b), the Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of any of the circumstances specified in Section 2.4(a), the Company shall promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form without interest coupons.

APP - 7

EXHIBIT 1 TO APPENDIX

[FORM OF FACE OF INITIAL NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING SUCH NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT, PRIOR TO THE DATE WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OF THIS NOTE) OR THE LAST DAY ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WERE THE OWNERS OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) (THE “RESALE RESTRICTION TERMINATION DATE”), OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT

Exhibit 1 to App - 1

(“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED PRIOR TO THE RESALE RESTRICTION TERMINATION DATE A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND, SUBJECT TO THE COMPANY’S AND THE REGISTRAR’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (i) THAT IS (A) PURSUANT TO CLAUSE (2)(D) PRIOR TO THE END OF THE FORTY DAY DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (B) PURSUANT TO CLAUSE (2)(F) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE, TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (ii) IN EACH OF THE FOREGOING CASES IN CLAUSES (i)(A) OR (B), TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE REGISTRAR. THIS LEGEND WILL BE REMOVED UPON DELIVERY TO THE REGISTRAR AND TRUSTEE BY THE COMPANY OR THE HOLDER THEREOF OF A WRITTEN REQUEST FOR THE REMOVAL HEREOF, IN ANY CASE AT ANY TIME AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

Original Issue Discount Legend

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED) FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. UPON WRITTEN REQUEST, THE COMPANY WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT NORTHERN OIL AND GAS, INC., 601 CARLSON PKWY, SUITE 990, MINNETONKA, MN 55305.

Exhibit 1 to App - 2

NORTHERN OIL AND GAS, INC.

Principal Amount $[    ]

No. [ ]	CUSIP No. 665531 AE9

ISIN No. US665531AE93

8.50% Senior Secured Second Lien Notes due 2023

Northern Oil and Gas, Inc., a Delaware corporation, promises to pay to [    ], or its registered assigns, the principal sum of [        ] Dollars on May 15, 2023 [or such greater or lesser amount as may be indicated on Schedule A hereto].1

Quarterly Interest Payment Dates: January 1, April 1, July 1 and October 1

Quarterly Record Dates: December 15, March 15, June 15 and September 15

Additional provisions of this Note are set forth on the other side of this Note.

NORTHERN OIL AND GAS, INC.

By:
Name:
Title:

[1]	If this is a Global Note, add this provision.

Exhibit 1 to App - 3

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee, certifies that this is one of the

Notes referred to in the Indenture.

By:

              Authorized Signatory

Dated:

Exhibit 1 to App - 4

[FORM OF REVERSE SIDE OF INITIAL NOTE]

8.50% Senior Secured Second Lien Notes due 2023

Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Northern Oil and Gas, Inc., a Delaware corporation (the “Company”), promises to pay Cash Interest on the principal amount of this Note at 8.50% per annum from May 15, 2018 until maturity (the “Cash Interest Rate”); provided, however, beginning on July 1, 2018, the Company shall pay additional interest in kind at 1.00% per annum (the “PIK Interest Rate”) (in addition to the Cash Interest Rate) on the then outstanding principal amount of this Note (a “PIK Note Payment”) by increasing the principal amount of this Note or by issuing additional Notes in a principal amount equal to such interest (“PIK Interest”) on the applicable Interest Payment Date. Notwithstanding the foregoing, if the Company delivers a PIK Interest Suspension Certificate to the Trustee on or before the Compliance Certificate Due Date for the most recently ended Measurement Fiscal Quarter, the PIK Interest shall not accrue from the Interest Payment Date following the delivery of such PIK Interest Suspension Certificate through the Interest Payment Date following the Compliance Certificate Due Date for the immediately succeeding Measurement Fiscal Quarter; provided, however, if a PIK Interest Suspension Certificate is not delivered by such Compliance Certificate Due Date, PIK Interest shall immediately and automatically begin accruing on the then outstanding principal amount of this Note on the next succeeding Interest Payment Date and shall continue to accrue until the next Interest Payment Date following the date on which a PIK Interest Suspension Certificate is delivered in compliance with Section 2.13 of the Indenture. The Company will pay interest quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing July 1, 2018 (each an “Interest Payment Date”), and at Stated Maturity, the Company will pay interest from the most recent date to which interest has been paid to the Stated Maturity date. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue solely as a result of such delayed payment. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Notes, in which case interest shall accrue from the date of authentication. The Company shall pay in cash (i) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 3% higher than the then applicable interest rate on the Notes to the extent lawful and (ii) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate that is 3% higher than the then applicable interest rate on the Notes to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve (12) 30-day months.

Exhibit 1 to App - 5

PIK Note Payments shall be effected (i) with respect to Notes in certificated form, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest to be paid on the principal amount of Notes held by each Holder on the relevant record date, after giving effect to any interest to be paid in Cash Interest (rounded up to the nearest $1.00) or (ii) with respect to Global Notes, by increasing the principal amount of the outstanding Global Note by an amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest $1.00), and the Trustee will, at the written order of the Company signed by an Officer, authenticate and deliver such PIK Notes on the Interest Payment Date in certificated form for original issuance to the Holders of record on the relevant record date or cause such increase in principal amount with respect to Global Notes. Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Note Payment, the Notes will bear interest on such increased principal amount from and after the date of such PIK Note Payment. Any PIK Notes issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date.

2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the December 15, March 15, June 15 or September 15 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Holders must surrender Notes to the Paying Agent to collect payments of principal and premium, if any, together with accrued and unpaid interest due at maturity. The Notes will be payable as to principal, Cash Interest, PIK Interest, if any, premium, if any, at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of Cash Interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds to an account in the United States of America will be required with respect to any amounts due on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company to be provided to the Paying Agent or the Paying Agent. Notwithstanding the foregoing, if this Note is a Global Note, payment may be made pursuant to the Applicable Procedures of the Depository as permitted in the Indenture. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, except in the case of any PIK Interest.

3. Paying Agent, Collateral Agent and Registrar. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent, Collateral Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Company issued the Notes under an Indenture, dated as of May 15, 2018 (“Indenture”), between the Company, the Trustee and the Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77a-77b). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The Notes are secured by second priority liens in the Collateral pursuant to the Security Documents.

Exhibit 1 to App - 6

5. Optional Redemption. The Company shall have the option to redeem the Notes pursuant to this paragraph 5 in whole or in part at any time, at the following redemption prices (and, following any acceleration of the Notes pursuant to Section 6.02 of the Indenture (including, without limitation, any such automatic acceleration in connection with a voluntary or involuntary insolvency proceeding under any Bankruptcy Law), the Notes shall be accelerated at a price and any Asset Sale Offer pursuant to Section 3.09 of the Indenture shall be at the following redemption prices) (in each case, expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed to, but excluding the applicable redemption date or acceleration date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date or acceleration date) (i) from and after the Issue Date until May 15, 2021, 104.000%; (ii) on and after May 15, 2021 until May 15, 2022, 102.000%; and (iii) on and after May 15, 2022, 100.000% (the amount equal to the percentage in excess of 100% of the principal amount in the foregoing clauses (i) and (ii), the “Applicable Premium”); provided, that, any redemption of Notes (or acceleration of Notes) prior to May 15, 2020 shall also be accompanied by the Make Whole Premium (in addition to the Applicable Premium).

6. Notice of Redemption. Notice of redemption will be mailed at least thirty (30) days but not more than sixty (60) days (except as otherwise provided in the Indenture if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or Discharge) before the redemption date to each Holder whose Notes are to be redeemed at its registered address. If mailed in the manner provided for in Section 3.03 of the Indenture, the notice of optional redemption shall be conclusively presumed to have been given whether or not a Holder receives such notice. Notes in denominations larger than $1.00 may be redeemed in part but only in whole multiples of $1.00 in excess thereof, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest cease to accrue on the Notes or portions thereof called for redemption. The notice of redemption with respect to a redemption described in paragraph 5 above need not set forth the Make Whole Premium but only the manner of calculation thereof.

7. Mandatory Redemption. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders.

8. Repurchase at Option of Holder.

(a) Within thirty (30) days following the occurrence of a Change of Control, the Company shall make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00 in excess thereof of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest thereon to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Change of Control Settlement Date. Within thirty (30) days following a Change of Control, the Company shall mail a notice of the Change of Control Offer to each Holder and the Trustee describing the transaction that constitutes the Change of Control and setting forth the procedures governing the Change of Control Offer as required by Section 4.25 of the Indenture.

Exhibit 1 to App - 7

(b) If the Company or any Guarantor Transfers Oil and Gas Properties (or any Equity Interests in any Guarantor owning such Oil and Gas Properties) or Liquidates any Swap Agreement (in each case, other than Transfers permitted under Section 4.37(a)(i), Section 4.37(a)(iii), Section 4.37(a)(v), Section 4.37(a)(vi) or Section 4.37(a)(viii)), then the Company shall, subject to the prepayment provisions in the First Lien Credit Agreement, within ten (10) Business Days after such Transfer or Liquidation, make an Asset Sale Offer to all Holders of Notes to purchase the maximum principal amount of Notes that may be purchased from such Net Cash Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount of such Net Cash Proceeds in excess of $20,000,000 plus accrued and unpaid interest thereon to the Settlement Date plus the Make Whole Premium, subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Settlement Date, and will be payable in cash. Notwithstanding the foregoing, the company may, as long as no Default or Event of Default exists, within ten (10) Business Days after such Transfer or Liquidation, notify the Trustee and the Holders that it intends to reinvest such Net Cash Proceeds; provided that if no Default or Event of Default exists and the Company notifies the Trustee and the Holders that it plans to reinvest such Net Cash Proceeds in the acquisition or development of Oil and Gas Properties constituting Proved Reserves, then it shall do so within ninety (90) days after the date of such Transfer or Liquidation (provided that the execution of a binding AFE during such period shall be deemed to be a reinvestment so long as the amounts owed under such AFE are funded within 180 days after the date such AFE is executed); provided further, that (A) if the Company fails to make such reinvestment in such period, it shall make an Asset Sale Offer in amount equal to 100% of such Net Cash Proceeds within ten (10) Business Days after the expiration of such 90-day period (or, as applicable, after the expiration of the 180-day period following the execution of a binding AFE) and (B) in no event shall the aggregate amount of Net Cash Proceeds permitted to be reinvested exceed $50,000,000 during the term of this Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Net Cash Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $1.00, or integral multiples of $1.00 in excess thereof, shall be purchased). Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

9. Guarantees. The payment by the Company of the principal of and interest, premium, if any, on, the Notes is fully and unconditionally guaranteed on a joint and several senior unsecured basis by each of the Guarantors to the extent set forth in the Indenture.

10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any Taxes due on transfer or exchange. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of fifteen (15) days before a selection of Notes to be redeemed.

Exhibit 1 to App - 8

11. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

12. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the then outstanding Notes, and any existing Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (subject to Section 2.09). Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented (1) to cure any ambiguity, defect or inconsistency, (2) to provide for uncertificated Notes in addition to or in place of certificated Notes, (3) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder in any material respect, (4) to secure the Notes or the Subsidiary Guarantee pursuant to Section 4.15 of the Indenture or otherwise, (5) to add any additional Guarantor with respect to the Notes or to evidence the release of any Guarantor from its Subsidiary Guarantee in accordance with Article 10 of the Indenture, (6) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, (7) to evidence or provide for the acceptance of appointment under the Indenture of a successor Trustee, (8) to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Security documents or any discharge or release of any Collateral that is permitted by the Indenture or any of the Note Documents; (9) to implement any amendment contemplated by Section 4.24(a)(iii), Section 4.29(b)(iii)(3) or Section 4.47 of the Indenture, or (10) with respect to the Security Documents, as provided in the Intercreditor Agreement.

13. Defaults and Remedies. Events of Default include: (i) default for failure to pay any principal of any Note when due and payable, whether at the due date thereof or at a date fixed for redemption or repurchase thereof, by acceleration or otherwise; (ii) failure to pay any interest on any Note or any fee or any other amount payable under any Note Document, when and as the same shall become due and payable and such failure shall continue unremedied for a period of twenty (20) Business Days; (iii) material breaches of representations or warranties in the Exchange Agreement or any Note Document or any waiver thereof or certificate delivered pursuant thereto (provided that to the extent that any representation and warranty is qualified by materiality, material adverse effect or a similar qualification, such representation and warranty shall be true in all respects); (iv) failure to observe or perform any covenant, condition or agreement contained in any of the Sections 4.03(h), 4.03(l), 4.04, 4.05, 4.13, 4.14, 4.15, 4.18, 4.19, 4.21, 4.24, 4.25 or 4.26 of the Indenture or in any of Sections 4.27 through 4.48 of the Indenture and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Trustee to the Company or from the Holders of at least 25% of the aggregate principal amount of the Notes to the Company and the Trustee or (ii) an Officer of the Company or such Subsidiary otherwise becoming aware of such default; provided, however, the rate at which Cash Interest on the Notes accrues shall increase to the Default Rate effective immediately upon such failure without giving effect to such thirty (30)-day grace period; (v) failure to observe or perform any covenant, condition or agreement contained in the Indenture (other than those specified in (i), (ii) or (iv)) or any other Note Document and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (a) notice thereof from the Trustee to the Company or from the holders of at least 25% of the aggregate principal amount of the Notes to the Company and the Trustee (b) an Officer of the Company or such Subsidiary otherwise becoming aware of such default; (vi) failure

Exhibit 1 to App - 9

to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace or cure periods); (vii) any event or condition occurs that results in (a) any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Company or any Subsidiary to make an offer in respect thereof or (b) an “Event of Default” under the First Lien Credit Agreement or any equivalent under any Credit Facility shall have occurred; provided that an “Event of Default” or equivalent resulting from a breach of the First Lien Financial Covenants or Section 9.01(a) of the First Lien Credit Agreement (or any replacement financial covenants under any Credit Facility) to the extent then in effect under the First Lien Credit Agreement or the Credit Facility shall not constitute an Event of Default under this (vii)(b) until (A) the loans or other obligations under the First Lien Credit Agreement or Credit Facility have been accelerated, (B) the First Lien Agent has commenced exercising remedies or (C) such “Event of Default” or equivalent has not been cured or waived under the terms of the First Lien Credit Agreement or Credit Facility, as applicable, within thirty (30) days after notice of the occurrence of such “Event of Default” or equivalent has been delivered by the Company to the lenders under the First Lien Credit Agreement or Credit Facility (or was required to be delivered under the terms of the First Lien Credit Agreement or Credit Facility as in effect at such time); (viii) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any of the Company’s Subsidiaries; (ix) (a) one or more judgments for the payment of money in an aggregate amount in excess of $2,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding under any Bankruptcy Law) or (b) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in either such case, shall have been rendered against a Note Party and the same shall remain undischarged for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of a Note Party to enforce any such judgment; (x) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and (xi) the Note Documents cease to be in full force and effect or are repudiated or cease to create a valid and perfected lien in favor of the Collateral Agent. If any Event of Default occurs and is continuing, the Trustee, by written notice to the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes, by written notice to the Company with a copy to the Trustee, may declare all the Notes to be due and payable immediately. Notwithstanding the preceding, in the case of an Event of Default arising from such events of bankruptcy, insolvency or reorganization described in Section 6.01(h) or 6.01(i) of the Indenture, all outstanding Notes will become due and payable immediately without further action or notice, together with all accrued and unpaid interest and premium (including the Applicable Premium and Make Whole Premium), if any, thereon. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, interest, premium, if any) if it in good faith determines that withholding notice is in their interests. The Holders of a majority in principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all the Notes rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of

Exhibit 1 to App - 10

Default (except with respect to nonpayment of principal, interest, premium, if any, that have become due solely because of the acceleration) have been cured or waived. The Holders of a majority in principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of, or interest, premium (including the Applicable Premium and Make Whole Premium), if any, on, the Notes. The Company is required to deliver to the Trustee annually an Officers’ Certificate regarding compliance with the Indenture, and, so long as any Notes are outstanding, the Company is required upon any Officer of the Company becoming aware of any Default or Event of Default, to deliver to the Trustee a statement describing such Default or Event of Default, its status and what action the Company is taking or proposes to take in respect thereof.

14. Defeasance and Discharge. The Notes are subject to defeasance and discharge upon the terms and conditions specified in the Indenture.

15. No Recourse Against Others. No director, officer, partner, employee, incorporator, manager or shareholder or other owner of Equity Interests of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantee or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

16. Authentication. This Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.

17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers and corresponding ISIN numbers to be printed on the Notes and the Trustee may use CUSIP and corresponding ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19. Governing Law. THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Exhibit 1 to App - 11

20. Successors. In the event a successor assumes all the obligations of the Company under the Notes and the Indenture, pursuant to the terms thereof, the Company will be released from all such obligations.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Northern Oil and Gas, Inc.

601 Carlson Pkwy, Suite 990

Minnetonka, MN 55305

Attention: Secretary

Exhibit 1 to App - 12

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your signature:
Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[Include the following only if the Restricted Notes Legend is included hereon]

[In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to one year after the later of the date of original issuance of such Notes (or the date of any subsequent reopening of the Notes) and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company (or, in the case of Regulation S Notes, prior to the expiration of the Distribution Compliance Period), the undersigned confirms that such Notes are being transferred in accordance with their terms:

CHECK ONE BOX BELOW

(1) ☐ to the Company or any Subsidiary thereof; or

(2) ☐ pursuant to an effective registration statement under the Securities Act of 1933 the (“Securities Act”); or

(3) ☐ to a person who the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) that is purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act; or

(4) ☐ pursuant to offers and sales to non-U.S. persons that occur outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act; or

(5) ☐ pursuant to Rule 144 under the Securities Act; or

Exhibit 1 to App - 13

(6) ☐ pursuant to another exemption from registration under the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (4) or (6) is checked, the Trustee shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Signature

Exhibit 1 to App - 14

TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company and any Guarantors as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

Notice: To be executed by an executive officer

Exhibit 1 to App - 15

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.25 or Section 4.37(b) of the Indenture, check the box below:

☐ Section 4.25            ☐ Section 4.37(b)

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.25 or Section 4.37(b) of the Indenture, state the amount (in minimum denomination of $1.00 or integral multiples of $1.00 in excess thereof) you elect to have purchased: $

Dated:

(Sign exactly as your name appears on the other side of this Note)

Soc. Sec. or Tax Identification No.:

Signature Guarantee:
(signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit 1 to App - 16

[TO BE ATTACHED TO GLOBAL NOTE]

SCHEDULE A

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signatory of authorized officer of Trustee or Notes Custodian

Exhibit 1 to App - 17

ANNEX A

NORTHERN OIL AND GAS, INC.

AND

THE GUARANTORS NAMED HEREIN

8.50% SENIOR SECURED SECOND LIEN NOTES DUE 2023

FORM OF SUPPLEMENTAL INDENTURE

Dated as of [            ],

[            ],

As Trustee and Collateral Agent

This SUPPLEMENTAL INDENTURE, dated as of [                ], (this “Supplemental Indenture”) is among Northern Oil and Gas, Inc., a Delaware corporation (the “Company”), [                ] (the “Guaranteeing Subsidiary”), which is a subsidiary of the Company, each of the existing Guarantors (as defined in the Indenture referred to below) and Wilmington Trust, National Association, a national banking association, as Trustee and Collateral Agent.

RECITALS

WHEREAS, the Company, the Trustee and the Collateral Agent entered into an Indenture, dated as of May 15, 2018 (as heretofore amended, supplemented or otherwise modified, the “Indenture”), pursuant to which the Company has issued $344,279,000 in principal amount of 8.50% Senior Secured Second Lien Notes due 2023 (together with any PIK Notes in respect thereof, the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee and Collateral Agent a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall become a Guarantor (as defined in the Indenture);

WHEREAS, Section 9.01(f) of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture in order to add any additional Guarantor with respect to the Notes, without the consent of the Holders of the Notes; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Articles of Incorporation and the Bylaws (or comparable constituent documents) of the Company, of the Guarantors, of the Trustee and of the Collateral Agent necessary to make this Supplemental Indenture a valid instrument legally binding on the Company, the Guarantors and the Trustee, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Guaranteeing Subsidiary, the other Guarantors, the Trustee and Collateral Agent covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

Section 1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

Section 2. Relation to Indenture. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 3. Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective immediately upon its execution and delivery by the Company, the Guaranteeing Subsidiary, the other Guarantors, the Trustee and Collateral Agent.

Section 4. Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees, by its execution of this Supplemental Indenture, to be bound by the provisions of the Indenture applicable to Guarantors to the extent provided for in Article 10 thereof.

Section 5. Ratification of Obligations. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 6. The Trustee. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee or Collateral Agent by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee or Collateral Agent subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee and Collateral Agent with respect hereto.

Section 7. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute the effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

NORTHERN OIL AND GAS, INC.

By:
Name:
Title:

GUARANTEEING SUBSIDIARY:

[ ]

By:
Name:
Title:

TRUSTEE:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

COLLATERAL AGENT:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

A-4